UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
To

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Guided Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	3845	58-2029543
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)
5835 Peachtree Corners East, Suite B
Norcross, Georgia 30092
(770) 242-8723
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mr. Gene S. Cartwright, Ph.D.
President and Chief Executive Officer
324 S. Hyde Park Avenue, Ste. 350
Tampa, Florida 33606
Phone: (813) 864-2559
Fax: (813) 258-6912
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert F. Charron, Esq.
Sarah E. Williams, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas
New York, New York 10105
Phone: (212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of common stock (2)	8,983,013	$0.35	$3,144,054.55	$408.10
Shares of common stock underlying Series D Preferred Stock (3)	2,289,000	$0.35	$801,150.00	$103.99
Shares of common stock underlying convertible promissory note (4)	4,666,667	$0.35	$1,633,333.45	$212.01
Shares of common stock underlying warrants (5)	12,213,603	$0.20(10)	$2,442,720.60	$317.07
Shares of common stock underlying warrants (6)	2,647,705	$0.25(10)	$661,926.25	$85.92
Shares of common stock underlying warrants (7)	250,000	$0.50	$125,000.00	$16.23
Shares of common stock underlying warrants (8)	2,647,705	$0.75(10)	$1,985,778.75	$257.75
Shares of common stock underlying Series E Preferred Stock (9)	6,542,000	$0.32	$2,093,440.00	$271.73
Total	40,239,693	—	$12,887,403.60	$1,672.80(11)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock offered hereby also include such presently indeterminate number of shares of the registrant’s common stock as a result of stock splits, stock dividends or similar transactions.
(2)
Represents (i) 1,526,000 shares of common stock issued in the private placement to accredited investors in December 2019 (the “Series D Preferred Offering”) and (ii) 7,457,013 shares of common stock issued pursuant to certain exchange agreements between the Registrants and certain of its creditors in December 2019 (the “Exchange Agreements”).
(3)
Represents 2,289,000 shares of common stock issuable upon conversion of Series D Preferred Stock sold in the Series D Offering.
(4)
Represents 4,666,667 shares of common stock issuable upon conversion of a convertible promissory note issued to Auctus Fund LLC in December 2019 (the “Auctus Note”).
(5)
Represents (i) 4,713,603 shares of common stock issuable upon exercise of certain warrants issued pursuant to certain exchange agreements between the Registrants and certain of its creditors in December 2019 and (ii) 7,500,000 shares of common stock issuable upon exercise of the warrants issued in connection with the Auctus Note, both at a strike price of $0.20.
(6)
Represents (i) 1,526,000 shares of common stock issuable upon exercise of certain warrants in the Series D Offering and (ii) 1,121,705 shares of common stock issuable upon exercise of the warrants issued pursuant to the Exchange Agreements, both at a strike price of $0.25.
(7)
Represents 250,000 shares of common stock issuable upon exercise of the warrants issued pursuant to the Exchange Agreements, at a strike price of $0.50.
(8)
Represents (i) 1,526,000 shares of common stock issuable upon exercise of certain warrants in the Series D Offering and (ii) 1,121,705 shares of common stock issuable upon exercise of the warrants issued pursuant to the Exchange Agreements, both at a strike price of $0.75.
(9)
Represents 6,542,000 shares of common stock issuable upon conversion of Series E Preferred Stock.
(10)
Proposed maximum offering price per share is based on the exercise price of the warrants in accordance with Rule 457(g).
(11)
Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”) acting pursuant to said Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective.

Subject to Completion, dated October 7, 2020
Preliminary Prospectus

40,239,693 Shares of Common Stock

This prospectus relates to the resale of up to an aggregate of 40,239,693 shares of common stock, par value $0.001 per share, of Guided Therapeutics, Inc. held by selling stockholders, consisting of the following: (i) 1,526,000 shares of common stock, 2,289,000 shares of common stock issuable upon conversion of Series D Preferred Stock, 1,526,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25, 1,526,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75 in the Series D Preferred Offering during December 2019, (ii) 7,457,013 shares of common stock issued, 4,713,603 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20, 1,121,705 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.25, 1,121,705 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.75 and 250,000 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.50 pursuant to the Exchange Agreements, (iii) 4,666,667 shares of common stock issuable upon conversion and 7,500,000 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.20 in connection with the Auctus Note and (iv) 6,542,000 shares of common stock issuable upon conversion of Series E Preferred Stock.

This registration does not mean that the selling stockholders named herein will actually offer or sell any of these shares. Information regarding the selling stockholders and the time and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus. We have agreed to pay all the costs and expenses of this registration. We will not receive any proceeds from the resale of the above shares of our common stock by the selling shareholders. However, we may receive proceeds from the exercise of the warrants exercised other than pursuant to any applicable cashless exercise provisions of the warrants. We are not offering any securities pursuant to this prospectus. Our common stock is listed for quotation on the OTC pink sheet marketplace operated by OTC Markets Group, Inc., under the ticker symbol “GTHP.” On October 2, 2020, the closing price of our common stock was $0.27.

Following the effectiveness of the registration statement of which this prospectus forms a part, the sale and distribution of securities offered hereby may be effected in one or more transactions that may take place on the OTC pink sheet marketplace, including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders. The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Investing in our common stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered before making a decision to purchase our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2020.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

This prospectus includes estimates, statistics and other industry data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “we,” “us,” or “our” or similar terminology refers to Guide Therapeutics, Inc., a Delaware corporation and its consolidated subsidiary.

Overview

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the sales and marketing of our LuViva® Advanced Cervical Scan non-invasive cervical cancer detection device. The underlying technology of LuViva primarily relates to the use of biophotonics for the non-invasive detection of cancers. LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the reflected and fluorescent light.

LuViva provides a less invasive and painless alternative to conventional tests for cervical cancer screening and detection. Additionally, LuViva improves patient well-being not only because it eliminates pain, but also because it is convenient to use and provides rapid results at the point of care. We focus on two primary applications for LuViva: first, as a cancer screening tool in the developing world, where infrastructure to support traditional cancer-screening methods is limited or non-existent, and second, as a triage following traditional screening in the developed world, where a high number of false positive results cause a high rate of unnecessary and ultimately costly follow-up tests.

Screening for cervical cancer represents one of the most significant demands on the practice of diagnostic medicine. As cervical cancer is linked to a sexually transmitted disease—the human papillomavirus (HPV)—every woman essentially becomes “at risk” for cervical cancer simply after becoming sexually active. In the developing world, there are approximately 2.0 billion women aged 15 and older who are potentially eligible for screening with LuViva. Guidelines for screening intervals vary across the world, but U.S. guidelines call for screening every three years. Traditionally, the Pap smear screening test, or Pap test, is the primary cervical cancer screening methodology in the developed world. However, in developing countries, cancer screening using Pap tests is expensive and requires infrastructure and skill not currently existing, and not likely to be developed in the near future, in these countries.

We believe LuViva is the answer to the developing world’s cervical cancer screening needs. Screening for cervical cancer in the developing world often requires working directly with foreign governments or non-governmental agencies (NGOs). By partnering with governments or NGOs, we can provide immediate access to cervical cancer detection to large segments of a nation’s population as part of national or regional governmental healthcare programs, eliminating the need to develop expensive and resource-intensive infrastructures.

In the developed world, we believe LuViva offers a more accurate and ultimately cost-effective triage medical device, to be used once a traditional Pap test or HPV test indicates the possibility of cervical cancer. Due to the high number of false positive results from Pap tests, traditional follow-on tests entail increased medical treatment costs. We believe these costs can be minimized by utilizing LuViva as a triage to determine whether and to what degree follow-on tests are warranted.

We believe our non-invasive cervical cancer detection technology can be applied to the early detection of other cancers as well. In 2013, we announced a license agreement with Konica Minolta, Inc. allowing us to manufacture and develop a non-invasive esophageal cancer detection product from Konica Minolta based on our biophotonic technology platform. Early market analyses of our biophotonic technology indicated that skin cancer detection was also promising, but currently we are focused primarily on the large-scale commercialization of LuViva.

Our Potential Market

The Developing World

According to the most recent data published by the World Health Organization (WHO), cervical cancer is the fourth most frequent cancer in women worldwide, with an estimated 570,000 new cases in 2018, an increase of 40,000 cases from 2012. For women living in less developed regions, however, cervical cancer is the second most common cancer, and 9 out of 10 women who die from cervical cancer reside in low- and middle-income countries. In 2018, GLOBOCAN, the international cancer tracking agency, estimated that approximately 311,000 women died from cervical cancer, with 85% of these deaths occurring in low- and middle-income countries.

As noted by the WHO, in developed countries, programs are in place that enable women to get screened, making most pre-cancerous lesions identifiable at stages when they can easily be treated. Early treatment prevents up to 80% of cervical cancers in these countries. In developing countries, however, limited access to effective screening means that the disease is often not identified until it is further advanced and symptoms develop. In addition, prospects for treatment of such late-stage disease may be poor, resulting in a higher rate of death from cervical cancer in these countries.

We believe that the greatest need and market opportunity for LuViva lies in screening for cervical cancer in developing countries where the infrastructure for traditional screening may be limited or non-existent.

We are actively working with distributors in the following countries to implement government-sponsored screening programs: Turkey, Indonesia, and Nigeria. The number of screening candidates in those countries is approximately 131 million and Indonesia and Nigeria represent 2 of the 10 most populous countries in the world.

The Developed World

The Pap test, which involves a sample of cervical tissue being placed on a slide and observed in a laboratory, is currently the most common form of cervical cancer screening. Since the introduction of screening and diagnostic methods, the number of cervical cancer deaths in the developed world has declined dramatically, due mainly to the increased use of the Pap test. However, the Pap test has a wide variation in sensitivity, which is the ability to detect the disease, and specificity, which is the ability to exclude false positives. A study by Duke University for the U.S. Agency for Health Care Policy and Research published in 1999 showed Pap test performance ranging from a 22%-95% sensitivity and 78%-10% specificity, although new technologies improving the sensitivity and specificity of the Pap test have recently been introduced and are finding acceptance in the marketplace. Currently, about 50 million Pap tests are given annually in the United States, and combined with a pelvic exam as the standard of care, has an average price of approximately $380 per exam.

After a Pap test returns a positive result for cervical cancer, accepted protocol calls for a visual examination of the cervix using a colposcope, usually followed by a biopsy, or tissue sampling, at one or more locations on the cervix. This method looks for visual changes attributable to cancer. There are about two million colposcope examinations annually in the United States and Europe. According to industry reports by MD Save and Costhelper Health, leading online medical service providers, the average cost of a colposcopy examination with biopsy in the United States is currently $943.

Given this landscape, we believe that there is a material need and market opportunity for LuViva as a triage device in the developed world where LuViva represents a more cost-effective method of verifying a positive Pap test than the alternatives.

The LuViva Advanced Cervical Scan

LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the light reflected from the cervix. The information presented by the light would be used to indicate the likelihood of cervical cancer or precancers. Our product, in addition to detecting the structural changes attributed to cervical cancer, is also designed to detect the biochemical changes that precede the development of visual lesions. In this way, cervical cancer may be detected earlier in its development, which should increase the chances of effective treatment. In addition to the device itself, operation of LuViva requires employment of our single-use, disposable calibration and alignment cervical guide.

To date, thousands of women in multiple international clinical settings have been tested with LuViva. As a result, more than 25 papers and presentations have been published regarding LuViva in a clinical setting, including at the International Federation of Gynecology and Obstetrics Congress in London in 2015 and at the Indonesian National Obstetrics and Gynecology (POGI) Meeting in Solo in 2016.

Internationally, we contract with country-specific or regional distributors. We believe that the international market will be significantly larger than the U.S. market due to the international demand for cervical cancer screening. We have executed formal distribution agreements covering 54 countries and still have active contracts in place for countries that cover roughly half of the world’s population, including China and Southeast Asia (including Indonesia), Eastern Europe and Russia as well as the Middle East (including Turkey). In 2020, we intend to focus on other large markets such as those in the European Union, India and certain Latin American countries, such as Mexico.

We have previously obtained regulatory approval to sell LuViva in Europe under our Edition 3 CE Mark. Additionally, LuViva has also obtained marketing approval from Health Canada, COFEPRIS in Mexico, Ministry of Health in Kenya and the Singapore Health Sciences Authority. In addition, in 2018, we were approved for sales and marketing in India. We currently are seeking regulatory approval to market LuViva in the United States but have not yet received approval from the U.S. Food and Drug Administration (FDA). As of December 31, 2019, we have sold 140 LuViva devices and approximately 76,780 single-use-disposable cervical guides to international distributors.

We believe our non-invasive cervical cancer detection technology can be applied to the early detection of other cancers as well. Since 2008, we have been working with Konica Minolta to explore the feasibility of adapting our microporation and biophotonic cancer detection technology to other areas of medicine and to determine potential markets for these products in anticipation of a development agreement. In February 2013, we replaced our existing agreements with Konica Minolta with a new agreement, pursuant to which, subject to the payment of a nominal license fee due upon FDA approval, Konica Minolta has granted us a five-year, world-wide, non-transferable and non-exclusive right and license to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on our biophotonic technology platform. The license permits us to use certain related intellectual property of Konica Minolta. In return for the license, we have agreed to pay Konica Minolta a royalty for each licensed product we sell. We continue to seek new collaborative partners to further develop our biophotonic technology.

Manufacturing, Sales Marketing and Distribution

We manufacture LuViva at our Norcross, Georgia facility. Most of the components of LuViva are custom made for us by third-party manufacturers. We adhere to ISO 13485:2003 quality standards in our manufacturing processes. Our single-use cervical guides are manufactured by a vendor that specializes in injection molding of plastic medical products. On January 22, 2017, we entered into a license agreement with Shandong Yaohua Medical Instrument Corporation (“SMI”) pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey). On December 18, 2018, we entered into a co-development agreement with Newmars Technologies, Inc. (“NTI”), whereby NTI will perform final assembly of the LuViva device for its contracted distribution countries in Eastern Europe and Russia at its ISO 13485 facility in Hungary. This additional carve out has been agreed to by SMI.

We rely on distributors to sell our products. Distributors can be country exclusive or cover multiple countries in a region. We manage these distributors, provide them marketing materials and train them to demonstrate and operate LuViva. We seek distributors that have experience in gynecology and in introducing new technology into their assigned territories. Currently, we rely on SMI in distributing our products in the People's Republic of China, Macau, Hong Kong and Taiwan; we rely on NTI in distributing our products in Eastern Europe and Russia.

We have only limited experience in the production planning, quality system management, facility development, and production scaling that will be needed to bring production to increased sustained commercial levels. We will likely need to develop additional expertise in order to successfully manufacture, market, and distribute any future products.

Corporate History

 We were originally incorporated under the name “SpectRx, Inc.” in Delaware in 1992, and subsequently changed our name to Guided Therapeutics, Inc. on February 22, 2008. At the same time, we renamed our wholly owned subsidiary, InterScan, Inc. which originally had been incorporated as “Guided Therapeutics, Inc.”

Principal Offices

 Our principal executive and operations facility is located at 5835 Peachtree Corners East, Suite B, Norcross, Georgia 30092, and our telephone number is (770) 242-8723.

The Offering

Common Stock Outstanding:	13,096,066 shares as of the date of this prospectus.

Common Stock Offered by Selling Stockholders:	40,239,693 shares

Use of Proceeds:
We will not receive any proceeds from the sale of the common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $5 million. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our board of directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised.

Quotation of Common Stock:	Our common stock is currently listed for quotation on the OTC pink sheets under the symbol “GTHP.”

Risk Factors:
An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

RISK FACTORS

An investment in our common stock involves substantial risks, including the risks described below. You should carefully consider the risks described below before purchasing our common stock. The risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

Although we will be required to raise additional funds in 2020, there is no assurance that such funds can be raised on terms that we would find acceptable, on a timely basis, or at all.

Additional debt or equity financing will be required for us to continue as a going concern. We may seek to obtain additional funds for the financing of our cervical cancer detection business through additional debt or equity financings and/or new collaborative arrangements. Management believes that additional financing, if obtainable, will be sufficient to support planned operations only for a limited period. Management has implemented operating actions to reduce cash requirements. Any required additional funding may not be available on terms attractive to us, on a timely basis, or at all. If we cannot obtain additional funds or achieve profitability, we may not be able to continue as a going concern.

Because we must obtain additional funds through financing transactions or through new collaborative arrangements in order to grow the revenues of our cervical cancer detection product line, there exists substantial doubt about our ability to continue as a going concern. Therefore, it will be necessary to raise additional funds. There can be no assurance that we will be able to raise these additional funds. If we do not secure additional funding when needed, we will be unable to conduct all of our product development efforts as planned, which may cause us to alter our business plan in relation to the development of our products. Even if we obtain additional funding, we will need to achieve profitability thereafter.

Our independent registered public accountants’ report on our consolidated financial statements as of and for the year ended December 31, 2019, indicated that there was substantial doubt about our ability to continue as a going concern because we had suffered recurring losses from operations and had an accumulated deficit of $139.6 million at December 31, 2019 summarized as follows:

Accumulated deficit, from inception to 12/31/2017	$138.6 million
Preferred dividends	$ 0.1 million
Net Profit for the year ended 12/31/2018	$ (1.0) million
Accumulated deficit, from inception to 12/31/2018	$137.7 million
Net Loss for the year ended 12/31/2019	$ 1.9 million
Accumulated deficit, from inception to 12/31/2019	$139.6 million

As of June 30, 2020 we have an accumulated deficit of approximately $143.6 million.

Our management has implemented reductions in operating expenditures and reductions in some development activities. We have determined to make cervical cancer detection the focus of our business. We are managing the development of our other programs only when funds are made available to us via grants or contracts with government entities or strategic partners. However, there can be no assurance that we will be able to successfully implement or continue these plans.

If we cannot obtain additional funds when needed, we will not be able to implement our business plan.

We require substantial additional capital to develop our products, including completing product testing and clinical trials, obtaining all required regulatory approvals and clearances, beginning and scaling up manufacturing, and marketing our products. We have historically financed our operations though the public and private sale of debt and equity, funding from collaborative arrangements, and grants. Any failure to achieve adequate funding in a timely fashion would delay our development programs and could lead to abandonment of our business plan. To the extent we cannot obtain additional funding, our ability to continue to manufacture and sell our current products, or develop and introduce new products to market, will be limited. Further, financing our operations through the public or private sale of debt or equity may involve restrictive covenants or other provisions that could limit how we conduct our business or finance our operations. Financing our operations through collaborative arrangements generally means that the obligations of the collaborative partner to fund our expenditures are largely discretionary and depend on a number of factors, including our ability to meet specified milestones in the development and testing of the relevant product. We may not be able to obtain an acceptable collaboration partner, and even if we do, we may not be able to meet these milestones, or the collaborative partner may not continue to fund our expenditures.

We do not have a long operating history, especially in the cancer detection field, which makes it difficult to evaluate our business.

The Company has been in existence since 1992 and until 2008, as SpectRx, Inc., developed and commercialized products for the adult diabetes and infant jaundice markets. In 2008, we changed our name to Guided Therapeutics Inc. and started development of our line of cancer detection products, of which we began commercialization of cervical cancer detection technology (the “LuViva Advanced Cervical Scan”) in 2014. Because limited historical information is available on our revenue trends and manufacturing costs, it is difficult to evaluate our business. Our prospects must be considered in light of the substantial risks, expenses, uncertainties and difficulties encountered by entrants into the medical device industry, which is characterized by increasing intense competition and a high failure rate.

We have a history of losses, and we expect losses to continue.

We have never been profitable and we have had operating losses since our inception. We expect our operating losses to continue as we continue to expend substantial resources to complete commercialization of our products, obtain regulatory clearances or approvals; build our marketing, sales, manufacturing and finance capabilities, and conduct further research and development. The further development and commercialization of our products will require substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We have only generated limited revenues from product sales. Our accumulated deficit was approximately $139.6 million at December 31, 2019.

We file federal taxes that may be subject to audit and adjustments from time to time.

Although we have been experiencing recurring losses, we are obligated to file tax returns for compliance with IRS regulations and that of applicable state jurisdictions. We have filed our 2018 federal and state corporate tax returns. At December 31, 2019 and 2018, we have approximately $75.8 and $77.2 million of net operating losses, respectively. This net operating loss will be eligible to be carried forward for tax purposes at federal and applicable states level, but the use of such net operating losses may be subject to restrictions under applicable tax law. A full valuation allowance has been recorded related to the deferred tax assets generated from the net operating losses.

We are currently delinquent with some of our federal payroll and unemployment taxes and applicable state payroll and unemployment tax filings

In prior years, we have been delinquent in filing our payroll and unemployment taxes. We are currently working with both the IRS and the State of Georgia to establish a payment plan. We have been able to abate some of the penalties associated with the late filings. We will attempt to file future taxes on time and to make payments to federal state agencies on time, but we cannot guarantee that we will have adequate funds or the personnel necessary to make these payments and filings.

Our ability to sell our products is subject to government regulations, and we may not be able to obtain any necessary clearances or approvals.

The design, manufacturing, labeling, distribution and marketing of medical device products are subject to extensive and rigorous government regulation in most of the markets in which we sell, or plan to sell, our products, which can be expensive and uncertain and can cause lengthy delays before we can begin selling our products in those markets.

In foreign countries, including European countries, we are subject to government regulations, which could delay or prevent our ability to sell our products in those jurisdictions.

In order for us to market our products in Europe and some other international jurisdictions, we and our distributors and agents must obtain required regulatory registrations or approvals. We must also comply with extensive regulations regarding safety, efficacy and quality in those jurisdictions. We may not be able to obtain the required regulatory registrations or approvals, or we may be required to incur significant costs in obtaining or maintaining any regulatory registrations or approvals we receive. Delays in obtaining any registrations or approvals required for marketing our products, failure to receive these registrations or approvals, or future loss of previously obtained registrations or approvals would limit our ability to sell our products internationally. For example, international regulatory bodies have adopted various regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. These regulations vary from country to country. In order to sell our products in Europe, in 2018 we or our assigns must undergo an inspection and re-file for ISO 13485:2016 and the CE Mark, which is an international symbol of quality and compliance with applicable European medical device directives. Failure to maintain ISO 13485:2016 certification or CE mark certification or other international regulatory approvals would prevent us from selling in some countries in the European Union.

In the United States, we are subject to regulation by the U.S. FDA, which could prevent us from selling our products domestically.

In order for us to market our products in the United States, we must obtain clearance or approval from the U.S. Food and Drug Administration, or U.S. FDA. We cannot be sure that:

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we, or any collaborative partner, will make timely filings with the U.S. FDA;
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the U.S. FDA will act favorably or quickly on these submissions;
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we will not be required to submit additional information or perform additional clinical studies; or
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we will not face other significant difficulties and costs necessary to obtain U.S. FDA clearance or approval.

It can take several years from initial filing of a PMA application and require the submission of extensive supporting data and clinical information. The U.S. FDA may impose strict labeling or other requirements as a condition of its clearance or approval, any of which could limit our ability to market our products domestically. Further, if we wish to modify a product after U.S. FDA approval of a PMA application, including changes in indications or other modifications that could affect safety and efficacy, additional clearances or approvals will be required from the U.S. FDA. Any request by the U.S. FDA for additional data, or any requirement by the U.S. FDA that we conduct additional clinical studies, could result in a significant delay in bringing our products to market domestically and require substantial additional research and other expenditures. Similarly, any labeling or other conditions or restrictions imposed by the U.S. FDA could hinder our ability to effectively market our products domestically. Further, there may be new U.S. FDA policies or changes in U.S. FDA policies that could be adverse to us.

Even if we obtain clearance or approval to sell our products, we are subject to ongoing requirements and inspections that could lead to the restriction, suspension or revocation of our clearance.

We, as well as any potential collaborative partners, will be required to adhere to applicable regulations in the markets in which we operate and sell our products, regarding good manufacturing practice, which include testing, control, and documentation requirements. Ongoing compliance with good manufacturing practice and other applicable regulatory requirements will be strictly enforced applicable regulatory agencies. Failure to comply with these regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure to obtain premarket clearance or premarket approval for devices, withdrawal of approvals previously obtained, and criminal prosecution. The restriction, suspension or revocation of regulatory approvals or any other failure to comply with regulatory requirements would limit our ability to operate and could increase our costs.

We depend on a limited number of distributors and any reduction, delay or cancellation of an order from these distributors or the loss of any of these distributors could cause our revenue to decline.

For the fiscal years ended on December 31, 2018 and December 31, 2019, we cooperated with NTI, SMI, K2 Medical LLC, Item Medical Technologies Group, and Medtact PTE, Ltd., distributors that have accounted for substantially all of our limited revenues. As a result, the termination of a purchase order with any one of these distributors may result in the loss of substantially all of our revenues. We are constantly working to develop new relationships with existing or new distributors, but despite these efforts we may not be successful at generating new orders to maintain similar revenues as current purchase orders are filled. In addition, since a significant portion of our revenues is derived from a relatively few distributors, any financial difficulties experienced by any one of these distributors, or any delay i n receiving payments from any one of these distributors, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

To successfully market and sell our products internationally, we must address many issues with which we have limited experience.

All of our sales of LuViva to date have been to distributors outside of the United States. We expect that substantially all of our business will continue to come from sales in foreign markets, through increased penetration in countries where we currently sell LuViva, combined with expansion into new international markets. However, international sales are subject to a number of risks, including:

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difficulties in staffing and managing international operations;
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difficulties in penetrating markets in which our competitors’ products may be more established;
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reduced or no protection for intellectual property rights in some countries;
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export restrictions, trade regulations and foreign tax laws;
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fluctuating foreign currency exchange rates;
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foreign certification and regulatory clearance or approval requirements;
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difficulties in developing effective marketing campaigns for unfamiliar, foreign countries;
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customs clearance and shipping delays;
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political and economic instability; and
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preference for locally produced products.

If one or more of these risks were realized, it could require us to dedicate significant resources to remedy the situation, and even if we are able to find a solution, our revenues may still decline.

To market and sell LuViva internationally, we depend on distributors and they may not be successful.

We currently depend almost exclusively on third-party distributors to sell and service LuViva internationally and to train our international distributors, and if these distributors terminate their relationships with us or under-perform, we may be unable to maintain or increase our level of international revenue. We will also need to engage additional international distributors to grow our business and expand the territories in which we sell LuViva. Distributors may not commit the necessary resources to market, sell and service LuViva to the level of our expectations. If current or future distributors do not perform adequately, or if we are unable to engage distributors in particular geographic areas, our revenue from international operations will be adversely affected.

The coronavirus outbreak could adversely impact our business.

In December 2019, it was first reported that there had been an outbreak of a novel strain of coronavirus, SARS-CoV-2, in China. As the coronavirus continues to spread outside of China, including throughout the United States, we may experience disruptions that could severely impact our business and regulatory filings, including:

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impact to the financial markets;
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disruption in our ability to sell our product in foreign markets;
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disruption on our ability to source materials;
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disruption in our ability to manufacture our devices and disposables;
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delays or difficulties in completing our regulatory work;
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limitations on our employee resources ability to work, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people; and
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additional repercussions on our ability to operate our business.

The global outbreak of coronavirus continues to rapidly evolve. The extent to which the coronavirus impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus, the ultimate geographic spread of the coronavirus, the duration of the outbreak, travel restrictions imposed by countries we conduct our business, business closures or business disruption in the world, a reduction in time spent out of home and the actions taken throughout the world, including in our markets, to contain the coronavirus or treat its impact. The future impact of the outbreak is highly uncertain and cannot be predicted, and we cannot provide any assurance that the outbreak will not have a material adverse impact on our operations or future results or filings with regulatory health authorities. The extent of the impact to us, if any, will depend on future developments, including actions taken to contain the coronavirus.

Risks Related to Our Intellectual Property

Our success largely depends on our ability to maintain and protect the proprietary information on which we base our products.

Our success depends in large part upon our ability to maintain and protect the proprietary nature of our technology through the patent process, as well as our ability to license from other’s patents and patent applications necessary to develop our products. If any of our patents are successfully challenged, invalidated or circumvented, or our right or ability to manufacture our products was to be limited, our ability to continue to manufacture and market our products could be adversely affected. In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality and proprietary information agreements. The other parties to these agreements may breach these provisions, and we may not have adequate remedies for any breach. Additionally, our trade secrets could otherwise become known to or be independently developed by competitors.

As of December 31, 2019, we have been issued, or have rights to, 16 U.S. patents (including those under license). In addition, we have filed for, or have rights to, two U.S. patents (including those under license) that are still pending. We also have three granted patents that apply to our interstitial fluid analysis system as well as seven international patents that apply to our noninvasive technologies. There are additional international patents and pending applications. One or more of the patents we hold directly or license from third parties, including those for our cervical cancer detection products, may be successfully challenged, invalidated or circumvented, or we may otherwise be unable to rely on these patents. These risks are also present for the process we use or will use for manufacturing our products. In addition, our competitors, many of whom have substantial resources and have made substantial investments in competing technologies, may apply for and obtain patents that prevent, limit or interfere with our ability to make, use and sell our products, either in the United States or in international markets.

The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. In addition, the U.S. Patent and Trademark Office, or USPTO, may institute interference proceedings. The defense and prosecution of intellectual property suits, USPTO proceedings and related legal and administrative proceedings are both costly and time consuming. Moreover, we may need to litigate to enforce our patents, to protect our trade secrets or know-how, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings involving us may require us to incur substantial legal and other fees and expenses and may require some of our employees to devote all or a substantial portion of their time to the proceedings. An adverse determination in the proceedings could subject us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from selling our products in some or all markets. We may not be able to reach a satisfactory settlement of any dispute by licensing necessary patents or other intellectual property. Even if we reached a settlement, the settlement process may be expensive and time consuming, and the terms of the settlement may require us to pay substantial royalties. An adverse determination in a judicial or administrative proceeding or the failure to obtain a necessary license could prevent us from manufacturing and selling our products.

We may be unable to commercialize our products if we are unable to protect our proprietary rights, and we may be liable for significant costs and damages if we face a claim of intellectual property infringement by a third party.

Our near and long-term prospects depend in part on our ability to obtain and maintain patents, protect trade secrets and operate without infringing upon the proprietary rights of others. In the absence of patent and trade secret protection, competitors may adversely affect our business by independently developing and marketing substantially equivalent or superior products and technology, possibly at lower prices. We could also incur substantial costs in litigation and suffer diversion of attention of technical and management personnel if we are required to defend ourselves in intellectual property infringement suits brought by third parties, with or without merit, or if we are required to initiate litigation against others to protect or assert our intellectual property rights. Moreover, any such litigation may not be resolved in our favor.

Although we and our licensors have filed various patent applications covering the uses of our product candidates, patents may not be issued from the patent applications already filed or from applications that we might file in the future. Moreover, the patent position of companies in the pharmaceutical industry generally involves complex legal and factual questions and has been the subject of much litigation. Any patents we own or license, now or in the future, may be challenged, invalidated or circumvented. To date, no consistent policy has been developed in the U.S. Patent and Trademark Office (the “PTO”) regarding the breadth of claims allowed in biotechnology patents.

In addition, because patent applications in the U.S. are maintained in secrecy until patent applications publish or patents issue, and because publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we and our licensors are the first creators of inventions covered by any licensed patent applications or patents or that we or they are the first to file. The PTO may commence interference proceedings involving patents or patent applications, in which the question of first inventorship is contested. Accordingly, the patents owned or licensed to us may not be valid or may not afford us protection against competitors with similar technology, and the patent applications licensed to us may not result in the issuance of patents.

It is also possible that our owned and licensed technologies may infringe on patents or other rights owned by others, and licenses to which may not be available to us. We may be unable to obtain a license under such patent on terms favorable to us, if at all. We may have to alter our products or processes, pay licensing fees or cease activities altogether because of patent rights of third parties.

In addition to the products for which we have patents or have filed patent applications, we rely upon unpatented proprietary technology and may not be able to meaningfully protect our rights with regard to that unpatented proprietary technology. Furthermore, to the extent that consultants, key employees or other third parties apply technological information developed by them or by others to any of our proposed projects, disputes may arise as to the proprietary rights to this information, which may not be resolved in our favor.

We may be involved in lawsuits to protect or enforce our patents, which could be expensive and time consuming.

The pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and companies have employed intellectual property litigation to gain a competitive advantage. We may become subject to infringement claims or litigation arising out of patents and pending applications of our competitors, or additional interference proceedings declared by the PTO to determine the priority of inventions. The defense and prosecution of intellectual property suits, PTO proceedings, and related legal and administrative proceedings are costly and time-consuming to pursue, and their outcome is uncertain. Litigation may be necessary to enforce our issued patents, to protect our trade secrets and know-how, or to determine the enforceability, scope, and validity of the proprietary rights of others. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities, require us to obtain licenses from third parties, or restrict or prevent us from selling our products in certain markets. Although patent and intellectual property disputes might be settled through licensing or similar arrangements, the costs associated with such arrangements may be substantial and could include our paying large fixed payments and ongoing royalties. Furthermore, the necessary licenses may not be available on satisfactory terms or at all.

Competitors may infringe our patents, and we may file infringement claims to counter infringement or unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly.

Also, a third party may assert that our patents are invalid and/or unenforceable. There are no unresolved communications, allegations, complaints or threats of litigation related to the possibility that our patents are invalid or unenforceable. Any litigation or claims against us, whether or not merited, may result in substantial costs, place a significant strain on our financial resources, divert the attention of management and harm our reputation. An adverse decision in litigation could result in inadequate protection for our product candidates and/or reduce the value of any license agreements we have with third parties.

Interference proceedings brought before the PTO may be necessary to determine priority of invention with respect to our patents or patent applications. During an interference proceeding, it may be determined that we do not have priority of invention for one or more aspects in our patents or patent applications and could result in the invalidation in part or whole of a patent or could put a patent application at risk of not issuing. Even if successful, an interference proceeding may result in substantial costs and distraction to our management.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation or interference proceedings, there is a risk that some of our confidential information could be compromised by disclosure. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the price of our common stock could be adversely affected.

If we infringe the rights of third parties, we could be prevented from selling products, forced to pay damages, and defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and we may have to: obtain licenses, which may not be available on commercially reasonable terms, if at all; abandon an infringing product candidate; redesign our products or processes to avoid infringement; stop using the subject matter claimed in the patents held by others; pay damages; and/or defend litigation or administrative proceedings which may be costly whether we win or lose, and which could result in a substantial diversion of our financial and management resources.

Risks Related to Our Sales Strategy

We may not be able to generate sufficient sales revenues to sustain our growth and strategy plans.

Our cervical cancer diagnostic activities have been financed to date through a combination of government grants, strategic partners and direct investment. Growing revenues for this product are the main focus of our business. In order to effectively market the cervical cancer detection product, additional capital will be needed.

Additional product lines involve the modification of the cervical cancer detection technology for use in other cancers. These product lines are only in the earliest stages of research and development and are currently not projected to reach market for several years. Our goal is to receive enough funding from government grants and contracts, as well as payments from strategic partners, to fund development of these product lines without diverting funds or other necessary resources from the cervical cancer program.

Because our products, which use different technology or apply technology in different ways than other medical devices, are or will be new to the market, we may not be successful in launching our products and our operations and growth would be adversely affected.

Our products are based on new methods of cancer detection. If our products do not achieve significant market acceptance, our sales will be limited and our financial condition may suffer. Physicians and individuals may not recommend or use our products unless they determine that these products are an attractive alternative to current tests that have a long history of safe and effective use. To date, our products have been used by only a limited number of people, and few independent studies regarding our products have been published. The lack of independent studies limits the ability of doctors or consumers to compare our products to conventional products.

If we are unable to compete effectively in the highly competitive medical device industry, our future growth and operating results will suffer.

The medical device industry in general and the markets in which we expect to offer products in particular, are intensely competitive. Many of our competitors have substantially greater financial, research, technical, manufacturing, marketing and distribution resources than we do and have greater name recognition and lengthier operating histories in the health care industry. We may not be able to effectively compete against these and other competitors. A number of competitors are currently marketing traditional laboratory-based tests for cervical cancer screening and diagnosis. These tests are widely accepted in the health care industry and have a long history of accurate and effective use. Further, if our products are not available at competitive prices, health care administrators who are subject to increasing pressures to reduce costs may not elect to purchase them. Also, a number of companies have announced that they are developing, or have introduced, products that permit non-invasive and less invasive cancer detection. Accordingly, competition in this area is expected to increase.

Furthermore, our competitors may succeed in developing, either before or after the development and commercialization of our products, devices and technologies that permit more efficient, less expensive non-invasive and less invasive cancer detection. It is also possible that one or more pharmaceutical or other health care companies will develop therapeutic drugs, treatments or other products that will substantially reduce the prevalence of cancers or otherwise render our products obsolete.

We have limited manufacturing experience, which could limit our growth.

We do not have manufacturing experience that would enable us to make products in the volumes that would be necessary for us to achieve significant commercial sales, and we rely upon our suppliers. In addition, we may not be able to establish and maintain reliable, efficient, full scale manufacturing at commercially reasonable costs in a timely fashion. Difficulties we encounter in manufacturing scale-up, or our failure to implement and maintain our manufacturing facilities in accordance with good manufacturing practice regulations, international quality standards or other regulatory requirements, could result in a delay or termination of production. In the past, we have had substantial difficulties in establishing and maintaining manufacturing for our products and those difficulties impacted our ability to increase sales. Companies often encounter difficulties in scaling up production, including problems involving production yield, quality control and assurance, and shortages of qualified personnel.

Since we rely on sole source suppliers for several of the components used in our products, any failure of those suppliers to perform would hurt our operations.

Several of the components used in our products or planned products, are available from only one supplier, and substitutes for these components could not be obtained easily or would require substantial modifications to our products. Any significant problem experienced by one of our sole source suppliers may result in a delay or interruption in the supply of components to us until that supplier cures the problem or an alternative source of the component is located and qualified. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations. For our products that require premarket approval, the inclusion of substitute components could require us to qualify the new supplier with the appropriate government regulatory authorities. Alternatively, for our products that qualify for premarket notification, the substitute components must meet our product specifications.

Because we operate in an industry with significant product liability risk, and we have not specifically insured against this risk, we may be subject to substantial claims against our products.

The development, manufacture and sale of medical products entail significant risks of product liability claims. We currently have no product liability insurance coverage beyond that provided by our general liability insurance. Accordingly, we may not be adequately protected from any liabilities, including any adverse judgments or settlements, we might incur in connection with the development, clinical testing, manufacture and sale of our products. A successful product liability claim, or series of claims brought against us that result in an adverse judgment against or settlement by us in excess of any insurance coverage could seriously harm our financial condition or reputation. In addition, product liability insurance is expensive and may not be available to us on acceptable terms, if at all.

The availability of third party reimbursement for our products is uncertain, which may limit consumer use and the market for our products.

In the United States and elsewhere, sales of medical products are dependent, in part, on the ability of consumers of these products to obtain reimbursement for all or a portion of their cost from third-party payors, such as government and private insurance plans. Any inability of patients, hospitals, physicians and other users of our products to obtain sufficient reimbursement from third-party payors for our products, or adverse changes in relevant governmental policies or the policies of private third-party payors regarding reimbursement for these products, could limit our ability to sell our products on a competitive basis. We are unable to predict what changes will be made in the reimbursement methods used by third-party health care payors. Moreover, third-party payors are increasingly challenging the prices charged for medical products and services, and some health care providers are gradually adopting a managed care system in which the providers contract to provide comprehensive health care services for a fixed cost per person. Patients, hospitals and physicians may not be able to justify the use of our products by the attendant cost savings and clinical benefits that we believe will be derived from the use of our products, and therefore may not be able to obtain third-party reimbursement.

Reimbursement and health care payment systems in international markets vary significantly by country and include both government-sponsored health care and private insurance. We may not be able to obtain approvals for reimbursement from these international third-party payors in a timely manner, if at all. Any failure to receive international reimbursement approvals could have an adverse effect on market acceptance of our products in the international markets in which approvals are sought.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business.

Our outstanding indebtedness, which is considered ordinary course payables and accrued payroll liabilities, was $4.2 million at December 31, 2019.

The terms of our indebtedness could have negative consequences to us, such as:

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we may be unable to obtain additional financing to fund working capital, operating losses, capital expenditures or acquisitions on terms acceptable to us, or at all;
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the amount of our interest expense may increase if we are unable to make payments when due;
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our assets might be subject to foreclosure if we default on our secured debt (see “—We have outstanding debt that is collateralized by a general security interest in all of our assets, including our intellectual property. If we were to fail to repay the debt when due, the holders would have the right to foreclose on these assets.”);
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our vendors or employees may, and some have, instituted proceedings to collect on amounts owed them;
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we have to use a substantial portion of our cash flows from operations to repay our indebtedness, including ordinary course accounts payable and accrued payroll liabilities, which reduces the amount of money we have for future operations, working capital, inventory, expansion, or general corporate or other business activities; and
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we may be unable to refinance our indebtedness on terms acceptable to us, or at all.

Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic, regulatory and other factors. We will be unable to control many of these factors, such as economic conditions. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt and meet any other obligations. If we do not have enough money to service our debt, we may be required, but unable, to refinance all or part of our existing debt, sell assets, borrow money or raise equity on terms acceptable to us, if at all.

We have outstanding debt that is collateralized by a general security interest in all of our assets, including our intellectual property. If we were to fail to repay the debt when due, the holders would have the right to foreclose on these assets.

At April 7, 2020, we had notes outstanding that are collateralized by a security interest in our current and future inventory and accounts receivable. We also had a note outstanding that is collateralized by a security interest in all of our assets, including our intellectual property. When the debt is repaid, the holders’ security interests on our assets will be extinguished. However, if an event of default occurs under the notes prior to their repayment, the holders may exercise their rights to foreclose on these secured assets for the payment of these obligations. Under “cross-default” provisions in each of the notes, an event of default under one note is automatically an event of default under the other notes. Any such default and resulting foreclosure would have a material adverse effect on our business, financial condition and results of operations.

We are subject to restrictive covenants under the terms of our outstanding secured debt. If we were to default under the terms of these covenants, the holders would have the right to foreclose on the assets that secure the debt.

The instruments governing our outstanding secured debt contain restrictive covenants. For example, our senior secured convertible note prohibits us from incurring additional indebtedness for borrowed money, repurchasing any outstanding shares of our common stock, or paying any dividends on our capital stock, in each case without the note holder's prior written consent, If we were to breach any of these covenants, the holder could declare an event of default on the note, and exercise its rights to foreclose on the assets securing the note.

Our success depends on our ability to attract and retain scientific, technical, managerial and finance personnel.

Our ability to operate successfully and manage our future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, as well as our ability to attract and retain additional highly qualified personnel in these fields. We may not be able to attract and retain key employees when necessary, which would limit our operations and growth. In addition, if we are able to successfully develop and commercialize our products, we will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers.

Certain provisions of our certificate of incorporation that authorize the issuance of additional shares of preferred stock may make it more difficult for a third party to effect a change in control.

Our certificate of incorporation authorizes our board of directors to issue up to 5 million shares of preferred stock. Our undesignated shares of preferred stock may be issued in one or more series, the terms of which may be determined by the board without further stockholder action. These terms may include, among other terms, voting rights, including the right to vote as a series on particular matters, preferences as to liquidation and dividends, repurchase rights, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of our common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell assets to a third party. The ability of our board to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

Risks Related to Our Common Stock

The reverse stock split may decrease the liquidity of the shares of our common stock.

On March 29, 2019, a 1:800 reverse stock split of all of our issued and outstanding common stock was implemented. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that were outstanding immediately following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may have increased the number of stockholders who own odd lots of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

The number of shares of our common stock issuable upon the conversion of our outstanding convertible debt and preferred stock or exercise of outstanding warrants and options is substantial.

As of the date of this prospectus, our outstanding convertible debt was convertible into an aggregate of 108,900,837 shares of our common stock, and the outstanding shares of our Series C, Series C1, Series C2, Series D and Series E preferred stock were convertible into an aggregate of 18,098,770 shares of common stock. Also, as of that date we had warrants outstanding that were exercisable for an aggregate of 66,615,856 shares, contractual obligations to issue 2,132 shares, and outstanding options to purchase 50 shares. The shares of common stock issuable upon conversion or exercise of these securities would have constituted approximately 88.6% of the total number of shares of common stock then issued and outstanding. For more information regarding our warrants, please refer to Footnote 11 – CONVERTIBLE DEBT IN DEFAULT of our audited financial statements for fiscal year ended December 31, 2019.

Further, under the terms of our convertible debt and preferred stock, as well as certain of our outstanding warrants, the conversion price or exercise price, as the case may be, could be adjusted downward, causing substantial dilution. See “—Adjustments to the conversion price for our convertible debt and preferred stock, and the exercise price for certain of our warrants, will dilute the ownership interests of our existing stockholders.”

Adjustments to the conversion price of our convertible debt and preferred stock, and the exercise price for certain of our warrants, will dilute the ownership interests of our existing stockholders.

Under the terms of a portion of our convertible debt, the conversion price fluctuates with the market price of our common stock. Additionally, under the terms of our Series C preferred stock, any dividends we choose to pay in shares of our common stock will be calculated based on the then-current market price of our common stock. Accordingly, if the market price of our common stock decreases, the number of shares of our common stock issuable upon conversion of the convertible debt or upon payment of dividends on our outstanding Series C preferred stock will increase, and may result in the issuance of a significant number of additional shares of our common stock.

Under the terms of our preferred stock and certain of our convertible notes and outstanding warrants, the conversion price or exercise price will be lowered if we issue common stock at a per share price below the then-conversion price or then-exercise price for those securities. Reductions in the conversion price or exercise price would result in the issuance of a significant number of additional shares of our common stock upon conversion or exercise, which would result in dilution in the value of the shares of our outstanding common stock and the voting power represented thereby.

Our stock is thinly traded, so you may be unable to sell at or near ask prices or at all.

The shares of our common stock are quoted in the OTC pink sheet marketplace and thinly traded, meaning that the number of persons interested in purchasing our common shares at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including:

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we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume; and
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stock analysts, stock brokers and institutional investors may be risk-averse and be reluctant to follow a company such as ours that faces substantial doubt about its ability to continue as a going concern or to purchase or recommend the purchase of our shares until such time as we became more viable.

As a consequence, our stock price may not reflect an actual or perceived value. Also, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer that has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broader or more active public trading market for our common shares may not develop or if developed, may not be sustained. Due to these conditions, you may not be able to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

Trading in our common stock is subject to special sales practices and may be difficult to sell.

Our common stock is subject to the SEC’s “penny stock” rule, which imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established distributors or accredited investors. Penny stocks are generally defined to be an equity security that has a market price of less than $5.00 per share. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of our stockholders to sell their securities in any market that might develop.

Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

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control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
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manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
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“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
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excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and
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the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

Our need to raise additional capital in the near future or to use our equity securities for payments could have a dilutive effect on your investment.

In order to continue operations, we will need to raise additional capital. We may attempt to raise capital through the public or private sale of our common stock or securities convertible into or exercisable for our common stock. In addition, from time to time we have issued our common stock or warrants in lieu of cash payments. If we sell additional shares of our common stock or other equity securities or issue such securities in respect of other claims or indebtedness, such sales or issuances will further dilute the percentage of our equity that you own. Depending upon the price per share of securities that we sell or issue in the future, if any, your interest in us could be further diluted by any adjustments to the number of shares and the applicable exercise price required pursuant to the terms of the agreements under which we previously issued convertible securities.

An active trading market for our common stock may not develop or be sustained.

An investment in our company will likely require a long-term commitment, with no certainty of return. Although our common stock is listed for quotation on the OTC marketplace, trading has been very limited, and we cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

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investors may have difficulty buying and selling or obtaining market quotations;
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market visibility for shares of our common stock may be limited; and
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a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock.

The OTC market is a relatively unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than NASDAQ or the NYSE American (formerly known as the American Stock Exchange). This illiquid trading market for our common stock may make it difficult for you to dispose of your common stock at desirable prices or at all.

 The lack of an active market impairs your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

Even if a market for our common stock develops, the market price of our common stock may be significantly volatile, which could result in substantial losses for purchasers.

The market price for our common stock may be significantly volatile and subject to wide fluctuations in response to factors including the following:

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actual or anticipated fluctuations in our quarterly or annual operating results;
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changes in financial or operational estimates or projections;
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conditions in markets generally;
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changes in the economic performance or market valuations of companies similar to ours; and
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general economic or political conditions in the United States or elsewhere.

In some cases, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

Our management collectively own a substantial majority of our common stock and voting power.

 Collectively, our officers and directors own or exercise voting and investment control of approximately 58.30% of our common stock as of the date of this prospectus. As a result, investors may be prevented from affecting matters involving our company, including:

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the composition of our Board of Directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;
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any determinations with respect to mergers or other business combinations;
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our acquisition or disposition of assets; and
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our corporate financing activities.

Furthermore, this concentration of voting power could have the effect of delaying, deterring or preventing a change of control or other business combination that might otherwise be beneficial to our stockholders. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in a company that is controlled by a small number of stockholders.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

We may issue a significant amount of shares of common stock upon conversion of outstanding preferred stock or convertible notes, or upon exercise of warrants. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through a public offering of our securities.

Our preferred stock ranks senior to our common stock in the event of a bankruptcy, liquidation or winding up of our assets.

As of the date of this prospectus, we have 1,635.50 shares of Series E preferred stock, 763 shares of Series D preferred stock, 1,049.25 shares of Series C1 preferred and 3,262.25 shares of Series C2 preferred stock outstanding. In the event of our bankruptcy, liquidation or winding up, our assets will be available to pay obligations on our preferred stock in preference to the holders of our common stock. There is therefore a risk that in such a case, our common stockholders may see no return on their investment if our assets can only satisfy our obligations to holders of our preferred stock

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

 We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

There may be limitations on the effectiveness of our internal controls, and a failure of our control systems to prevent error or fraud may materially harm our company.

Proper systems of internal controls over financial accounting and disclosure are critical to the operation of a public company. Given the size of our company and the limited number of fulltime employees that we have employed, there may be certain limitations on the effectiveness of our internal controls. Moreover, we do not expect that disclosure controls or internal control over financial reporting will prevent all errors and all fraud, if any. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

In addition, our certificate of incorporation, as amended, and bylaws, as amended, may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. In particular, our certificate of incorporation and bylaws, among other matters:

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permit our Board of Directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
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provide that all vacancies on our Board of Directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; and
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do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election;

The financial and operational projections that we may make from time to time are subject to inherent risks.

 The projections that our management may provide from time to time (including, but not limited to, those relating to potential peak sales amounts, product approval, production and supply dates, commercial launch dates, and other financial or operational matters) reflect numerous assumptions made by management, including assumptions with respect to our specific as well as general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. Accordingly, there is a risk that the assumptions made in preparing the projections, or the projections themselves, will prove inaccurate. There will be differences between actual and projected results, and actual results may be materially different from those contained in the projections. The inclusion of the projections in this prospectus should not be regarded as an indication that we or our management or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such.

We do not intend to pay dividends on our common stock.

We have never declared or paid any cash dividend on our common stock. We currently intend to retain any future earnings and do not expect to pay any dividends for the foreseeable future. Therefore, you should not invest in our common stock in the expectation that you will receive dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of “forward-looking statements”. Specifically, all statements other than statements of historical facts included in this prospectus regarding our financial position, business strategy and plans and objectives of management for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of management at the time these statements were made, as well as assumptions made by and information currently available to management. When used in this prospectus and the documents incorporated by reference herein, the words “anticipate,” “believe,” “estimate,” “expect,” “may,” “will,” “continue” and “intend,” and words or phrases of similar import, as they relate to our financial position, business strategy and plans, or objectives of management, are intended to identify forward-looking statements. These statements reflect our current view with respect to future events and are subject to risks, uncertainties and assumptions related to various factors.

You should understand that the following important factors, in addition to those discussed in our periodic reports to be filed with the SEC under the Exchange Act, could affect our future results and could cause those results to differ materially from those expressed in such forward-looking statements:

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

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our lack of operating history, especially in the cancer detection field;

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our potential lack of the capital resources needed to progress our business plan;

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acceptance of our device and application of the biophotonic technology (namely the detection of the cervical cancer by scanning the cervix with light, then analyzing the light reflected from the cervix) by physicians and potential commercial collaborators;

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our current and future capital requirements and our ability to satisfy our capital needs;

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our ability to obtain approvals from the FDA or other regulatory agencies in different jurisdictions;

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our ability to develop and diversify our network of distributors and supply chains;

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our ability to obtain, maintain or protect the validity of our patents and other intellectual property;

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our ability to internally develop new inventions and intellectual property;

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our ability to retain key executive members and seasonal marketing professionals; and

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interpretations of current laws and the passages of future laws, rules and regulations applicable to our business.

Although we believe that our expectations (including those on which our forward-looking statements are based) are reasonable, we cannot assure you that those expectations will prove to be correct. Should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described in our forward-looking statements as anticipated, believed, estimated, expected or intended.

Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference herein might not occur.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we may receive proceeds from the sale of securities upon the exercise of the warrants issued to the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $5 million. As of the date of this prospectus, we have not received proceeds from such exercises.

Any net proceeds we receive will be used for general corporate and working capital or other purposes that our board of directors deems to be in the best interest of our company. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive. Accordingly, we will retain broad discretion over the use of these proceeds, if any.

DIVIDEND POLICY

We have never declared or paid any cash dividend on our common stock or preferred stock as of September 3, 2020. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and we intend to retain all of our earnings, if any, to finance our growth and operations and to fund the expansion of our business. Payment of any dividends will be made in the discretion of our board of directors, after its taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion. Any dividends that may be declared or paid on our common stock, must also be paid in the same consideration or manner, as the case may be, on our shares of preferred stock, if any.

DETERMINATION OF OFFERING PRICE

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price.

The offering price of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Common Stock

As of September 3, 2020, we have approximately 137 holders of record of our common stock. The number of record holders does not include persons, if any, who hold our common stock in nominee or “street name” accounts through brokers.

Market for Common Stock

Our common stock is quoted on the OTC pink sheet marketplace under the symbol “GTHP.”  On March 29, 2019, a 1:800 reverse stock split of all of our issued and outstanding common stock was implemented. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change.

These sales prices were obtained from the OTC Market Group, Inc. and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. As of September 8, 2020, the last reported sales price of a share of our common stock on the OTC pink sheet marketplace was $0.27. No assurance can be given that an established public market will develop in our common stock, or if any such market does develop, that it will continue or be sustained for any period of time.

Transfer Agent

Our stock transfer agent is Computershare Limited, which is located at 462 South 4th Street, Suite 1600, Louisville, KY 40202, Telephone: (800) 962-4284.

Securities Authorized for Issuance under Equity Compensation Plans

The following table indicates as of the date of this prospectus the shares of common stock authorized for issuance under our stock option plans, subject to approval by our majority stockholders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	( c )
Equity compensation plans approved by security holders	47	$58,083	-
Equity compensation plans not approved by security holders	-	-	-
TOTAL	47	$58,083	-

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Statements in this report which express "belief," "anticipation" or "expectation," as well as other statements which are not historical facts, are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those that may be set forth under "Risk Factors" below and elsewhere in this report, as well as in our annual report on Form 10-K for the year ended December 31, 2019 and subsequently filed quarterly reports on Form 10-Q. Examples of these uncertainties and risks include, but are not limited to.

●	access to sufficient debt or equity capital to meet our operating and financial needs;
●	the extent of dilution of the holdings of our existing stockholders upon the issuance, conversion or exercise of securities issued as part of our capital raising efforts;
●	the extent to which certain debt holders may call the notes to be paid;
●	the effectiveness and ultimate market acceptance of our products and our ability to generate sufficient sales revenues to sustain our growth and strategy plans;

●	whether our products in development will prove safe, feasible and effective;
●	whether and when we or any potential strategic partners will obtain required regulatory approvals in the markets in which we plan to operate;
●	our need to achieve manufacturing scale-up in a timely manner, and our need to provide for the efficient manufacturing of sufficient quantities of our products;
●	the lack of immediate alternate sources of supply for some critical components of our products;
●	our ability to establish and protect the proprietary information on which we base our products, including our patent and intellectual property position;
●	the need to fully develop the marketing, distribution, customer service and technical support and other functions critical to the success of our product lines;
●	the dependence on potential strategic partners or outside investors for funding, development assistance, clinical trials, distribution and marketing of some of our products;
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COVID-19 risks could impact our operating business, including but not limited to, the sourcing of materials for product candidates, manufacture of supplies for preclinical and/or clinical studies, delays in clinical operations, which may include the availability or the continued availability of patients for trials due to such things as quarantines, conduct of patient monitoring and clinical trial data retrieval at investigational study sites; and

●	other risks and uncertainties described from time to time in our reports filed with the SEC.

The following discussion should be read in conjunction with our financial statements and notes thereto included elsewhere in this report.

Overview

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the sales and marketing of our LuViva® Advanced Cervical Scan non-invasive cervical cancer detection device. The underlying technology of LuViva primarily relates to the use of biophotonics for the non-invasive detection of cancers. LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the reflected and fluorescent light.

LuViva provides a less invasive and painless alternative to conventional tests for cervical cancer screening and detection. Additionally, LuViva improves patient well-being not only because it eliminates pain, but also because it is convenient to use and provides rapid results at the point of care. We focus on two primary applications for LuViva: first, as a cancer screening tool in the developing world, where infrastructure to support traditional cancer-screening methods is limited or non-existent, and second, as a triage following traditional screening in the developed world, where a high number of false positive results cause a high rate of unnecessary and ultimately costly follow-up tests.

We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan, which originally had been incorporated as “Guided Therapeutics.”

Since our inception, we have raised capital through the public and private sale of debt and equity, funding from collaborative arrangements, and grants.

Our prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. We have experienced operating losses since our inception and, as of June 30, 2020 we have an accumulated deficit of approximately $143.6 million. To date, we have engaged primarily in research and development efforts and the early stages of marketing our products. We do not have significant experience in manufacturing, marketing or selling our products. We may not be successful in growing sales for our products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. Our products may not ever gain market acceptance and we may not ever generate significant revenues or achieve profitability. The development and commercialization of our products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. We expect our operating losses to continue for the foreseeable future as we continue to expend substantial resources to complete commercialization of our products, obtain regulatory clearances or approvals, build our marketing, sales, manufacturing and finance capabilities, and conduct further research and development.

Our product revenues to date have been limited. In 2019, the majority of our revenues were from the sale of LuViva devices and disposables. We expect that the majority of our revenue in 2020 will be derived from revenue from the sale of LuViva devices and disposables.

Current Demand for LuViva

Based on discussions with our distributors, we expect to generate purchase orders for approximately up to $1.0 million in LuViva devices and disposables in 2020 and expect those purchase orders to result in actual sales of up to $0.5 million in 2020, representing what we view as current demand for our products. We cannot be assured that we will generate all or any of these additional purchase orders, or that existing orders will not be canceled by the distributors or that parts to build product will be available to meet demand, such that existing orders will result in actual sales. Because we have a short history of sales of our products, we cannot confidently predict future sales of our products beyond this time frame and cannot be assured of any particular amount of sales. Accordingly, we have not identified any particular trends with regard to sales of our products.

Recent Developments

A 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on March 29, 2019. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change. The number of authorized shares of common stock did not change. The reverse stock split decreased the Company’s issued and outstanding shares of common stock from 2,135,478,405 shares of Common Stock to 2,669,348 shares as of that date.

Critical Accounting Policies

Our material accounting policies, which we believe are the most critical to investors understanding of our financial results and condition, are discussed below. Because we are still early in our enterprise development, the number of these policies requiring explanation is limited. As we begin to generate increased revenue from different sources, we expect that the number of applicable policies and complexity of the judgments required will increase.

Revenue Recognition: ASC 606 Revenue from Contracts with Customers establishes a single and comprehensive framework which sets out how much revenue is to be recognized, and when. The core principle is that a vendor should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the vendor expects to be entitled in exchange for those goods or services. Revenue will now be recognized by a vendor when control over the goods or services is transferred to the customer. In contrast, Revenue based revenue recognition around an analysis of the transfer of risks and rewards; this now forms one of a number of criteria that are assessed in determining whether control has been transferred. The application of the core principle in ASC 606 is carried out in five steps: Step 1 – Identify the contract with a customer: a contract is defined as an agreement (including oral and implied), between two or more parties, that creates enforceable rights and obligations and sets out the criteria for each of those rights and obligations. The contract needs to have commercial substance and it is probable that the entity will collect the consideration to which it will be entitled. Step 2 – Identify the performance obligations in the contract: a performance obligation in a contract is a promise (including implicit) to transfer a good or service to the customer. Each performance obligation should be capable of being distinct and is separately identifiable in the contract. Step 3 – Determine the transaction price: transaction price is the amount of consideration that the entity can be entitled to, in exchange for transferring the promised goods and services to a customer, excluding amounts collected on behalf of third parties. Step 4 – Allocate the transaction price to the performance obligations in the contract: for a contract that has more than one performance obligation, the entity will allocate the transaction price to each performance obligation separately, in exchange for satisfying each performance obligation. The acceptable methods of allocating the transaction price include adjusted market assessment approach, expected cost plus a margin approach, and, the residual approach in limited circumstances. Discounts given should be allocated proportionately to all performance obligations unless certain criteria are met and reallocation of changes in standalone selling prices after inception is not permitted. Step 5 – Recognize revenue as and when the entity satisfies a performance obligation: the entity should recognize revenue at a point in time, except if it meets any of the three criteria, which will require recognition of revenue over time: the entity’s performance creates or enhances an asset controlled by the customer, the customer simultaneously receives and consumes the benefit of the entity’s performance as the entity performs, and the entity does not create an asset that has an alternative use to the entity and the entity has the right to be paid for performance to date.

Valuation of Deferred Taxes: We account for income taxes in accordance with the liability method. Under the liability method, we recognize deferred assets and liabilities based upon anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. We establish a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be utilized against future taxable income.

Valuation of Equity Instruments Granted to Employee, Service Providers and Investors: On the date of issuance, the instruments are recorded at their fair value as determined using either the Black-Scholes valuation model or Monte Carlo Simulation mode.

Beneficial Conversion Features of Convertible Securities: Conversion options that are not bifurcated as a derivative pursuant to ASC 815 and not accounted for as a separate equity component under the cash conversion guidance are evaluated to determine whether they are beneficial to the investor at inception (a beneficial conversion feature) or may become beneficial in the future due to potential adjustments. The beneficial conversion feature guidance in ASC 470-20 applies to convertible stock as well as convertible debt which are outside the scope of ASC 815. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as a dividend over either the life of the instrument, if a stated maturity date exists, or to the earliest conversion date, if there is no stated maturity date. If the earliest conversion date is immediately upon issuance, the dividend must be recognized at inception. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

Allowance for Accounts Receivable: We estimate losses from the inability of our distributors to make required payments and periodically review the payment history of each of our distributors, as well as their financial condition, and revise our reserves as a result.

Inventory Valuation: All inventories are stated at lower of cost or net realizable value, with cost determined substantially on a “first-in, first-out” basis. Selling, general, and administrative expenses are not inventoried, but are charged to expense when purchased.

Results of Operations

Comparison of the Three Months Ended June 30, 2020 and 2019

Sales Revenue, Cost of Sales and Gross Profit from Devices and Disposables: Revenues from the sale of LuViva devices for the three months ended June 30, 2020 and 2019 were approximately nil and $1,000, respectively. Revenues for the three months ended June 30, 2020 were approximately, $1,000 or 100% lower when compared to the same period in 2019, due to no sales activity in 2020. Related cost of sales was approximately $6,000 and $65,000 in the three months ended June 30, 2020 and 2019, respectively. Cost of sales for the three months ended June 30, 2020, were approximately, $59,000 or 91% lower when compared to the same period in 2019, due to no sales activity in 2020. This resulted in a gross loss of approximately $6,000 on the sales of devices and disposables for the three months ended June 30, 2020 compared with a gross loss of approximately $64,000 for the same period in 2019.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2020, increased to approximately $55,000, from approximately $43,000 for the same period in 2019. The increase of $12,000, or 28%, was primarily due to research and development clinical costs not billed for in prior periods.

Sales and Marketing Expenses: Sales and marketing expenses for the three months ended June 30, 2020, increased to approximately $37,000, compared to $31,000 for the same period in 2019. The increase, of approximately $6,000, or 19% was primarily due to investor relations expenses.

General and Administrative Expense: General and administrative expenses for the three months ended June 30, 2020, increased to approximately $271,000, compared to $189,000 for the same period in 2019. The increase of approximately $82,000, or 43%, was primarily related to higher compensation and insurance expenses incurred during the same period. For 2020, general and administrative expenses consisted primarily of professional fees, insurance, and paid and accrued compensation costs.

Other Income: Other income for the three months ended June 30, 2020, increased to approximately $50,000, compared to $16,000 for the same period in 2019. The increase of approximately $34,000 or 213% was primarily a result of a reversal of accrued employment placement fees.

Interest Expense: Interest expense for the three months ended June 30, 2020 increased to approximately $308,000, compared to $264,000 for the same period in 2019. The increase of approximately $44,000, or 17%, was primarily related to amortization expense of and interest recorded for the value of the beneficial conversion feature on convertible debt outstanding and amortization of debt issuance costs.

Gain from Extinguishment of Debt: Loss from extinguishment of debt for the three months ended June 30, 2020 increased to approximately $343,000, compared to nil for the same period in 2019. The increase of approximately $343,000, or 100%, was primarily related to debt that had been eliminated from debt exchange agreements.

Fair Value of Warrants Recovery/Expense: Fair value of warrants expense for the three months ended June 30, 2020, increased to approximately $5,779,000 compared to fair value of warrants expense of $2,088,000 for the same period in 2019. The increase of approximately $3,691,000, or 177% was primarily due to an increase in the number of common stock warrants outstanding, the exchange of common stock warrants for fixed price common stock warrants, the exchange of debt and for favorable significant changes in warrant conversion prices and increase in stock price in the three months ended June 30, 2020.

Net Income/Loss: Net loss attributable to common stockholders increased to approximately $6,766,000, or $0.57 per share, on for the three months ended June 30, 2020, from a net loss of $2,654,000, or $0.81 per share, for the same period in 2019. The increase in the net loss of $4,112,000, or 155% was for reasons outlined above. As stated previously, our net income for the three months ended June 30, 2020, was primarily a result of changes in the fair value of warrants, due to increases in the stock price in the three months ended in June 30, 2020.

There was no income tax benefit recorded for the three months ended June 30, 2020 or 2019, due to recurring net operating losses.

Comparison of the Six Months Ended June 30, 2020 and 2019

Sales Revenue, Cost of Sales and Gross Loss from Devices and Disposables: Revenues from the sale of LuViva devices for the six months ended June 30, 2020 and 2019 were approximately nil and $19,000, respectively. Revenues for the six months ended June 30, 2020 were approximately, $19,000 or 100% lower when compared to the same period in 2019, due to no sales activity in 2020. Related cost of sales were approximately $6,000 and $66,000 in the six months ended June 30, 2020 and 2019, respectively. Cost of sales for the six months ended June 30, 2020, were approximately, $60,000 or 91% lower when compared to the same period in 2019, due to no sales activity in 2020. This resulted in a gross loss of approximately $6,000 on the sales of devices and disposables for the six months ended June 30, 2020 compared with a gross loss of approximately 47,000 for the same period in 2019. A decrease of $41,000 or 87% lower when compared to the same period in 2019.

Research and Development Expenses: Research and development expenses for the six months ended June 30, 2020, decreased to approximately $80,000, from approximately $90,000 to the same period in 2019. The decrease of $10,000, or 11%, was primarily due to decrease in research and development payroll expenses.

Sales and Marketing Expenses: Sales and marketing expenses for the six months ended June 30, 2020, decreased to approximately $71,000, compared to $76,000 for the same period in 2018. The decrease, of approximately $5,000, or 6% was primarily due to lower payroll expenses for payroll expenses.

General and Administrative Expense: General and administrative expenses for the six months ended June 30, 2020, increased to approximately $453,000, compared to $371,000 for the same period in 2019. The increase of approximately $82,000, or 22%, was primarily related to higher compensation and insurance expenses incurred during the same period. For 2020, general and administrative expenses consisted primarily of professional fees, insurance, and paid and accrued compensation costs.

Other Income: Other income for the six months ended June 30, 2020, increased to approximately $51,000, compared to $19,000 for the same period in 2019. The increase of approximately $32,000 or 169% was primarily a result of a reversal of accrued employment placement fees.

Interest Expense: Interest expense for the six months ended June 30, 2020 decreased to approximately $594,000, compared to $634,000 for the same period in 2019. The decrease of approximately $40,000, or 6%, was primarily related to amortization expense of and interest recorded for the value of the beneficial conversion feature on convertible debt outstanding and amortization of debt issuance costs.

Fair Value of Warrants Recovery and Expense: Fair value of warrants expense for the six months ended June 30, 2020, increased to approximately $2,551,000 compared to fair value of warrants expense of $1,679,000 for the same period in 2019. The increase of approximately $872,000, or 52% was primarily due to favorable significant changes in warrant conversion prices and increase in stock price in the six months ended June 30, 2020.

Gain from extinguishment of debt: Loss from extinguishment of debt for the six months ended June 30, 2020 increased to approximately $316,000, compared to nil for the same period in 2019. The increase of approximately $316,000, or 100%, was primarily related to debt that had been eliminated from debt exchange agreements.

Net Income/Loss: Net loss attributable to common stockholders increased to approximately $4,049,000, or $0.48 per share for the six months ended June 30, 2020, from a net loss of $2,878,000, or $0.87 per share, for the same period in 2019. The increase in the net loss of $1,171,000, or 41% was for reasons outlined above. As stated previously, our net loss for the six months ended June 30, 2020, was primarily a result of changes in the fair value of warrants, due to increases in the stock price in the six months ended in June 30, 2020.

There was no income tax benefit recorded for the six months ended June 30, 2020 or 2019, due to recurring net operating losses.

Comparison of 2019 and 2018

Sales Revenue, Cost of Sales and Gross Loss from Devices and Disposables: Revenues from the sale of LuViva devices for 2019 and 2018 were approximately $36,000 and $57,000, respectively. Revenues in 2019 were approximately, $21,000 or 37% lower when compared to the same period in 2018, due to lack of funding to support sales and marketing efforts. Related costs of sales were approximately $70,000 and $89,000 in 2019 and 2018, respectively. Costs of sales in 2019, were approximately, $19,000 or 21% lower when compared to the same period in 2018, due to lower sales and cost of sales in the same period. This resulted in a gross loss of approximately $34,000 on the sales of devices and disposables for 2019 compared with a gross loss of approximately $32,000 for the same period in 2018.

Research and Development Expenses: Research and development expenses for 2019, decreased to approximately $122,000, from approximately $244,000 in 2018. The decrease of $122,000, or 50%, was primarily due to cost reduction plans in research and development payroll expenses.

Sales and Marketing Expenses: Sales and marketing expenses for 2019, decreased to approximately $87,000, compared to $195,000 in 2018. The decrease, of approximately $108,000, or 55% was primarily due to Company-wide expense reduction and cost savings efforts.

General and Administrative Expense: General and administrative expenses for 2019, decreased to approximately $694,000, compared to $1,077,000 for the same period in 2018. The decrease of approximately $383,000, or 36%, was primarily related to lower compensation and option expenses incurred during the same period. For 2019, general and administrative expenses consisted primarily of professional fees, insurance, and paid and accrued compensation costs.

Other Income: Other income was approximately $48,000 in 2019, compared to $54,000 in the same period in 2018, a decrease of $6,000 or 11%. Other income consists of refunds from prior years for insurance policies.

Interest Expense: Interest expense for 2019 decreased to approximately $1,412,000, compared to $1,763,000 for the same period in 2018. The decrease of approximately $351,000, or 20%, was primarily related to a decrease in the amortization expense of and interest recorded for the value of the beneficial conversion feature on convertible debt outstanding and amortization of debt issuance costs.

Fair Value of Warrants Recovery and Expense: Fair value of warrants recovery for 2019, decreased to approximately $380,000 compared to $3,234,000 for the same period in 2018. The decrease of approximately $2,854,000, or 88% was primarily due to the less favorable significant changes in warrant conversion prices and decrease in stock price, in the fiscal year ended December 31, 2019.

Gain from extinguishment of debt: Gain from the restructuring and exchange of debt due to officers for 2019, decreased to approximately nil compared to $1,039,000 for the same period in 2018. The decrease of approximately $1,039,000 or 100% was primarily due to having no exchanges of debt for equity in 2019 than in the same period in 2018.

Net loss / profit: Net loss attributable to common stockholders increased to approximately $1,921,000, or $0.58 per share, in 2019, from a net profit of $900,000, or $1.95 per share, in 2018. The increase in the net loss of $2,821,000, or 313% was for reasons outlined above. As stated previously, our net loss for the year ended December 31, 2019 was primarily realized due $1.4 million, of amortization expense of and interest recorded for the value of the beneficial conversion feature on convertible debt outstanding and amortization of debt issuance costs and the other items as described above. Our net profit for the year ended December 31, 2018 was primarily realized due to a $3.2 million gain in the fair value of warrants recorded in 2018 and a $1.0 million gain from extinguishment of debt.

There was no income tax benefit recorded for 2019 or 2018, due to recurring net operating losses.

Liquidity and Capital Resources

Since our inception, we have raised capital through the public and private sale of debt and equity, funding from collaborative arrangements, and grants. At June 30, 2020, we had cash of approximately $763,000 and a negative working capital of approximately $7,831,000.

Our major cash flows for the six months ended June 30, 2020 consisted of cash out-flows of $0.9 million from operations, including approximately $4.0 million of net loss, (as stated previously, our net loss for the six months ended June 30, 2020, was primarily a result of changes in the fair value of warrants, the decrease in the number of common stock warrants outstanding, and the exchange of common stock warrants for fixed price common stock warrants), and a net change from financing activities of $0.8 million; which primarily represented the proceeds received from issuance of common stock and warrants, loans and payments made on notes payable.

Capital resources for 2020

During January and April 2020, we received equity investments in the amount of $128,000. These investors received a total of 256,000 common stock shares and 256,000 warrants issued to purchase common stock shares at a strike price of $0.25, 256,000 warrants to purchase common stock shares at a strike price of $0.75 and 128 Series D preferred stock (if the Investor elects to convert their Series D preferred stock, each Series D preferred stock shares converts into 3,000 shares of the our common stock shares). Of the amount invested $38,000 was from related parties.

On January 6, 2020, we entered into an exchange agreement with Jones Day. We have not performed the initial terms of the exchange agreement. We will exchange $1,744,768 of debt outstanding for: $175,000, an unsecured promissory note in the amount of $550,000; due 13 months form the date of issuance, that may be called at any time prior to maturity upon a payment of $150,000; and an unsecured promissory note in the principal amount of $444,768, bearing an annualized interest rate of 6.0% and due in four equal annual installments beginning on the second anniversary of the date of issuance.

On January 8, 2020, we exchanged $2,064,366 in debt for several equity instruments (noted below) that were determined to have a total fair value of $2,065,548, resulting in a loss on extinguishment of debt of $1,183 which is recorded in other income (expense) on the accompanying consolidated statements of operations. We also issued 6,957,013 warrants to purchase common stock shares; with exercise prices of $0.25, $0.75 and $0.20.

On June 3, 2020, we exchanged $328,422 in debt from Auctus, (summarized in footnote 10: Convertible Notes), for 500,000 common stock shares and 700,000 warrants to purchase common stock shares. The fair value of the common stock shares was $250,000 (based on a $0.50 fair value for our stock) and of the warrants to purchase common stock shares was $196,818 (based on a $0.281 black scholes fair valuation). This resulted in a net loss on extinguishment of debt of $118,396 ($446,818 fair value less the $328,422 of exchanged debt).

On June 30, 2020, we exchanged $125,000 in debt (during June 2020, $125,000 in payables had been converted into short-term debt) from Mr. James Clavijo, for 500,000 common stock shares and 250,000 warrants to purchase common stock shares. The fair value of the common stock shares was $250,000 (based on a $0.50 fair value for our stock) and of the warrants to purchase common stock shares was $99,963 (based on a $0.40 black scholes fair valuation). This resulted in a net loss on extinguishment of debt of $224,963 ($349,963 fair value less the $125,000 of exchanged debt). After the exchange transaction a balance was due Mr. Clavijo of $10,213 which was paid.

The following table summarizes the debt exchanges:

	Total Debt and Accrued Interest	Total Debt	Total Accrued Interest	Common Stock Shares	Warrants (Exercise $0.25)	Warrants (Exercise $0.75)	Warrants (Exercise $0.20)	Warrants (Exercise $0.15)	Warrants (Exercise $0.20)

Aquarius	$145,544	107,500	38,044	291,088	145,544	145,544	-	-
K2 Medical (Shenghuo)3	803,653	771,927	31,726	1,905,270	704,334	704,334	496,602	-
Mr. Blumberg	305,320	292,290	13,030	1,167,630	119,656	119,656	928,318	-
Mr. Case	179,291	150,000	29,291	896,456	-	-	896,456	-
Mr. Grimm	51,050	50,000	1,050	255,548	-	-	255,548	-
Mr. Gould	111,227	100,000	11,227	556,136	-	-	556,136	-
Mr. Mamula	15,577	15,000	577	77,885	-	-	77,885	-
Dr. Imhoff2	400,417	363,480	36,937	1,699,255	100,944	100,944	1,497,367	-
Ms. Rosenstock1	50,000	50,000	-	100,000	50,000	50,000	-	--
Mr. James2	2,286	2,000	286	7,745	1,227	1,227	5,291	-
Auctus	328,422	249,119	79,303	500,000				700,000
Mr. Clavijo	125,000	125,000	-	500,000					500,000
	$2,517,787	$2,276,316	$241,471	7,957,013	1,121,705	1,121,705	4,713,603	700,000	500,000

1Ms. Rosenstock also forgave $28,986 in debt.
2Mr. Imhoff and Mr. James are members of the board of directors and therefore related parties.
3Our COO and director, Mark Faupel, is a shareholder of Shenghuo, and a former director, Richard Blumberg, is a managing member of Shenghuo.

On January 16, 2020, we entered into an exchange agreement with GPB. This exchange agreement which has not been completed will call for the exchange of $3,360,811 of debt outstanding as of December 12, 2019 for: cash of $1,500,000; 1,860,811 common stock shares; 7,185,000 warrants to purchase common stock shares at a strike price of $0.20 for the 2016 warrants issued; 1,860,811 warrants to purchase common stock shares at a strike price of $0.25; 3,721,622 warrants to purchase common stock shares at a strike price of $0.75; and 2,791 series D preferred stock shares.

On March 31, 2020, we entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $112,750 in aggregate principal amount of a 12% convertible promissory note. On March 31, 2020, we issued the note to Auctus and issued 250,000 five-year common stock warrants at an exercise price of $0.16. On April 3, 2020, we received net proceeds of $100,000. The note matures on January 26, 2021 and accrues interest at a rate of 12% per year.

On May 4, 2020, we received a loan from the Small Business Administration (SBA) pursuant to the Paycheck Protection Program (PPP) as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) in the amount of $50,184.

On May 20, 2020, the Company received a $70,000 loan from Mr. Blumberg, which was paid off in June 2020.

On May 22, 2020, we entered into an exchange agreement with Auctus. Based on this agreement we exchanged three outstanding notes, in the amounts of $150,000, $89,250, and $65,000 for a total amount $304,250 of debt outstanding, as well as any accrued interest and default penalty, for: $160,000 in cash payments (payable in monthly payments of $20,000), converted a portion of the notes pursuant to original terms of the notes into 500,000 restricted common stock shares (shares were issued on June 3, 2020); and 700,000 warrants issued to purchase common stock shares with an exercise price of $0.15. The fair value of the common stock shares was $250,000 (based on a $0.50 fair value for our stock) and of the warrants to purchase common stock shares was $196,818 (based on a $0.281 black scholes fair valuation). This resulted in a net loss on extinguishment of debt of $118,396 ($446,818 fair value less the $328,422 of exchanged debt). As of June 30, 2020, a balance of $140,000 remained to be paid for these exchanged loans.

On May 27, 2020, we received the second tranche in the amount of $400,000, from the December 17, 2019, securities purchase agreement and convertible note with Auctus. The net amount paid to us was $313,000 This second tranche is part of the convertible note issued to Auctus for a total of $2.4 million of which $700,000 has already been provided by Auctus. The notes maturity date is December 17, 2021 and an interest rate of ten percent (10%).

During June and July 2020, we received equity investments in the amount of $1,635,500. These investors will receive 1,635.5 Series E Preferred Stock (each Series E Preferred Stock share converts into 4,000 shares of our common stock shares). The Series E Preferred Stock will have cumulative dividends at the rate per share of 6% per annum. The stated value of the Series E Preferred Stock is $1,000.

Capital resources for 2019

Auctus Note

On December 17, 2019, we entered into a securities purchase agreement and convertible note with Auctus. The convertible note issued to Auctus will be for a total of $2.4 million. The first tranche of $700,000 has been received and will have a maturity date of December 17, 2021 and an interest rate of ten percent (10%).

Series D Financing

During December 2019, January 2020 and April 2020, the Company received equity investments in the amount of $763,000. These investors received a total of 1,526,000 common stock shares and 1,526,000 warrants to purchase common stock shares at a strike price of $0.25, 1,526,000 warrants to purchase common stock shares at a strike price of $0.75 and 763 Series D preferred stock shares (each Series D preferred stock share converts into 3,000 shares of the Company’s common stock shares). Of the amount invested $388,000 was from related parties.

On February 14, 2019, we entered into a Purchase and Sale Agreement with Everest Business Funding for the sale of its accounts receivable. The transaction provided us with $48,735 after $1,265 in debt issuance costs (bank costs) for a total purchase amount of $50,000, in which we would have to repay $68,500. At a minimum we would need to pay $535.16 per day or 20.0% of the future collected accounts receivable or “receipts.” The effective interest rate as calculated for this transaction is approximately 132.5%. As of December 31, 2019, $60,105 had been paid, leaving a balance of $8,016. As of June 30, 2020, the balance of $68,121 had been paid in full.

On May 15, 2019, we entered into a securities purchase agreement with Eagle Equities, LLC, providing for the purchase by Eagle of a convertible redeemable note in the principal amount of $57,750. The note was fully funded on May 21, 2019, upon which we received $45,000 of net proceeds (net of a 10% original issue discount and other expenses). The note bears an interest rate of 8% and are due and payable on May 15, 2020. The note may be converted by Eagle at any time after five months from issuance into shares of our common stock (as determined in the notes) calculated at the time of conversion. The conversion price of the notes will be equal to 60% of the average of the two lowest closing bid prices of our common stock shares as reported on OTC Markets exchange, for the 20 prior trading days including the day upon which we receive a notice of conversion. The notes may be prepaid in accordance with the terms set forth in the notes. The notes also contain certain representations, warranties, covenants and events of default including if we are delinquent in our periodic report filings with the SEC and increases in the amount of the principal and interest rates under the notes in the event of such defaults. In the event of default, at Eagle’s option and in its sole discretion, Eagle may consider the notes immediately due and payable. As of December 31, 2019, the outstanding note was for $25,651, which consisted of unamortized balance of $14,438 of a beneficial conversion feature, unamortized original issue discount of $1,942, unamortized debt issuance costs of $2,774 and interest of $1,166 included in accrued expenses on the accompanying consolidated balance sheet. On May 14, 2020, the outstanding note was paid off.

On May 15, 2019, we entered into a securities purchase agreement with Adar Bays, LLC, providing for the purchase by Adar of a convertible redeemable note in the principal amount of $57,750. The note was fully funded on May 21, 2019, upon which we received $45,000 of net proceeds (net of a 10% original issue discount and other expenses). The note bears an interest rate of 8% and are due and payable on May 15, 2020. The note may be converted by Adar at any time after five months from issuance into shares of our common stock (as determined in the notes) calculated at the time of conversion. The conversion price of the notes will be equal to 60% of the average of the two lowest closing bid prices of our common stock shares as reported on OTC Markets exchange, for the 20 prior trading days including the day upon which we receive a notice of conversion. The notes may be prepaid in accordance with the terms set forth in the notes. The notes also contain certain representations, warranties, covenants and events of default including if we are delinquent in our periodic report filings with the SEC and increases in the amount of the principal and interest rates under the notes in the event of such defaults. In the event of default, at Adar’s option and in its sole discretion, Adar may consider the notes immediately due and payable. In addition, we had recorded a $38,500 beneficial conversion feature, $5,250 original issue discount and $7,500 of debt issuance costs. As of December 31, 2019, the note outstanding increased to $84,780 as a default penalty of $27,030 was added to the outstanding balance of the note, which consisted of unamortized balance of $14,438 of a beneficial conversion feature, unamortized original issue discount of $1,942, unamortized debt issuance costs of $2,774 and interest of $3,190 included in accrued expenses on the accompanying consolidated balance sheet. On May 22, 2020, the outstanding note was paid off.

See “—Recent Developments” for information regarding capital-raising activities since December 31, 2019.

We will be required to raise additional funds through public or private financing, additional collaborative relationships or other arrangements, as soon as possible. We cannot be certain that our existing and available capital resources will be sufficient to satisfy our funding requirements through 2020. We are evaluating various options to further reduce our cash requirements to operate at a reduced rate, as well as options to raise additional funds, including loans.

Generally, substantial capital will be required to develop our products, including completing product testing and clinical trials, obtaining all required U.S. and foreign regulatory approvals and clearances, and commencing and scaling up manufacturing and marketing our products. Any failure to obtain capital would have a material adverse effect on our business, financial condition and results of operations. Based on discussions with our distributors, we expect to generate purchase orders for up to $1.0 million in LuViva devices and disposables in 2020 and expect those purchase orders to result in actual sales of up to $0.5 million in 2020, representing what we view as current demand for our products. We cannot be assured that we will generate all or any of these additional purchase orders, or that existing orders will not be canceled by the distributors or that parts to build product will be available to meet demand, such that existing orders will result in actual sales. Because we have a short history of sales of our products, we cannot confidently predict future sales of our products beyond this time frame and cannot be assured of any particular amount of sales. Accordingly, we have not identified any particular trends with regard to sales of our products.

Our financial statements have been prepared and presented on a basis assuming we will continue as a going concern. The above factors raise substantial doubt about our ability to continue as a going concern, as more fully discussed in Note 1 to the consolidated financial statements contained herein and in the report of our independent registered public accounting firm accompanying our financial statements contained in our annual report on Form 10-K for the year ended December 31, 2019.

Contingencies

Based on the current outbreak of the Coronavirus SARS-CoV-2, the pathogen responsible for COVID-19, which has already had an impact on financial markets, there could be additional repercussions in our operating business, including but not limited to, the sourcing of materials for product candidates, manufacture of supplies for preclinical and/or clinical studies, delays in clinical operations, which may include the availability or the continued availability of patients for trials due to such things as quarantines, conduct of patient monitoring and clinical trial data retrieval at investigational study sites.

The future impact of the outbreak is highly uncertain and cannot be predicted, and we cannot provide any assurance that the outbreak will not have a material adverse impact on our operations or future results or filings with regulatory health authorities. The extent of the impact, if any, we will depend on future developments, including actions taken to contain the coronavirus.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements, no special purpose entities, and no activities that include non-exchange-traded contracts accounted for at fair value.

 Government Regulation and Product Approval

The medical devices that we manufacture are subject to regulation by numerous regulatory bodies, including the China Food and Drug Administration (the “CFDA”), the U.S. FDA, and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution.

United States Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries extensively regulate, among other things, the research, development, testing, manufacture, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, import and export of the medical devices such as those we are developing. The processes for obtaining regulatory approvals in the United States and in foreign countries, along with subsequent compliance with applicable statutes and regulations, require the expenditure of substantial time and financial resources.

In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to a variety of administrative or judicial sanctions, such as the FDA’s refusal to approve pending new drug applications, or NDAs, withdrawal of an approval, imposition of a clinical hold, issuance of warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties.

In the United States, permission to distribute a new device generally can be met in one of two ways. The first process requires that a pre-market notification (510(k) Submission) be made to the U.S. FDA to demonstrate that the device is as safe and effective as, or substantially equivalent to, a legally marketed device that is not subject to premarket approval (PMA). A legally marketed device is a device that (1) was legally marketed prior to May 28, 1976, (2) has been reclassified from Class III to Class II or I, or (3) has been found to be substantially equivalent to another legally marketed device following a 510(k) Submission. The legally marketed device to which equivalence is drawn is known as the “predicate” device. Applicants must submit descriptive data and, when necessary, performance data to establish that the device is substantially equivalent to a predicate device. In some instances, data from human clinical studies must also be submitted in support of a 510(k) Submission. If so, these data must be collected in a manner that conforms with specific requirements in accordance with federal regulations. The U.S. FDA must issue an order finding substantial equivalence before commercial distribution can occur. Changes to existing devices covered by a 510(k) Submission which do not significantly affect safety or effectiveness can generally be made by us without additional 510(k) Submissions.

The second process requires that an application for premarket approval (PMA) be made to the U.S. FDA to demonstrate that the device is safe and effective for its intended use as manufactured. This approval process applies to most Class III devices, including LuViva. In this case, two steps of U.S. FDA approval are generally required before marketing in the United States can begin. First, investigational device exemption (IDE) regulations must be complied with in connection with any human clinical investigation of the device in the United States. Second, the U.S. FDA must review the PMA application, which contains, among other things, clinical information acquired under the IDE. The U.S. FDA will approve the PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose.

We completed enrollment in our U.S. FDA pivotal trial of LuViva in 2008 and, after the U.S. FDA requested two-years of follow-up data for patients enrolled in the study, the U.S. FDA accepted our completed PMA application on November 18, 2010, effective September 23, 2010, for substantive review. On March 7, 2011, we announced that the U.S. FDA had inspected two clinical trial sites and audited our clinical trial data base systems as part of its review process and raised no formal compliance issues. On January 20, 2012, we announced our intent to seek an independent panel review of our PMA application after receiving a “not-approvable” letter from the U.S. FDA. On November 14, 2012 we filed an amended PMA with the U.S. FDA. On September 6, 2013, we received a letter from the U.S. FDA with additional questions and met with the U.S. FDA on May 8, 2014 to discuss our response. On July 25, 2014, we announced that we had responded to the U.S. FDA’s most recent questions.

We received a “not-approvable” letter from the U.S. FDA on May 15, 2015. We had a follow up meeting with the U.S. FDA to discuss a path forward on November 30, 2015, at which we agreed to submit a detailed clinical protocol for U.S. FDA review so that additional studies can be completed. We held a follow up teleconference with FDA on January 28, 2020 and filed a pre-submission document to the Agency on February 17, 2020 that summarized the clinical protocol to be submitted for FDA review. These studies may not be completed in 2020, although we intend to pursue FDA approval and start studies in 2020 once funds are available. We remain committed to obtaining U.S. FDA approval, but at the same time we are focused on international sales growth, where we believe the commercial opportunities are larger and the clinical need is more significant.

Regulatory approvals and clearances, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. In addition, to obtain regulatory approvals and clearances, the U.S. FDA and some foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. U.S. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products we manufacture or distribute under U.S. FDA clearances or approvals are subject to pervasive and continuing regulation by the U.S. FDA. The U.S. FDA also requires us to provide it with information on death and serious injuries alleged to have been associated with the use of our products, as well as any malfunctions that would likely cause or contribute to death or serious injury.

The U.S. FDA requires us to register as a medical device manufacturer and list our products. We are also subject to inspections by the U.S. FDA and state agencies acting under contract with the U.S. FDA to confirm compliance with good manufacturing practice. These regulations require that we manufacture our products and maintain documents in a prescribed manner with respect to manufacturing, testing, quality assurance and quality control activities. The U.S. FDA also has promulgated final regulatory changes to these regulations that require, among other things, design controls and maintenance of service records.

Distributors of medical devices may also be required to comply with other foreign regulatory agencies, and we or our distributors currently have marketing approval for LuViva from Health Canada, COFEPRIS in Mexico, the Ministry of Health in Kenya, and the Singapore Health Sciences Authority. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in China or the United States, and requirements for those approvals may differ from those required by the CFDA or the U.S. FDA.

We are also subject to a variety of other controls that affect our business. Labeling and promotional activities are subject to scrutiny by the U.S. FDA and, in some instances, by the U.S. Federal Trade Commission. The U.S. FDA actively enforces regulations prohibiting marketing of products for unapproved users. We are also subject, as are our products, to a variety of state and local laws and regulations in those states and localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those regions. Manufacturers are also subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with these laws and regulations now or in the future. These laws or regulations may have a material adverse effect on our ability to do business.

European Union Regulation

In the European Union, medical devices are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent “Notified Body,” is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. From 2017 through 2019, we were unable to pay the annual registration fees to maintain our ISO 13485:2003 certification and our CE Mark. Once our financing is completed, we will make the required payments and reobtain both certifications. In addition, our December 21, 2018 agreement with NTI, described above, will allow final assembly at their ISO 13485:2016 accredited facility. Once all inspections have been passed for LuViva, this will allow an alternative path for obtaining the CE Mark.

China Regulation

China has a regulatory regime similar to that of the European Union, but due to interaction with the U.S. regulatory regime, the CFDA also shares some similarities with its U.S. counterpart. Devices are classified by the CFDA’s Center for Medical Device Evaluation (CMDE) into three categories based on medical risk, with the level of regulatory oversight determined by degree of risk and invasiveness. CMDE’s device classifications and definitions are as follows:

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Class I device: The safety and effectiveness of the device can be ensured through routine administration.
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Class II device: Further control is required to ensure the safety and effectiveness of the device.
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Class III device: The device is implanted into the human body; used for life support or sustenance; or poses potential risk to the human body, and thus must be strictly controlled in respect to safety and effectiveness.

Based on the above definitions and several discussions with regulatory consultants and potential partners, we believe that LuViva is most likely to be classified as a Class II device, however, this is not certain and the CFDA may determine that LuViva requires a Class III registration. Class III registrations are granted by the national CFDA office while Class I and II registrations occur at the provincial level. Typically, registration granted at the provincial level allows a medical device to be marketed in all of China’s provinces.

While Class I devices usually do not require clinical trial data from Chinese patients and Class III devices almost always do, Class II medical devices sometimes do and sometimes do not require Chinese clinical trials, and this determination may depend on the claim for the device and quality of clinical trials conducted outside of China. If clinical trials conducted in China are required, they usually are less burdensome for Class II devices than Class III devices.

CFDA labs also conduct electrical, mechanical and electromagnetic emission safety testing for medical devices similar to those required for the CE Mark. As is the case with the U.S. FDA, manufacturers in China undergo periodic inspections and must comply with international quality standards such as ISO 13485 for medical devices. As part of our agreement with SMI, SMI will underwrite the cost of securing approval of LuViva with the CFDA.

Although our marketing and distribution partners around the world assist in the regulatory approval process, ultimately, we are be responsible for obtaining and maintaining regulatory approvals for our products. The inability or failure to comply with the varying regulations or the imposition of new regulations would materially adversely affect our business, financial condition and results of operations.

The process of obtaining clearance to market products is costly and time-consuming in virtually all of the major markets in which we sell, or expect to sell, our products and may delay the marketing and sale of our products. Countries around the world have recently adopted more stringent regulatory requirements, which are expected to add to the delays and uncertainties associated with new product releases, as well as the clinical and regulatory costs of supporting those releases. No assurance can be given that our products will be approved on a timely basis in any particular jurisdiction, if at all. In addition, regulations regarding the development, manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Noncompliance with applicable requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals or clearances, recall or seizure of products, operating restrictions, denial of export applications, governmental prohibitions on entering into supply contracts, and criminal prosecution. Failure to obtain regulatory approvals or the restriction, suspension or revocation of regulatory approvals or clearances, as well as any other failure to comply with regulatory requirements, would have a material adverse effect on our business, financial condition and results of operations.

Employees and Consultants

As of the date of this prospectus, we have five regular employees and three consultants to provide services to us on a full-time or part-time basis. Of the eight people employed or engaged by us, two are engaged in engineering, manufacturing and development, two are engaged in sales and marketing activities, one is engaged in clinical testing and regulatory affairs, and three are engaged in administration and accounting. No employees are covered by collective bargaining agreements, and we believe we maintain good relations with our employees. Each of our employees has entered into confidentiality, intellectual property assignment and non-competition agreements with us.

Facilities

Our corporate offices, which also comprise our administrative, research and development, marketing and production facilities, are located at 5835 Peachtree Corners East, Suite B, Norcross, Georgia 30092, where we lease approximately 12,800 square feet under a lease that expires in March 2021.

Corporate History

We were originally incorporated under the name “SpectRx, Inc.” in Delaware in 1992, and subsequently changed our name to Guided Therapeutics, Inc. on February 22, 2008. At the same time, we renamed our wholly owned subsidiary, InterScan, Inc. which originally had been incorporated as “Guided Therapeutics, Inc.”

BUSINESS

Overview

We are a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. Our primary focus is the sales and marketing of our LuViva® Advanced Cervical Scan non-invasive cervical cancer detection device. The underlying technology of LuViva primarily relates to the use of biophotonics for the non-invasive detection of cancers. LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the reflected and fluorescent light.

LuViva provides a less invasive and painless alternative to conventional tests for cervical cancer screening and detection. Additionally, LuViva improves patient well-being not only because it eliminates pain, but also because it is convenient to use and provides rapid results at the point of care. We focus on two primary applications for LuViva: first, as a cancer screening tool in the developing world, where infrastructure to support traditional cancer-screening methods is limited or non-existent, and second, as a triage following traditional screening in the developed world, where a high number of false positive results cause a high rate of unnecessary and ultimately costly follow-up tests.

Screening for cervical cancer represents one of the most significant demands on the practice of diagnostic medicine. As cervical cancer is linked to a sexually transmitted disease—the human papillomavirus (HPV)—every woman essentially becomes “at risk” for cervical cancer simply after becoming sexually active. In the developing world, there are approximately 2.0 billion women aged 15 and older who are potentially eligible for screening with LuViva. Guidelines for screening intervals vary across the world, but U.S. guidelines call for screening every three years. Traditionally, the Pap smear screening test, or Pap test, is the primary cervical cancer screening methodology in the developed world. However, in developing countries, cancer screening using Pap tests is expensive and requires infrastructure and skill not currently existing, and not likely to be developed in the near future, in these countries.

We believe LuViva is the answer to the developing world’s cervical cancer screening needs. Screening for cervical cancer in the developing world often requires working directly with foreign governments or non-governmental agencies (NGOs). By partnering with governments or NGOs, we can provide immediate access to cervical cancer detection to large segments of a nation’s population as part of national or regional governmental healthcare programs, eliminating the need to develop expensive and resource-intensive infrastructures.

In the developed world, we believe LuViva offers a more accurate and ultimately cost-effective triage medical device, to be used once a traditional Pap test or HPV test indicates the possibility of cervical cancer. Due to the high number of false positive results from Pap tests, traditional follow-on tests entail increased medical treatment costs. We believe these costs can be minimized by utilizing LuViva as a triage to determine whether and to what degree follow-on tests are warranted.

We believe our non-invasive cervical cancer detection technology can be applied to the early detection of other cancers as well. In 2013, we announced a license agreement with Konica Minolta, Inc. allowing us to manufacture and develop a non-invasive esophageal cancer detection product from Konica Minolta based on our biophotonic technology platform. Early market analyses of our biophotonic technology indicated that skin cancer detection was also promising, but currently we are focused primarily on the large-scale commercialization of LuViva. We have not advanced beyond basis R&D regarding whether our technology can be adapted for other cancers.

Cancer

Cancer is a group of many related diseases. All forms of cancer involve the out-of-control growth and spread of abnormal cells. Normal cells grow, divide, and die in an orderly fashion. Cancer cells, however, continue to grow and divide and can spread to other parts of the body. In America, half of all men and one-third of all women will develop some form of cancer during their lifetimes. According to the American Cancer Society, the sooner a cancer is found and treatment begins, the better a patient’s chances are of being cured. We began investigating the applications of our biophotonic technology to cancer detection before 1997, when we initiated a preliminary market analysis. We concluded that our biophotonic technology had applications for the detection of a variety of cancers through the exposure of tissue to light. We selected detection of cervical cancer and skin cancer from a list of the ten most promising applications to pursue initially, and ultimately focused primarily on our LuViva cervical cancer detection device.

Cervical cancer is a cancer that begins in the lining of the cervix (which is located in the lower part of the uterus). Cervical cancer forms over time and may spread to other parts of the body if left untreated. There is generally a gradual change from a normal cervix to a cervix with precancerous cells to cervical cancer. For some women, precancerous changes may go away without any treatment. While the majority of precancerous changes in the cervix do not advance to cancer, if precancers are treated, the risk that they will become cancers can be greatly reduced.

The Developing World

According to the most recent data published by the WHO, cervical cancer is the fourth most frequent cancer in women worldwide, with an estimated 570,000 new cases in 2018, an increase of 40,000 cases from 2012. For women living in less developed regions, however, cervical cancer is the second most common cancer, and 9 out of 10 women who die from cervical cancer reside in low- and middle-income countries. In 2018, GLOBOCAN, the international cancer tracking agency, estimated that approximately 311,000 women died from cervical cancer, with 85% of these deaths occurring in low- and middle-income countries.

As noted by the WHO, in developed countries, programs are in place that enable women to get screened, making most pre-cancerous lesions identifiable at stages when they can easily be treated. Early treatment prevents up to 80% of cervical cancers in these countries. In developing countries, however, limited access to effective screening means that the disease is often not identified until it is further advanced and symptoms develop. In addition, prospects for treatment of such late-stage disease may be poor, resulting in a higher rate of death from cervical cancer in these countries.

We believe that the greatest need and market opportunity for LuViva lies in screening for cervical cancer in developing countries where the infrastructure for traditional screening may be limited or non-existent.

We are actively working with distributors in the following countries to implement government-sponsored screening programs: Turkey, Indonesia, and Nigeria. The number of screening candidates in those countries is approximately 131 million and Indonesia and Nigeria represent 2 of the 10 most populous countries in the world.

The Developed World

The Pap test, which involves a sample of cervical tissue being placed on a slide and observed in a laboratory, is currently the most common form of cervical cancer screening. Since the introduction of screening and diagnostic methods, the number of cervical cancer deaths in the developed world has declined dramatically, due mainly to the increased use of the Pap test. However, the Pap test has a wide variation in sensitivity, which is the ability to detect the disease, and specificity, which is the ability to exclude false positives. A study by Duke University for the U.S. Agency for Health Care Policy and Research published in 1999 showed Pap test performance ranging from a 22%-95% sensitivity and 78%-10% specificity, although new technologies improving the sensitivity and specificity of the Pap test have recently been introduced and are finding acceptance in the marketplace. About 50 million Pap tests are given annually in the United States, at an average price of approximately $380 per test when combined with a pelvic per the standard of care.

After a Pap test returns a positive result for cervical cancer, accepted protocol calls for a visual examination of the cervix using a colposcope, usually followed by a biopsy, or tissue sampling, at one or more locations on the cervix. This method looks for visual changes attributable to cancer. There are about two million colposcope examinations annually in the United States and Europe. According to industry reports by MD Save and Costhelper Health, leading online medical service providers, the average cost of a colposcopy examination with biopsy in the United States is currently $943.

Given this landscape, we believe that there is a material need and market opportunity for LuViva as a triage device in the developed world where LuViva represents a more cost-effective method of verifying a positive Pap test than the alternatives.

The LuViva Advanced Cervical Scan

LuViva is designed to identify cervical cancers and precancers painlessly, non-invasively and at the point of care by scanning the cervix with light, then analyzing the light reflected from the cervix. The information presented by the light would be used to indicate the likelihood of cervical cancer or precancers. Our product, in addition to detecting the structural changes attributed to cervical cancer, is also designed to detect the biochemical changes that precede the development of visual lesions. In this way, cervical cancer may be detected earlier in its development, which should increase the chances of effective treatment. In addition to the device itself, operation of LuViva requires employment of our single-use, disposable calibration and alignment cervical guide.

To date, thousands of women in multiple international clinical settings have been tested with LuViva. As a result, more than 25 papers and presentations have been published regarding LuViva in a clinical setting, including at the International Federation of Gynecology and Obstetrics Congress in London in 2015 and at the Indonesian National Obstetrics and Gynecology (POGI) Meeting in Solo in 2016.

Internationally, we contract with country-specific or regional distributors. We believe that the international market will be significantly larger than the U.S. market due to the international demand for cervical cancer screening. We have executed formal distribution agreements covering 54 countries and still have active contracts in place for countries that cover roughly half of the world’s population, including China and Southeast Asia (including Indonesia), Eastern Europe and Russia as well as the Middle East (including Turkey). In 2020, we intend to focus on other large markets such as those in the European Union, India, and certain Latin American countries, such as Mexico.

We have previously obtained regulatory approval to sell LuViva in Europe under our Edition 3 CE Mark. Additionally, LuViva has also obtained marketing approval from Health Canada, COFEPRIS in Mexico, Ministry of Health in Kenya and the Singapore Health Sciences Authority. In addition, in 2018, we were approved for sales and marketing in India. We currently are seeking regulatory approval to market LuViva in the United States but have not yet received approval from the U.S. Food and Drug Administration (FDA). As of December 31, 2019, we have sold 140 LuViva devices and approximately 76,780 single-use-disposable cervical guides to international distributors.

We believe our non-invasive cervical cancer detection technology can be applied to the early detection of other cancers as well. From 2008 to early 2013, we worked with Konica Minolta to explore the feasibility of adapting our microporation and biophotonic cancer detection technology to other areas of medicine and to determine potential markets for these products in anticipation of a development agreement. In February 2013, we replaced our existing agreements with Konica Minolta with a new agreement, pursuant to which, subject to the payment of a nominal license fee due upon FDA approval, Konica Minolta has granted us a five-year, world-wide, non-transferable and non-exclusive right and license to manufacture and to develop a non-invasive esophageal cancer detection product from Konica Minolta and based on our biophotonic technology platform. The license permits us to use certain related intellectual property of Konica Minolta. In return for the license, we have agreed to pay Konica Minolta a royalty for each licensed product we sell. We continue to seek new collaborative partners to further develop our biophotonic technology.

Manufacturing, Sales Marketing and Distribution

We manufacture LuViva at our Norcross, Georgia facility. Most of the components of LuViva are custom made for us by third-party manufacturers. We adhere to ISO 13485:2003 quality standards in our manufacturing processes. Our single-use cervical guides are manufactured by a vendor that specializes in injection molding of plastic medical products. On January 22, 2017, we entered into a license agreement with SMI pursuant to which we granted SMI an exclusive global license to manufacture the LuViva device and related disposables (subject to a carve-out for manufacture in Turkey). On December 18, 2018, we entered into a co-development agreement with NTI, whereby NTI will perform final assembly of the LuViva device for its contracted distribution countries in Eastern Europe and Russia at its ISO 13485 facility in Hungary. This additional carve out has been agreed to by SMI.

We rely on distributors to sell our products. Distributors can be country exclusive or cover multiple countries in a region. We manage these distributors, provide them marketing materials and train them to demonstrate and operate LuViva. We seek distributors that have experience in gynecology and in introducing new technology into their assigned territories. Currently, we rely on SMI in distributing our products in the People's Republic of China, Macau, Hong Kong and Taiwan; we rely on NTI in distributing our products in Eastern Europe and Russia.

We have only limited experience in the production planning, quality system management, facility development, and production scaling that will be needed to bring production to increased sustained commercial levels. We will likely need to develop additional expertise in order to successfully manufacture, market, and distribute any future products.

Research, Development and Engineering

We have been engaged primarily in the research, development and testing of our LuViva non-invasive cervical cancer detection product and our core biophotonic technology. Since 2013, we have incurred approximately $7.8 million in research and development expenses, net of about $927,000 reimbursed through collaborative arrangements and government grants. Research and development costs were approximately $0.1 and $0.2 million in 2019 and 2018, respectively.

Since 2013, we have focused our research and development and our engineering resources almost exclusively on development of our biophotonic technology, with only limited support of other programs funded through government contracts or third-party funding. Because our research and clinical development programs for other cancers are at a very early stage, substantial additional research and development and clinical trials will be necessary before we can produce commercial prototypes of other cancer detection products.

Several of the components used in LuViva currently are available from only one supplier, and substitutes for these components could not be obtained easily or would require substantial modifications to our products.

Patents

We have pursued a course of developing and acquiring patents and patent rights and licensing technology. Our success depends in large part on our ability to establish and maintain the proprietary nature of our technology through the patent process and to license from other’s patents and patent applications necessary to develop our products. As of December 31, 2019, we have 16 granted U.S. patents relating to our biophotonic cancer detection technology that were developed in-house and are owned by the Company. Currently we do not own third party patents nor do we make any outside payments for patents.

As of September 3, 2020, patents 6,400,875, 6,577,391, and 6,870,620 had expired.

Patent No.	Title	Ctry	Grant Date	Expiration Date
6,400,875	Method for Protecting A Fiber Optic Probe And The Resulting Fiber Optic Probe	US	06/04/2002	11/01/2019
6,577,391	Apparatus And Method For Determining Tissue Characteristics	US	06/10/2003	03/24/2020
6,590,651	Apparatus and Method for Determining Tissue Characteristics	US	07/08/2003	11/16/2020
6,792,982	Vacuum Source For Harvesting Substances	US	09/21/2004	07/23/2023
6,870,620	Apparatus And Method For Determining Tissue Characteristics	US	03/22/2005	03/24/2020
6,975,889	Multi-Modal Optical Cancer Diagnostic System	US	12/13/2005	03/09/2021
7,006,220	Apparatus and Method for Determining Tissue Characteristics	US	02/28/2006	11/16/2020
7,174,927	Vacuum Source For Harvesting Substances	US	02/13/2007	09/03/2024
7,301,629	Apparatus and Method for Determining Tissue Characteristics	US	11/27/2007	07/03/2023
7,335,166	System And Methods For Fluid Extractions And Monitoring	US	02/26/2008	05/22/2023
8,644,912	Method and Apparatus For Determining Tissue Characteristics	US	02/04/2014	11/16/2020
8,781,560	Method and Apparatus For Rapid Detection and Diagnosis of Tissue Abnormalities	US	07/15/2014	07/14/2031
9,561,003	Method and Apparatus For Rapid Detection and Diagnosis of Tissue Abnormalities	US	02/07/2017	07/14/2031
D714453	Mobile Cart and Hand Held Unit for Diagnostics of Measurement	US	09/30/2014	09/30/2028
D724199	Medical Diagnostic Stand Off Tube	US	03/10/2015	03/10/2029
D746475	Mobile Cart and Hand Held Unit for Diagnostics or Measurement	US	12/29/2015	12/29/2029

In addition to the patents listed above, the Company owns four additional corresponding foreign patents and has applied for two additional US patents, although there is no assurance that these patents will be granted.  The Company’s strategy is to continue improving its products and filing new patents to protect those improvements.

In the United States, additional years of patent protection may be added (on a case by case basis) beyond the standard patent terms under the 1984 Drug Price Competition and Patent Term Restoration Act, also known as the Hatch-Waxman Act.  The Hatch-Waxman act includes Section 156, which provides for the extension of the term of a granted patent (PTE) under certain circumstances. The intent behind Section 156 is to extend patent life to compensate patent holders for patent term lost while developing their product and awaiting FDA approval.  The Company’s patents qualify under Section 156 because LuViva has not yet been commercialized in the United States and it is being regulated by FDA as a Class III Medical Device.

Competition

The medical device industry in general and the markets for cervical cancer detection in particular, are intensely competitive. If successful in our product development, we will compete with other providers of cervical cancer detection and prevention products.

Current cervical cancer screening and diagnostic tests, primarily the Pap test, HPV test, and colposcopy, are well established and pervasive. Improvements and new technologies for cervical cancer detection and prevention, such as Thin-Prep from Hologic and HPV testing from Qiagen, have led to other new competitors. In addition, there are other companies attempting to develop products using forms of biophotonic technologies in cervical cancer detection, such as Spectrascience, which has a very limited U.S. FDA approval to market its device for detection of cervical cancers, but has not yet entered the market. The approval limits use of the Spectrascience device only after a colposcopy, as an adjunct. In addition to the Spectrascience device, there are other technologies that are seeking to enter the market as adjuncts to colposcopy, including devices from Dysis and Zedco. While these technologies are not direct competitors to LuViva, modifications to them or other new technologies will require us to develop devices that are more accurate, easier to use or less costly to administer so that our products have a competitive advantage.

In April 2014, the U.S. FDA approved the use of the Roche cobas HPV test as a primary screener for cervical cancer. Using a sample of cervical cells, the cobas HPV test detects DNA from 14 high-risk HPV types. The test specifically identifies HPV 16 and HPV 18, while concurrently detecting 12 other types of high-risk HPVs. This could make HPV testing a competitor to the Pap test. However, due to its lower specificity, we believe that screening with HPV will increase the number of false positive results if widely adopted.

In June 2006, the U.S. FDA approved the HPV vaccine Gardasil from drug maker Merck. Gardasil is a prophylactic HPV vaccine, meaning that it is designed to prevent the initial establishment of HPV infections. For maximum efficacy, it is recommended that girls receive the vaccine prior to becoming sexually active. Since Gardasil will not block infection with all of the HPV types that can cause cervical cancer, the vaccine should not be considered a substitute for routine Pap tests. On October 16, 2009, GlaxoSmithKline PLC was granted approval in the United States for a similar preventive HPV vaccine, known as Cervarix. Due to the limited availability and lack of 100% protection against all potentially cancer-causing strains of HPV, we believe that the vaccines will have a limited impact on the cervical cancer screening and diagnostic market for many years.

Government Regulation

The medical devices that we manufacture are subject to regulation by numerous regulatory bodies, including the CFDA, the U.S. FDA, and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution.

In the European Union, medical devices are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent “Notified Body,” is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. From 2017 through 2019, we were unable to pay the annual registration fees to maintain our ISO 13485:2003 certification and our CE Mark. Once our financing is completed, we will make the required payments and reobtain both certifications. In addition, our December 21, 2018 agreement with Newmars, described above, will allow final assembly at their ISO 13485:2016 accredited facility. Once all inspections have been passed for LuViva, this will allow an alternative path for obtaining the CE Mark.

China has a regulatory regime similar to that of the European Union, but due to interaction with the U.S. regulatory regime, the CFDA also shares some similarities with its U.S. counterpart. Devices are classified by the CFDA’s Center for Medical Device Evaluation (CMDE) into three categories based on medical risk, with the level of regulatory oversight determined by degree of risk and invasiveness. CMDE’s device classifications and definitions are as follows:

● Class I device: The safety and effectiveness of the device can be ensured through routine administration.

● Class II device: Further control is required to ensure the safety and effectiveness of the device.

● Class III device: The device is implanted into the human body; used for life support or sustenance; or poses potential risk to the human body, and thus must be strictly controlled in respect to safety and effectiveness.

Based on the above definitions and several discussions with regulatory consultants and potential partners, we believe that LuViva is most likely to be classified as a Class II device, however, this is not certain and the CFDA may determine that LuViva requires a Class III registration. Class III registrations are granted by the national CFDA office while Class I and II registrations occur at the provincial level. Typically, registration granted at the provincial level allows a medical device to be marketed in all of China’s provinces.

While Class I devices usually do not require clinical trial data from Chinese patients and Class III devices almost always do, Class II medical devices sometimes do and sometimes do not require Chinese clinical trials, and this determination may depend on the claim for the device and quality of clinical trials conducted outside of China. If clinical trials conducted in China are required, they usually are less burdensome for Class II devices than Class III devices.

CFDA labs also conduct electrical, mechanical and electromagnetic emission safety testing for medical devices similar to those required for the CE Mark. As is the case with the U.S. FDA, manufacturers in China undergo periodic inspections and must comply with international quality standards such as ISO 13485 for medical devices. As part of our agreement with SMI, SMI will underwrite the cost of securing approval of LuViva with the CFDA.

In the United States, permission to distribute a new device generally can be met in one of two ways. The first process requires that a pre-market notification (510(k) Submission) be made to the U.S. FDA to demonstrate that the device is as safe and effective as, or substantially equivalent to, a legally marketed device that is not subject to premarket approval (PMA). A legally marketed device is a device that (1) was legally marketed prior to May 28, 1976, (2) has been reclassified from Class III to Class II or I, or (3) has been found to be substantially equivalent to another legally marketed device following a 510(k) Submission. The legally marketed device to which equivalence is drawn is known as the “predicate” device. Applicants must submit descriptive data and, when necessary, performance data to establish that the device is substantially equivalent to a predicate device. In some instances, data from human clinical studies must also be submitted in support of a 510(k) Submission. If so, these data must be collected in a manner that conforms with specific requirements in accordance with federal regulations. The U.S. FDA must issue an order finding substantial equivalence before commercial distribution can occur. Changes to existing devices covered by a 510(k) Submission which do not significantly affect safety or effectiveness can generally be made by us without additional 510(k) Submissions.

The second process requires that an application for premarket approval (PMA) be made to the U.S. FDA to demonstrate that the device is safe and effective for its intended use as manufactured. This approval process applies to most Class III devices, including LuViva. In this case, two steps of U.S. FDA approval are generally required before marketing in the United States can begin. First, investigational device exemption (IDE) regulations must be complied with in connection with any human clinical investigation of the device in the United States. Second, the U.S. FDA must review the PMA application, which contains, among other things, clinical information acquired under the IDE. The U.S. FDA will approve the PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose.

We completed enrollment in our U.S. FDA pivotal trial of LuViva in 2008 and, after the U.S. FDA requested two-years of follow-up data for patients enrolled in the study, the U.S. FDA accepted our completed PMA application on November 18, 2010, effective September 23, 2010, for substantive review. On March 7, 2011, we announced that the U.S. FDA had inspected two clinical trial sites and audited our clinical trial data base systems as part of its review process and raised no formal compliance issues. On January 20, 2012, we announced our intent to seek an independent panel review of our PMA application after receiving a “not-approvable” letter from the U.S. FDA. On November 14, 2012 we filed an amended PMA with the U.S. FDA. On September 6, 2013, we received a letter from the U.S. FDA with additional questions and met with the U.S. FDA on May 8, 2014 to discuss our response. On July 25, 2014, we announced that we had responded to the U.S. FDA’s most recent questions.

We received a “not-approvable” letter from the U.S. FDA on May 15, 2015. We had a follow up meeting with the U.S. FDA to discuss a path forward on November 30, 2015, at which we agreed to submit a detailed clinical protocol for U.S. FDA review so that additional studies can be completed. We held a follow up teleconference with FDA on January 28, 2020 and filed a pre-submission document to the Agency on February 17, 2020 that summarized the clinical protocol to be submitted for FDA review. These studies may not be completed in 2020, although we intend to pursue FDA approval and start studies in 2020 once funds are available. We remain committed to obtaining U.S. FDA approval, but at the same time we are focused on international sales growth, where we believe the commercial opportunities are larger and the clinical need is more significant.

The process of obtaining clearance to market products is costly and time-consuming in virtually all of the major markets in which we sell, or expect to sell, our products and may delay the marketing and sale of our products. Countries around the world have recently adopted more stringent regulatory requirements, which are expected to add to the delays and uncertainties associated with new product releases, as well as the clinical and regulatory costs of supporting those releases. No assurance can be given that our products will be approved on a timely basis in any particular jurisdiction, if at all. In addition, regulations regarding the development, manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Noncompliance with applicable requirements can result in import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals or clearances, recall or seizure of products, operating restrictions, denial of export applications, governmental prohibitions on entering into supply contracts, and criminal prosecution. Failure to obtain regulatory approvals or the restriction, suspension or revocation of regulatory approvals or clearances, as well as any other failure to comply with regulatory requirements, would have a material adverse effect on our business, financial condition and results of operations.

Regulatory approvals and clearances, if granted, may include significant labeling limitations and limitations on the indicated uses for which the product may be marketed. In addition, to obtain regulatory approvals and clearances, the U.S. FDA and some foreign regulatory authorities impose numerous other requirements with which medical device manufacturers must comply. U.S. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. Any products we manufacture or distribute under U.S. FDA clearances or approvals are subject to pervasive and continuing regulation by the U.S. FDA. The U.S. FDA also requires us to provide it with information on death and serious injuries alleged to have been associated with the use of our products, as well as any malfunctions that would likely cause or contribute to death or serious injury.

The U.S. FDA requires us to register as a medical device manufacturer and list our products. We are also subject to inspections by the U.S. FDA and state agencies acting under contract with the U.S. FDA to confirm compliance with good manufacturing practice. These regulations require that we manufacture our products and maintain documents in a prescribed manner with respect to manufacturing, testing, quality assurance and quality control activities. The U.S. FDA also has promulgated final regulatory changes to these regulations that require, among other things, design controls and maintenance of service records. These changes will increase the cost of complying with good manufacturing practice requirements.

Distributors of medical devices may also be required to comply with other foreign regulatory agencies, and we or our distributors currently have marketing approval for LuViva from Health Canada, COFEPRIS in Mexico, the Ministry of Health in Kenya, and the Singapore Health Sciences Authority. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in China or the United States, and requirements for those approvals may differ from those required by the CFDA or the U.S. FDA.

We are also subject to a variety of other controls that affect our business. Labeling and promotional activities are subject to scrutiny by the U.S. FDA and, in some instances, by the U.S. Federal Trade Commission. The U.S. FDA actively enforces regulations prohibiting marketing of products for unapproved users. We are also subject, as are our products, to a variety of state and local laws and regulations in those states and localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those regions. Manufacturers are also subject to numerous federal, state and local laws relating to matters such as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with these laws and regulations now or in the future. These laws or regulations may have a material adverse effect on our ability to do business.

Although our marketing and distribution partners around the world assist in the regulatory approval process, ultimately, we are be responsible for obtaining and maintaining regulatory approvals for our products. The inability or failure to comply with the varying regulations or the imposition of new regulations would materially adversely affect our business, financial condition and results of operations.

Employees and Consultants

As of December 31, 2019, we had five regular employees and three consultants to provide services to us on a full- or part-time basis. Of the eight people employed or engaged by us, two are engaged in engineering, manufacturing and development, two are engaged in sales and marketing activities, one is engaged in clinical testing and regulatory affairs, and three are engaged in administration and accounting. No employees are covered by collective bargaining agreements, and we believe we maintain good relations with our employees.

Our ability to operate successfully and manage our potential future growth depends in significant part upon the continued service of key scientific, technical, managerial and finance personnel, and our ability to attract and retain additional highly qualified personnel in these fields. Two of these key employees have an employment contract with us; none are covered by key person or similar insurance. In addition, if we are able to successfully develop and commercialize our products, we likely will need to hire additional scientific, technical, marketing, managerial and finance personnel. We face intense competition for qualified personnel in these areas, many of whom are often subject to competing employment offers. The loss of key personnel or our inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

Corporate History

We are a Delaware corporation, originally incorporated in 1992 under the name “SpectRx, Inc.,” and, on February 22, 2008, changed our name to Guided Therapeutics, Inc. At the same time, we renamed our wholly owned subsidiary, InterScan Inc., which originally had been incorporated as “Guided Therapeutics, Inc.”

Our principal executive and operations facility is located at 5835 Peachtree Corners East, Suite B, Norcross, Georgia 30092, and our telephone number is (770) 242-8723.

MANAGEMENT
Set forth below is information regarding our current directors and executive officers.

Name	Age	Position
Gene S. Cartwright, Ph.D.	66	Chief Executive Officer, President, Acting Chief Financial Officer and Director
Mark Faupel, Ph.D.	64	Chief Operating Officer and Director
Richard L. Fowler	63	Senior Vice President of Engineering
John E. Imhoff, M.D.	70	Director
Michael C. James	61	Chairman and Director

Except as set forth below, all of the executive officers have been associated with us in their present or other capacities for more than the past five years. Officers are elected annually by the board of directors and serve at the discretion of the board. There are no family relationships among any of our executive officers and directors. There are no family relationships between any of our directors or executive officers.

Gene S. Cartwright, Ph.D. joined us in January 2014 as the President, Chief Executive Officer and Acting Chief Financial Officer. He was elected as a director on January 11, 2014. Prior to joining us, he worked for Omnyx, LLC, a Joint Venture between GE Healthcare and the University of Pittsburgh Medical Center, where, as CEO for over four years he founded and managed the successful development of products for the field of Digital Pathology. Prior to his work with Omnyx, LLC, he was President of Molecular Diagnostics for GE Healthcare. Prior to GE, Dr. Cartwright was Divisional Vice President/General Manager for Abbott Diagnostics’ Molecular Diagnostics business. In his 24-year career at Abbott, he also served as Divisional Vice President for U.S. Marketing for five years. He received a Master of Management degree from Northwestern’s Kellogg School of Management and also holds a Ph.D. in chemistry from Stanford University and an AB from Dartmouth College. Dr. Cartwright brings over 30 years of experience working in the IVD diagnostics industry. He has great experience in the diagnostics market both in the development and introduction of new diagnostics technologies, as well as extensive successful commercial experience with global businesses. With his background and experience, Dr. Cartwright, as President and Chief Executive Officer, as well as Acting Chief Financial Officer, works with and advises the board as to how we can successfully market and build LuViva international sales.

Mark Faupel, Ph.D., rejoined us as Chief Operating Officer and director on December 8, 2016. He previously served on our board of directors through 2013 and has more than 30 years of experience in developing non-invasive alternatives to surgical biopsies and blood tests, especially in the area of cancer screening and diagnostics. Dr. Faupel was one of our co-founders and also served as our Chief Executive Officer from May 2007 through 2013. Prior thereto was our Chief Technical Officer from April 2001 to May 2007. Dr. Faupel has served as a National Institutes of Health reviewer, is the inventor on 26 U.S. patents and has authored numerous scientific publications and presentations, appearing in such peer-reviewed journals as The Lancet. Dr. Faupel earned his Ph.D. in neuroanatomy and physiology from the University of Georgia.

Rick Fowler, Senior Vice President of Engineering is an accomplished Executive with significant experience in the management of businesses that sell, market, produce and develop sophisticated medical devices and instrumentation. Mr. Fowler’s 25 plus years of experience includes assembling and managing teams, leading businesses and negotiating contracts, conducting litigation, and developing ISO, CE, FDA QSR, GMP and GCP compliant processes and products. He is adept at providing product life cycle management through effective process definition and communication - from requirements gathering, R&D feasibility, product development, product launch, production startup and support. Mr. Fowler combines outstanding analytical, out-of-the-box, and strategic thinking with strong leadership, technical, and communication skills and he excels in dynamic, demanding environments while remaining pragmatic and focused. He is able to deliver high risk projects on time and under budget as well as enhance operational effectiveness through outstanding cross-functional team leadership (R&D, marketing, product development, operations, quality assurance, sales, service, and finance). In addition, Mr. Fowler is well versed in global medical device regulatory and product compliance requirements. Mr. Fowler became a consultant in 2020, but retained his title.

John E. Imhoff, M.D. has served as a member of our Board of Directors since April 2006. Dr. Imhoff is an ophthalmic surgeon who specializes in cataract and refractive surgery. He is one of our principal stockholders and invests in many other private and public companies. He has a B.S. in Industrial Engineering from Oklahoma State University, an M.D. from the University of Oklahoma and completed his ophthalmic residency at the Dean A. McGee Eye Institute. He has worked as an ophthalmic surgeon and owner of Southeast Eye Center since 1983. Dr. Imhoff has experience in clinical trials and in other technical aspects of a medical device company. His background in industrial engineering is especially helpful to us, especially as Dr. Imhoff can combine this knowledge with clinical applications. His experience in the investment community is invaluable to a public company often undertaking capital raising efforts.

Michael C. James has served as a member of our Board of Directors since March 2007 and as Chairman of the Board since October 2013. Mr. James is also the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, Chief Executive Officer and the Chief Financial Officer of Inergetics, Inc., a nutraceutical supplements company and also the Chief Financial Officer of Terra Tech Corporation, which is a hydroponic and agricultural company. He also holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Mr. James currently sits on the Board of Directors of Inergetics; Inc. Mr. James was Chief Executive Officer of Nestor, Inc. from January 2009 to September 2009 and served on their Board of Directors from July 2006 to June 2009. He was employed by Moore Capital Management, Inc., a private investment management company from 1995 to 1999 and held position of Partner. He was employed by Buffalo Partners, L.P., a private investment management company from 1991 to 1994 and held the position of Chief Financial and Administrative Officer. He began his career in 1980 as a staff accountant with Eisner LLP. Mr. James received a B.S. degree in Accounting from Farleigh Dickinson University in 1980. Mr. James has experience both in the areas of company finance and accounting, which is invaluable to us during financial audits and offerings. Mr. James has extensive experience in the management of both small and large companies and his entrepreneurial background is relevant as we develop as a company.

Involvement in Certain Legal Proceedings

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. Management believes that the dispositions of these matters, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular year.

As of September 3, 2020, there was no accrual recorded for any potential losses related to pending litigation.

Board Committees and Director Independence

Director Independence

Of our current directors, we have determined that Michael C. James and John Imhoff are “independent” as defined by applicable rules and regulations.

Board Committees

Our board of directors has established three standing committees — Audit and Compensation Committees. All standing committees operate under a charter that has been approved by our board of directors.

Audit Committee

Our board of directors has an Audit Committee, composed of Michael James and John Imhoff, Messrs. Michael James and John Imhoff are independent directors as defined in accordance with section Rule 10A-3 of the Exchange Act and the rules of the NASDAQ Stock Market. Mr. James serves as chairman of the committee. Our board of directors has determined that Mr. James is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions.

The Audit Committee:

●
appoints, retains, and terminates the independent auditors (subject, if applicable, to shareholder ratification);
●
meets with the independent auditors and financial management of the corporation to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof reviews such audit, including any comments or recommendations of the independent auditors;
●
reviews with the independent auditors, the company’s internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the corporation, and elicits any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct;

●
reviews the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders;
●
provides sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the corporation’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit;
●
reviews accounting and financial human resources and succession planning within the company;
●
submits the minutes of all meetings of the audit committee to, or discusses the matters discussed at each committee meeting with, the board of directors.
●
establishes procedures for the receipt, retention and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters;
●
insures that the independent auditors of the company provide adequate evidence of their independence, including requiring a formal written statement regarding all relationship services provided to the company, which may impact independence.

Compensation Committee

Our board of directors also has a Compensation Committee, which reviews or recommends the compensation arrangements for our management and employees and also assists the board of directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee is composed of 2 members: John Imhoff and Michael James. Mr. Imhoff serves as chairman of this committee. Messrs. Imhoff and James are independent in accordance with rules of the NASDAQ Stock Market.

Our Committee has overall responsibilities for approving and evaluating officer compensation plans, policies and programs of the Company. For this purpose, the Compensation Committee has a charter (which is reviewed annually) and performs several functions. The Compensation Committee:

●
retains and terminates any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms;
●
reviews and approves corporate goals and objectives relevant to compensation, evaluate performance in light of those goals and objectives, and determine and approve compensation levels based on this evaluation;
●
makes recommendations to the Board with respect to compensation, incentive compensation and equity-based plans. To the extent directed or authorized by the Board, the Compensation Committee shall adopt or administer such plans on behalf of the Board and the Company.
●
produces the compensation committee report on executive compensation required to be included in the Company’s proxy statement for its annual meeting of stockholders.
●
forms and delegates authority to subcommittees, when appropriate.
●
makes regular reports to the Board.
●
reviews and reassesses the adequacy of the Compensation Committee Charter.
●
reviews and evaluates its own performance

Nominating Committee

Our board of directors has a Nominating Committee composed of John Imhoff and Michael James. John Imhoff serves as the chairman of the committee. The Nominating Committee is charged with proposing potential director nominees to the board of directors for consideration. The Nominating Committee has a charter which is reviewed annually. John Imhoff and Michael James are independent directors in accordance with the rules of the NASDAQ Stock Market. The Nominating Committee will consider director nominees recommended by security holders.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees. To obtain a copy without charge, contact our Corporate Secretary, Guided Therapeutics, Inc., 5835 Peachtree Corners East, Suite B, Norcross, Georgia 30092. If we amend our code of ethics, other than a technical, administrative or non-substantive amendment, or we grant any waiver, including any implicit waiver, from a provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, we will disclose the nature of the amendment or waiver on our website, www.guidedinc.com, under the “Investor Relations” tab under the tab “About Us.” Also, we may elect to disclose the amendment or waiver in a report on Form 8-K filed with the SEC.

Executive Compensation

Summary Compensation Table

The following table lists specified compensation we paid or accrued during each of the fiscal years ended December 31, 2019 and 2018 to the Chief Executive Officer and our two other most highly compensated executive officers, collectively referred to as the “named executive officers,” in 2019:

2019 and 2018 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Total ($)
Gene S. Cartwright, Ph.D.	2019	-	-	-	-
President, CEO, Acting CFO and Director (2)	2018	-	-	-	-
Mark Faupel, Ph.D.	2019	-	-	-	-
COO and Director(3)(2)	2018	-	-	-	-
Richard Fowler,	2019	-	-	-	-
Senior Vice President of Engineering(2)	2018	62,019	-	-	62,019

(1) All amounts reported as accrued. Dr. Cartwright, Dr. Faupel, and Mr. Fowler have elected not to get paid a salary, due to our cash position.
(2) On December 8, 2016, the board of directors appointed Dr. Faupel as our new COO and director. For 2019 and 2018, Dr. Cartwright did not receive salary compensation. As previously disclosed, on July 20, 2018, the Company entered into an exchange agreement and promissory note with Dr. Cartwright. The agreements were entered into in order to extinguish and restructure current amounts owed to Dr. Cartwright. In the exchange agreement Dr. Cartwright, agreed to exchange outstanding amounts due to him for loans, interest, bonus, salary and vacation pay in the amount of $1,621,499 for $319,204 promissory note. Pursuant to the exchange agreement the note will bear interest at 6%. In addition, Dr. Cartwright will receive 125 stock options, with 31 vesting immediately and the remaining vesting monthly over three years. Dr, Cartwright, agreed to exchange outstanding amounts due to him for loans, interest, bonus, salary and vacation pay in the amount of $1,621,000 for a $319,000 promissory note dated September 4, 2018. As a result of the exchange agreement, the Company recorded a gain for extinguishment of debt of $840,000 and a capital contribution of $432,000 during the year ended December 31, 2018. The schedule below summarizes the detail of outstanding amounts:

For Dr. Cartwright:

Salary	$337
Bonus	675
Vacation	-
Interest on compensation	59
Loans to Company	528
Interest on loans	22
Total outstanding	$1,621
Amount forgiven	1,302
Promissory note issued in exchange	319

For 2019 and 2018, Dr. Faupel did not receive salary compensation. He received no bonus in the years ended December 31, 2019 and 2018. As previously disclosed, on July 24, 2018, the Company entered into an exchange agreement and promissory note with Dr. Faupel. The agreements were entered into in order to extinguish and restructure current amounts owed to Dr. Faupel. In the exchange agreement Dr. Faupel, agreed to exchange outstanding amounts due to him for loans, interest, bonus, salary and vacation pay in the amount of $660,895 for $207,111 promissory note. Pursuant to the exchange agreement the note will bear interest at 6%. In addition, Dr. Faupel will receive 94 stock options, with 31 vesting immediately and the remaining vesting monthly over three years. Dr. Faupel will also receive 560 options at $200.00 shall owe Dr. Faupel $113,000. As a result of the exchange agreement, the Company recorded a gain for extinguishment of debt of $199,079 and a capital contribution of $234,990. As of December 31, 2019, Dr. Faupel’s total undiscounted cash flow amount due was approximately $256,825 including interest. The schedule below summarizes the detail of outstanding amounts:

For Dr. Faupel:

Salary	$134
Bonus	20
Vacation	95
Interest on compensation	67
Loans to Company	196
Interest on loans	149
Total outstanding	$661
Amount forgiven	454
Promissory note issued in exchange	207

For 2019 and 2018, Mr. Fowler accrued base salary of nil and $62,019. On March 2016, Mr. Fowler began working half-time and agreed to reduce his base salary compensation to $107,500 from $215,000 in 2015. For both years he received the usual and customary company benefits. He received no bonus in the years ended December 31, 2019 and 2018. In 2015, he received options to purchase 2 shares of common stock, which vest over 48 months. As of December 31, 2019, Mr. Fowler’s total deferred salary plus interest was approximately $521,389.

Outstanding Equity Awards to Officers at December 31, 2019

Name and Principal Position	Number of Securities Underlying Options Exercisable (#)(1)	Number of Securities Underlying Options Un-exercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date
Gene S. Cartwright, Ph.D. President, CEO, Acting CFO and Director	2	-	28,360	12/31/2024
Mark Faupel, Ph.D. COO and Director	9	-	70,836	12/31/2024
Richard Fowler Senior Vice President of Engineering	5	-	49,984	12/31/2024
(1) Represents fully vested options.
(2) Average price, based on all outstanding options.

Outstanding Equity Awards to Directors at December 31, 2019

	Option Awards
Name and Principal Position	Option Awards (#)	Exercise Price ($)
Ronald W. Hart, Ph.D., Director (resigned as of December 11, 2015)	6	56,267
John E. Imhoff, M.D., Director	7	57,143
Michael C. James, Chairman and Director	6	56,267

Stock Options

Our 1995 Stock Plan (the “Plan”) has expired pursuant to its terms, so zero shares remained available for issuance at December 31, 2019 and 2018. The Plan allowed for the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options was determined by the our board of directors, but incentive stock options were granted at an exercise price equal to the fair market value of our common stock as of the grant date. Options historically granted have generally become exercisable over four years and expire ten years from the date of grant.

Due to the 1:800 reverse stock split of all of our issued and outstanding common stock was implemented on March 29, 2019. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. This resulted in the number of stock options outstanding to be zero.

2018 Stock Option Plan

Overview Our stockholders approved and adopted the Guided Therapeutics, Inc. 2018 Stock Option Plan (the “Plan”) and the material terms thereunder at the annual meeting of our stockholders in 2018. A total of 2,500,000 shares of common stock are reserved for issuance under the Plan.

Administration Our Board or a committee of at least two people as our Board may appoint (the “Committee”) administer the Plan. The Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Plan. The Committee has full discretion to administer and interpret the Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility Employees, directors, officers, advisors or consultants of our company or our affiliates are eligible to participate in the Plan. The Committee has the sole and complete authority to determine who will be granted an award under the Plan, however, it may delegate such authority to one or more officers of the Company under the circumstances set forth in the Plan.

Number of Shares Authorized The Plan provides for an aggregate of 2,500,000 shares of common stock to be available for awards. If an award is forfeited or if any option terminates, expires or lapses without being exercised, the shares of our common stock subject to such award will again be made available for future grant. Shares that are used to pay the exercise price of an option or that are withheld to satisfy the plan participant’s tax withholding obligation will not be available for re-grant under the Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under the Plan, the number of shares covered by awards then outstanding under the Plan, the limitations on awards under the Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

Term The Plan has a term of ten years and no further awards may be granted under the Plan after that date.

Awards Available for Grant The Committee may grant awards of Non-Qualified Stock Options, Incentive (qualified) Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonus Awards or any combination of the foregoing; provided, that the Committee may not grant to any one person in any one calendar year Awards (i) for more than 500,000 Common Shares in the aggregate or (ii) payable in cash in an amount to exceed $25,000 in the aggregate.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our board recognizes that related person transactions present a heightened risk of conflicts of interest. The audit committee has the authority to review and approve all related party transactions involving our directors or executive officers.

Under the policy, when management becomes aware of a related person transaction, management reports the transaction to the audit committee and requests approval or ratification of the transaction. Generally, the audit committee will approve only related party transactions that are on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person. The audit committee will report to the full board all related person transactions presented to it. Based on the definition of independence of the NASDAQ Stock Market, the board has determined that Mr. James and Dr. Imhoff are independent directors.

John E. Imhoff is one of our directors. In June 2015, Dr. Imhoff agreed to exchange certain of his warrants, originally issued in December 2014 and exercisable for 1 share of our common stock, for two new warrants that, unlike the original warrant, do not contain any price or share reset provisions. Each new warrant is exercisable for the same number of shares of our common stock as the original warrant, at any time until December 2, 2020. The exercise price of the first new warrant is $57,600 per share and the second new warrant is $70,400 per share but, aside from the exercise price, the new warrants are identical in terms to each other. As additional consideration, we issued Dr. Imhoff an additional 1 share of common stock. Dr. Imhoff participated on terms equal to those of other holders of the December 2014 warrants. As a result of these transactions, Dr. Imhoff’s beneficial ownership of our common stock increased from approximately 11.7% immediately prior to the exchange, to approximately 11.8% immediately afterward.

In September 2015, Dr. Imhoff participated in our Series C preferred stock issuance by exchanging all of his shares of Series B preferred stock and investing $300,000 in cash, for a total of 1,067 shares of Series C preferred stock and warrants to purchase 211 shares of common stock. Dr. Imhoff participated on terms equal to those of other Series C investors. As a result of these transactions, Dr. Imhoff’s beneficial ownership of our common stock increased from approximately 14% immediately prior to his first acquisition of shares of Series C preferred stock, to 25% immediately afterward.

On March 11, 2016, Dr. Imhoff received 1 share of common stock as a dividend on his Series B preferred stock (previously accrued but unpaid), in accordance with the terms of the Series B preferred stock.

In April 2016, Dr. Imhoff exchanged his shares of Series C preferred stock for a total of 2,400.75 shares of Series C1 preferred stock and 16 shares of common stock. Dr. Imhoff participated on terms equal to those of other Series C1 investors. As a result of this transaction, Dr. Imhoff’s beneficial ownership of our common stock increased from approximately 25% immediately prior to the transaction, to 77% immediately afterward.

In June 2016, Dr. Imhoff agreed to exchange certain of his warrants, exercisable for 6 shares of our common stock and subject to certain anti-dilution provisions, in exchange for new warrants, exercisable for 11 shares of our common stock, but without those anti-dilution provisions. Dr. Imhoff will be required to surrender his old warrants upon consummation of our next financing resulting in net cash proceeds to us of at least $1 million. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of the financing, subject to customary “downside price protection” for as long as our common stock is not listed on a national securities exchange, and will expire five years from the date of issuance.

On September 6, 2016, we entered into a royalty agreement with Dr. Imhoff and another party. Pursuant to the royalty agreement, in exchange for a payment of $50,000 by Dr. Imhoff and the other party, we granted them a royalty on future sales of our single-use cervical guides. The royalty rate was initially $0.10 per disposable, until October 2, 2016, at which point the royalty rate increased to $0.20 per disposable. Any royalty payments will be split evenly between Dr. Imhoff and the other party.

Lynne Imhoff (no relation) currently beneficially owns in excess of 10% of our outstanding common stock. In September 2015, Ms. Imhoff participated in our Series C preferred stock issuance by exchanging all of her shares of Series B preferred stock and investing $125,000 in cash, for a total of 300 shares of Series C preferred stock and warrants to purchase 1 shares of common stock. Ms. Imhoff participated on terms equal to those of other Series C investors. As a result of these transactions, Ms. Imhoff’s beneficial ownership of our common stock increased from approximately 2% immediately prior to her first acquisition of shares of Series C preferred stock, to 4% immediately afterward.

In April 2016, Ms. Imhoff exchanged her shares of Series C preferred stock for a total of 675 shares of Series C1 preferred stock and 5 shares of common stock. Ms. Imhoff participated on terms equal to those of other Series C1 investors. As a result of this transaction, Ms. Imhoff’s beneficial ownership of our common stock increased from approximately 4% immediately prior to the transaction, to 45% immediately afterward.

James Clavijo is one of our consultants. On June 23, 2020, we entered into an exchange agreement with Mr. Clavijo. Based on this agreement we exchanged outstanding payables, in the amount of $135,213 of debt outstanding for: $10,213 in cash; 500,000 restricted common stock shares; and 250,000 warrants issued to purchase common stock shares at a strike price of $0.50.

PRINCIPAL STOCKHOLDERS

The following table lists information regarding the beneficial ownership of our equity securities as of September 3, 2020 by (1) each person whom we know to beneficially own more than 5% of the outstanding shares of our common stock, (2) each director, (3) each officer named in the summary compensation table below, and (4) all directors and executive officers as a group. Unless otherwise indicated, the address of each officer and director is 5835 Peachtree Corners East, Suite B, Norcross, Georgia 30092.

	Common Stock (2)		Series E Preferred Stock (3)		Series D Preferred Stock (4)		Series C1 Preferred Stock (5)		Series C2 Preferred Stock (6)
Name and Address of Beneficial Owner (1)	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage	Number of Shares	Percentage
John E. Imhoff (7)	10,957,813	50.47%			300	39.22%	-	-	2,400.75	73.59%
Lynne Imhoff (8)	1,350,000	9.35%			-	-	675	64.33%	-	-
Michael C. James/Kuekenhof Equity Fund, LLP (9)	30,264	*			-	-	-	-	-	-
Gene Cartwright (10)	857,171	6.19%			50	6.54%	-	-	-	-
Richard L. Fowler (11)	-	*			-	-	-	-	-	-
Mark L. Faupel (12)	1,345,950	9.37%			38	4.97%	-	-	299.25	9.17%
Richard Blumberg (13)	2,335,260	16.37%			-	-	-	-	-	-
Rosalind Master Fund (14)	3,285,859	20.74%	250	15.38%	250	32.68%	-	-	-	-
K2 Medical / Shandong (15)	3,810,540	25.40%			-	-	-	-	-	-
Auctus (16)	9,275,000	42.41%		6.46%	-	-	-	-	-	-
Flynn D. Case Living Trust (17)	1,792,909	12.81%			-	-	-	-	-	-
FCMI (18)	2,000,000		500	30.76%
All directors and executive officers as a group (4 persons) (19)	13,191,197	55.54%			388	52.57%	-	-	2,700.75	82.75%

(*) Less than 1%

(1)
Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

(2)
Percentage ownership is based on 13,096,066 shares of common stock outstanding as of September 3, 2020. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors that include voting and investment power with respect to shares. Shares of common stock subject to convertible securities convertible or exercisable within 60 days after the record date, are deemed outstanding for purposes of computing the percentage ownership of the person holding those securities but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Note that certain of our outstanding securities, including certain warrants and the shares of Series C1 preferred stock held by the persons listed in this table, have anti-dilution “ratchet” or “price-protection” provisions that, when triggered, will increase the number of shares of common stock underlying such securities. Subject to customary exceptions, these provisions are triggered anytime we issue shares of common stock to third parties at a price lower than the then-current conversion price or exercise price of the subject securities. As a result, the beneficial ownership reported in this table is only as of the date presented, and the beneficial ownership amounts of the persons in this table may increase on a future date, even though such persons have not actually acquired any additional shares of common stock. The number of shares of Common Stock excludes those underlying the Warrants, Preferred Stocks and Convertible Notes, the conversion/exercise of which may not be effected to the extent such conversion/exercise would result in the holder’s aggregate beneficial ownership, together with that of all the holder’s affiliates, to exceed 4.99% of the Company’s issued and outstanding shares of Common Stock.

(3)
As of September 3, 2020, there were 1,635.50 shares of Series E preferred stock shares that will be issued, and each such share was convertible into approximately 4,000 shares of common stock.

(4)
As of September 3, 2020, there were 763 shares of Series D preferred stock shares that will be issued, and each such share was convertible into approximately 3,000 shares of common stock.

(5)
As of September 3, 2020, there were 1,049.25 shares of Series C1 preferred stock outstanding, and each such share was convertible into approximately 2,000 shares of common stock. Three shareholders elected to convert 3,263.00 of their Series C1 preferred stock for Series C2 preferred stock.

(6)
As of September 3, 2020, there were 3,262.25 shares of Series C2 preferred stock outstanding, and each such share was convertible into approximately 2,000 shares of common stock.

(7)
Shares of common stock consist of 2,342,285 shares of common stock directly held, 2,899,255 shares issuable upon exercise of warrants, 14,773 shares subject to options, 900,000 shares issuable upon conversion of 300 shares of Series D preferred stock shares and 4,801,500 shares issuable upon conversion of 2,400.75 shares of Series C2 preferred stock. Dr. Imhoff is on the board of directors.

(8)
Shares of common stock consist of 1,350,000 shares issuable upon conversion of 675.00 shares of Series C1 preferred stock.

(9)
Shares of commons stock consist of 7,745 shares of common stock directly held and 14,773 shares issuable upon exercise of warrants. Mr. James is on the board of directors.

(10)
Shares of commons stock consist of 107,171 shares of common stock directly held, 200,000 shares issuable upon exercise of warrants, 150,000 shares issuable upon conversion of 50 shares of Series D preferred stock shares and 400,000 shares subject to options. Dr. Cartwright is the CEO and on the board of directors.

(11)
Mr. Fowler is named in the summary compensation table.

(12)
Shares of common stock consist of 81,450 shares of common stock directly held, 152,000 shares issuable upon exercise of warrants, 400,000 shares subject to options, 114,000 shares issuable upon conversion of 38 shares of Series D preferred stock shares and 598,500 shares issuable upon conversion of 299.25 shares of Series C2 preferred stock. Dr. Faupel is the COO and on the board of directors.

(13)
Shares of commons stock consists of 1,167,630 shares of common stock directly held, and 1,167,630 shares issuable upon exercise of warrants.

(14)
Shares of commons stock consists of 535,859 shares of common stock directly held, and 1,000,000 shares issuable upon exercise of warrants, 1,000,000 shares issuable upon conversion of 250.00 shares of Series E preferred stock and 750,000 shares issuable upon conversion of 250 shares of Series D preferred stock.

(15)
Shares of commons stock consists of 1,905,270 shares of common stock directly held, and 1,905,270 shares issuable upon exercise of warrants.

(16)
Shares of commons stock consists of 500,000 of common stock directly held and 8,775,000 shares issuable upon exercise of warrants.

(17)
Shares of commons stock consists of 896,453 shares of common stock directly held, and 896,456 shares issuable upon exercise of warrants.

(18)
Shares of commons stock consists of 2,000,000 shares issuable upon conversion of 500 shares of Series E preferred stock.

(19)
Shares of commons stock consists of 2,538,652 shares of common stock directly held, 3,259,000 shares issuable upon exercise of warrants, 829,545 shares subject to options, 1,164,000 shares issuable upon conversion of 388 shares of Series D preferred stock shares and 5,400,000 shares issuable upon conversion of 2,700.75 shares of Series C2 preferred stock.

DESCRIPTION OF SECURITIES
General

Our Certificate of Incorporation authorizes the issuance of up to 3,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we had 13,096,066 shares of common stock issued and outstanding, 286 shares of Series C preferred stock, 1,049.25 shares of Series C1 preferred stock, 3,262.25 shares of Series C2 preferred stock issued and outstanding, 763 shares of Series D preferred stock and 1,635.50 shares of Series E preferred stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Other matters are decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately all assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of 5,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. As of the date of this prospectus, there are 1,635.50 shares of Series E preferred stock, 763 shares of Series D preferred stock, 286 shares of Series C preferred stock, 1,049.25 shares of Series C1 preferred stock and 3,262.25 shares of Series C2 preferred stock outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. We may issue some or all of the preferred stock to effect a business transaction. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us.

Series C Convertible Preferred Stock

Pursuant to the Series C certificate of designations, shares of Series C preferred stock are convertible into common stock by their holder at any time and may be mandatorily convertible upon the achievement of specified average trading prices for our common stock, subject to customary adjustments, including for any accrued but unpaid dividends and pursuant to certain anti-dilution provisions, as set forth in the Series C certificate of designations. The conversion price will automatically adjust downward to 80% of the then-current market price of our common stock 15 trading days after any reverse stock split of our common stock, and 5 trading days after any conversions of our outstanding convertible debt.

Holders of the Series C preferred stock are entitled to quarterly cumulative dividends at an annual rate of 12.0% until 42 months after the original issuance date (the “Dividend End Date”), payable in cash or, subject to certain conditions, our common stock. In addition, upon conversion of the Series C preferred stock prior to the Dividend End Date, we will also pay to the converting holder a “make-whole payment” equal to the number of unpaid dividends through the Dividend End Date on the converted shares. The Series C preferred stock generally has no voting rights except as required by Delaware law. Upon our liquidation or sale to or merger with another corporation, each share will be entitled to a liquidation preference of $1,000, plus any accrued but unpaid dividends. In addition, the purchasers of the Series C preferred stock received, on a pro rata basis, warrants exercisable to purchase an aggregate of approximately 1 share of our common stock.

Series C1 Convertible Preferred Stock

The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments” and, while it has the same anti-dilution protections afforded the Series C preferred stock, it does not automatically reset in connection with a reverse stock split or conversion of our outstanding convertible debt.

Series C2 Convertible Preferred Stock

The terms of the Series C2 Preferred Stock are substantially the same as the Series C1 Preferred Stock, except that (i) shares of Series C1 preferred stock may not be convertible into the Company’s common stock by their holder for a period of 180 days following the date of the filing of the Certificate of Designation (the “Lock-Up Period”); (ii) the Series C2 preferred stock has the right to vote as a single class with the Company’s common stock on an as-converted basis, notwithstanding the Lock-Up Period; and (iii) the Series C2 preferred stock will automatically convert into that number of securities sold in the next Qualified Financing (as defined in the Exchange Agreement) determined by dividing the stated value ($1,000 per share) of such share of Series C2 preferred stock by the purchase price of the securities sold in the Qualified Financing.

Series D Convertible Preferred Stock

As of the date of this prospectus, 6,000 shares have been designated as Series E Convertible Preferred Stock (“Series D Preferred Stock”), of which 763 shares are issued and outstanding. The following is a summary of the rights, privileges and preferences of the Series D Preferred Stock, which such summary is qualified in its entirety by the Series D Certificate of Designation.

Each share of Series D Preferred Stock has a par value of $0.001 per share and a stated value equal to $750, subject to increase set forth in its Certificate of Designation (the "Stated Value").

Each holder of Series D Preferred Stock is entitled to receive cumulative dividends of 10% per annum, payable quarterly in cash or, following the listing of the Company’s common stock on certain Canadian trading markets and at the option of the Company, shares of Common Stock.

Upon any liquidation, dissolution or winding-up of the Company, the holders shall be entitled to receive an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing before any distribution or payment shall be made to the holders of common stock and any other securities junior to Series D Preferred Stock.

Each share of Series D Preferred Stock is convertible, at any time for a period of 5 years after issuance, into that number of shares of Common Stock. The conversion price for the Series D Preferred Stock is $0.25, subject to adjustment set forth in the Series D Certificate of Designation (the “Series D Conversion Price”). The conversion of Series D Preferred Stock is subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the election of the holder of the Series D Preferred Stock. If the average of the VWAPs (as defined under the Series D Certificate of Designation) for any consecutive 5 trading day period (“Series D Measurement Period”) exceeds 200% of the then Series D Conversion Price and the average daily trading volume of the Common Stock on the primary trading market exceeds a number of shares per trading day during the Series D Measurement Period (subject to adjustments), the Company may redeem the then outstanding Series D Preferred Stock, for cash in an amount equal to aggregate Stated Value then outstanding plus accrued but unpaid dividends.

Except for certain matters affecting the rights of Series D Preferred Stock or as otherwise required by law, the holders of Series D Preferred Stock do not have voting rights.

Series E Convertible Preferred Stock

As of the date of this prospectus, 6,000 shares have been designated as Series E Convertible Preferred Stock (“Series E Preferred Stock”), of which 1,635.5 shares are issued and outstanding. The following is a summary of the rights, privileges and preferences of the Series E Preferred Stock, which such summary is qualified in its entirety by the Series E Certificate of Designation.

Each share of Series E Preferred Stock has a par value of $0.001 per share and a stated value equal to $1,000, subject to increase set forth in its Certificate of Designation (the "Stated Value").

Each holder of Series E Preferred Stock is entitled to receive cumulative dividends of 8% per annum, payable annually in cash or, following the listing of the Company’s common stock on certain Canadian trading markets and at the option of the Company, shares of Common Stock.

Upon any liquidation, dissolution or winding-up of the Company, the holders shall be entitled to receive an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon and any other fees or liquidated damages then due and owing before any distribution or payment shall be made to the holders of common stock and any other securities junior to Series D Preferred Stock.

Each share of Series E Preferred Stock is convertible, at any time for a period of 5 years after issuance, into that number of shares of Common Stock. The conversion price for the Series E Preferred Stock is $0.25, subject to adjustment set forth in the Series E Certificate of Designation (the “Series E Conversion Price”). The conversion of Series E Preferred Stock is subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the election of the holder of the Series E Preferred Stock. If the average of the VWAPs (as defined under the Series E Certificate of Designation) for any consecutive 5 trading day period (“Series E Measurement Period”) exceeds 200% of the then Series E Conversion Price and the average daily trading volume of the Common Stock on the primary trading market exceeds a number of shares per trading day during the Series E Measurement Period (subject to adjustments), the Company may redeem the then outstanding Series E Preferred Stock, for cash in an amount equal to aggregate Stated Value then outstanding plus accrued but unpaid dividends.

Except for certain matters affecting the rights of Series E Preferred Stock or as otherwise required by law, the holders of Series E Preferred Stock do not have voting rights.

 Warrants

As of the date of this prospectus, warrants to purchase 66,615,856 shares of our common stock are issued and outstanding. Below is a summary of the warrants we have issued relating to securities we are registering in this prospectus.

Warrants issued in Series D Financing

We issued warrants to purchase an aggregate of 1,526,000 shares of our common stock (the “Series D Warrants”) with a strike price of $0.25 and a term of five years. Such warrants are exercisable on the date of issuance and may be exercised cashlessly if there is no effective registration statement covering the Common Stock issuable upon exercise of such warrants. These Series D Warrants contain a 4.99% beneficial ownership blocker which may be increased to 9.99% at the holder’s election.

We also issued Series D Warrants to purchase an aggregate of 1,526,000 shares of our common stock with a strike price of $0.75 and a term of five years. Such warrants are exercisable on the date of issuance and may be exercised cashlessly if there is no effective registration statement covering the Common Stock issuable upon exercise of theses Series D Warrants. These Series D Warrants contain a 4.99% beneficial ownership blocker which may be increased to 9.99% at the holder’s election.

Auctus Warrants

On December 17, 2019, we entered into a securities purchase agreement and convertible note with Auctus. In connection with the closing of the first tranche of the Auctus Note, we issued a five-year common stock purchase warrant (the “Auctus Warrant”) to Auctus. Such warrant entitles its holder to purchase 7,500,000 shares of the Common Stock at an exercise price of $0.20, subject to certain adjustments as provided therein. If, during the period from the issuance date of the Auctus Warrant to December 21, 2021 (or December 17,2024 if an Event of Default occurs under the Auctus Note), we sell any Common Stock or securities entitling any person to acquire shares of Common Stock at an effective price per share (the “Base Share Price”) less than the then exercise price of such warrant, then the exercise price of the warrant shall be reduced at the option of the holder and only reduced to equal the Base Share Price, and the number of Warrant Shares issuable thereunder shall be increased proportionately. The Auctus Warrant may be exercised cashlessly if there is no effective registration statement covering the Common Stock issuable upon exercise of the Auctus Warrant. The Auctus Warrant contains a 4.99% beneficial ownership blocker.

Warrants Issued Pursuant to the Exchange Agreements

On December 30, 2019, we entered into exchange agreements with K2 Medical LLC, Mr. Blumberg, Mr. Imhoff, Mr. Case, Mr. Grimm, Mr. Mamula, Mr. Gould and Mr. James. Pursuant to these agreements, we issued 4,713,603 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, we entered into exchange agreements with K2 Medical LLC, Mr. Imhoff, FGP Protective Opportunity Master Fund SPC, Ms. Rosenstock, Mr. James and Mr. Blumberg. Pursuant to these agreements, we issued 1,109,817 warrants to purchase common stock shares at a strike price of $0.25.

On December 30, 2019, we entered into exchange agreements with K2 Medical LLC, Mr. Imhoff, FGP Protective Opportunity Master Fund SPC, Ms. Rosenstock, Mr. James and Mr. Blumberg. Pursuant to these agreements we issued 1,109,817 warrants to purchase common stock shares at a strike price of $0.75.

The warrants issued pursuant to the December 2019 exchange agreements are exercisable on the date of issuance for five years. Such warrants may be exercised cashlessly if there is no effective registration statement covering the Common Stock issuable upon exercise of these warrants. These warrants contain a 4.99% beneficial ownership blocker which may be increased to 9.99% at the holder’s election.

On June 23, 2020, we entered into an exchange agreement with Mr. Clavijo. Pursuant to this agreement we issued 250,000 warrants to purchase common stock shares at a strike price of $0.50.

Delaware Anti-Takeover Law and Provisions of Certificate of Incorporation and By-Laws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●
at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●
any merger or consolidation involving the corporation and the interested stockholder;

●
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

●
subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●
the owner of 15% or more of the outstanding voting stock of the corporation;

●
an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●
the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s Certificate of Incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our Certificate of Incorporation and amended and restated bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

 Certificate of Incorporation and Amended and Restated Bylaws

On March 23, 2012, our board of directors approved and adopted our amended and restated bylaws. Provisions of our second amended and restated bylaws and our Certificate of Incorporation may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and amended and restated bylaws:

●
permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;
●
provide that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director;
●
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;
●
do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders listed below (or their successors and assigns) were issued as follows:

●
1,526,000 shares of common stock issued, 2,289,000 shares of common stock issuable upon conversion of Series D Preferred Stock sold, 1,526,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , 1,526,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75 in the Series D Preferred Offering during December 2019;
●
6,542,000 shares of common stock issuable upon conversion of Series E Preferred Stock sold;
●
7,457,013 shares of common stock issued, 4,713,603 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20, 1,121,705 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.25, 1,121,705 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.75 and 250,000 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.50 pursuant to the Exchange Agreements;
●
4,666,667 shares of common stock issuable upon conversion and 7,500,000 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.20 in connection with the Auctus Note.

Summary of Offerings

Series D Financing

During December 2019, January 2020 and April 2020, we received equity investments in the amount of $763,000. These investors received a total of 1,526,000 common stock shares and 1,526,000 warrants to purchase common stock shares at a strike price of $0.25, 1,526,000 warrants to purchase common stock shares at a strike price of $0.75 and 763 Series D preferred stock shares (each Series D preferred stock share converts into 3,000 shares of our common stock shares). Of the amount invested $388,000 was from related parties.

We agreed use commercially reasonable efforts to have its Common Stock listed on the TSX Venture Exchange. Commencing on the date of listing of the Common Stock on TSX Venture Exchange, each Series D Investor has the right, upon 5 days’ notice to us, to exchange its Series D Preferred into certain 12% Senior Secured Debentures (the “Debentures”) on the basis of $1 Stated Value of Series D Preferred for $1 principal amount of the Debentures. The Debentures shall bear interest at 10% per annum, payable quarterly in cash or, at our option, in shares of Common Stock at the average of the 20 VWAPs (as defined in the Debentures) immediately prior to the payment date.

Each share of Series D Preferred is convertible, at any time for a period of 5 years after issuance, into that number of shares of Common Stock, determined by dividing the Stated Value by $0.25, subject to certain adjustments set forth in the Series D Certificate of Designation (the “Series D Conversion Price”). The conversion of Series D Preferred is subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the election of the holder of the Series D Preferred. If the average of the VWAPs (as defined in the Series D Certificate of Designation) for any consecutive 5 trading day period (“Series D Measurement Period”) exceeds 200% of the then Series D Conversion Price and the average daily trading volume of the Common Stock on the primary trading market exceeds a number of shares per trading day during the Series D Measurement Period (subject to adjustments), the Company may redeem the then outstanding Series D Preferred, for cash in an amount equal to aggregate Stated Value then outstanding plus accrued but unpaid dividends .

The Series D Warrants may be exercised cashlessly if there is no effective registration statement covering the Common Stock issuable upon exercise of the Series D Warrants. The Series D Warrants contain a 4.99% beneficial ownership blocker which may be increased to 9.99% at the holder’s election.

On December 30, 2019, we also entered into a Security Agreement with the Series D Investors (the “Series D Security Agreement”) pursuant to which all obligations under the Debentures and the Series D Certificate of Designation are secured by all of our assets and personal properties.

On December 30, 2019, we also entered into a Registration Rights Agreement (the “Series D Registration Rights Agreement “) with the Series D Investors pursuant to which we agreed to file with the SEC, a registration statement on a Form S-3 (or on other appropriate form if a Form S-3 is not available) covering the Common Stock issuable upon conversion of the Debentures or exercise of the Series D Warrants within 90 days of the date of the Registration Rights Agreement and cause such registration statement to be declared effective within 120 days of the date of the Registration Rights Agreement. All reasonable expenses related to such registration shall be borne by us.

Series E Financing

In June and July 2020, we received equity investments in the amount of $1,635,500. These investors received a total of 1,635.50 Series E preferred stock.

Each share of Series E Preferred is convertible, at any time for a period of 5 years after issuance, into that number of shares of Common Stock, determined by dividing the Stated Value by $0.25, subject to certain adjustments set forth in the Series E Certificate of Designation (the “Series E Conversion Price”). The conversion of Series E Preferred is subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the election of the holder of the Series E Preferred. If the average of the VWAPs (as defined in the Series E Certificate of Designation) for any consecutive 5 trading day period (“Series E Measurement Period”) exceeds 200% of the then Series E Conversion Price and the average daily trading volume of the Common Stock on the primary trading market exceeds a number of shares per trading day during the Series E Measurement Period (subject to adjustments), the Company may redeem the then outstanding Series E Preferred, for cash in an amount equal to aggregate Stated Value then outstanding plus accrued but unpaid dividends .

Auctus Note

On December 17, 2019, we entered into a securities purchase agreement and convertible note with Auctus. The convertible note issued to Auctus will be for a total of $2.4 million. The first tranche of $700,000 has been received and will have a maturity date of December 17, 2021 and an interest rate of ten percent (10%). The note may not be prepaid in whole or in part except as otherwise explicitly allowed. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of the lessor of 24% and the maximum permitted by law (the “default interest”). The variable conversion prices shall equal the lesser of: (i) the lowest trading price on the issue date, and (ii) the variable conversion price. The variable conversion price shall mean 95% multiplied by the market price (the market price means the average of the five lowest trading prices during the period beginning on the issue date and ending on the maturity date), minus $0.04 per share, provided however that in no event shall the variable conversion price be less than $0.15. If an event of default under this note occurs and/or the note is not extinguished in its entirety prior to December 17, 2020 the $0.15 price shall no longer apply. In addition, Auctus will receive 7,500,000 five-year common stock purchase warrants, at an exercise price of $0.20, on the first tranche of $700,000. From the $700,000, received $570,000, $65,000 went to attorney’s fees and Auctus Fund Management, and $65,000 was paid for the partial payment of an $89,250 promissory note that was issued on July 3, 2018 to Auctus. At a future date, the second tranche of $400,000 will be received when we register the underlying shares. The last tranche of $1.3 million will be received within 60 days of the S-1 registration statement becoming effective. The conversion price of the notes will be at market value with a minimum conversion amount of $0.15. The last two tranches will have warrants attached. As of December 31, 2019, $700,000 remained outstanding and accrued interest of $2,722.

In the event (i) the we make a public announcement of certain merger or consolidation or sale of substantially all of its assets or (ii) any person (including our company) publicly announces a tender offer to purchase 50% or more of the outstanding Common Stock, then the Conversion Price shall equal the lower of (x) the Conversion Price which would have been applicable before the date of such announcement and (y) the Conversion Price that would otherwise be in effect until the transaction is consummated or abandoned.

We shall include on each registration statement it files with the SEC all the shares of Common Stock issuable upon conversion of the Auctus Note and exercise of the Auctus Warrant (the “Auctus Registrable Securities”). We will be subject to liquidated damages of 25% of the outstanding principal balance of the Auctus Note, but not less than $15,000, if it fails to comply with the registration requirement.

Six months following the date of the Auctus Note, Auctus shall have the right to redeem all or a portion of the Auctus Note, up to the maximum monthly redemption amount as set forth in the Auctus Note. Payments for such redemption maybe made either in cash or shares or a combination of both.

The Auctus Warrant entitles its holder to purchase 7,500,000 shares of the Common Stock at the Auctus Exercise Price, subject to certain adjustments as provided in the Auctus Warrant. If we at any time while the Auctus Warrant is outstanding, sells any Common Stock or securities entitling any person to acquire shares of Common Stock at an effective price per share less than the then Auctus Exercise Price, then the Auctus Exercise Price shall be reduced at the option of the holder and only reduced to equal the Base Share Price, and the number of Warrant Shares issuable hereunder shall be increased proportionately. The Auctus Warrant may be exercised cashlessly if there is no effective registration statement covering the Common Stock issuable upon exercise of the Auctus Warrant. The Auctus Warrant contains a 4.99% beneficial ownership blocker.

Pursuant to the Auctus Security Agreement dated December 17, 2019, all our obligations under the Auctus Note are secured by our assets and personal properties, subordinate only to our obligations to GPB Debt Holdings II LLC and senior to all other obligations.

The Exchange Agreements

On December 17, 2019, we also entered into a Registration Rights Agreement (the “Auctus Registration Rights Agreement”) with Actus pursuant to which, we agreed to file with the SEC a registration statement covering the maximum number of the Auctus Registrable Securities within 90 days of the date of the Registration Rights Agreement and use its reasonable best efforts to amend or file a new Registration Statement to cover all the Registrable Securities as soon as practicable. All reasonable expenses related to such registration shall be borne by us.

On December 30, 2019, we entered into an exchange agreement with K2 Medical. Based on this agreement we will exchange $790,544 of debt outstanding for: 1,905,270 common stock shares; 496,602 warrants to purchase common stock shares at a strike price of $0.20; 704,334 warrants to purchase common stock shares at a strike price of $0.25; and 704,334 warrants to purchase common stock shares at a strike price of $0.75.

On December 30, 2019, we entered into an exchange agreement with Mr. Blumberg. Based on this agreement we will exchange $305,320 of debt outstanding for: 1,167,630 common stock shares; 928,318 warrants to purchase common stock shares at a strike price of $0.20; 119,656 warrants to purchase common stock shares at a strike price of $0.25; and 119,656 warrants to purchase common stock shares at a strike price of $0.75.

On December 30, 2019, we entered into an exchange agreement with Mr. Case. Based on this agreement we will exchange $179,291 of debt outstanding for: 896,455 common stock shares; and 896,456 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, we entered into an exchange agreement with Mr. Grimm. Based on this agreement we will exchange $51,110 of debt outstanding for: 255,548 common stock shares; and 255,548 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, we entered into an exchange agreement with Mr. Gould. Based on this agreement we will exchange $111,227 of debt outstanding for: 556,136 common stock shares; and 556,136 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, we entered into an exchange agreement with Mr. Mamula. Based on this agreement we will exchange $15,577 of debt outstanding for: 77,885 common stock shares; and 77,885 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, we entered into an exchange agreement with Mr. Imhoff. Based on this agreement we will exchange $400,417 of debt outstanding for: 1,699,255 common stock shares; 1,497,367 warrants to purchase common stock shares at a strike price of $0.20; 100,944 warrants to purchase common stock shares at a strike price of $0.25; and 100,944 warrants to purchase common stock shares at a strike price of $0.75.

On December 30, 2019, we entered into an exchange agreement with Ms. Rosenstock. Based on this agreement we will exchange $78,986 of debt outstanding for: 100,000 common stock shares; and 50,000 warrants to purchase common stock shares at a strike price of $0.25; and 50,000 warrants to purchase common stock shares at a strike price of $0.75. Ms. Rosenstock also forgave $28,986 in debt.

On June 23, 2020, we entered into an exchange agreement with Mr. Clavijo. Based on this agreement we exchanged outstanding payables, in the amount of $135,213 of debt outstanding for: $10,213 in cash; 500,000 restricted common stock shares; and 250,000 warrants issued to purchase common stock shares at a strike price of $0.50.

Selling Stockholder Table

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The table below sets forth information as of the date of this prospectus, to our knowledge, about the beneficial ownership of our common stock by the selling stockholders both before and immediately after this offering. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of their shares of common stock, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholders will sell all of their shares of common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock Offered byt his Prospectus	Number of Shares of Common Stock Owned After Offering	Percentage of Common Stock Owned After Offering Assuming All Shares are Sold (1)
Rosalind Master Fund L.P. (2)	3,250,000	3,250,000	-	-
John Imhoff (3)(4)(5)	10,900,010	6,098,510	4,801,500	36.66%
Jane Pire (6)	27,000	27,000	-	-
Timothy Pire (7)	216,000	216,000	-	-
Gene Cartwright (8)(9)	450,000	450,000	-	-
Mark Faupel (10)(11)	940,500	342,000	598,500	4.57%
Dolores Maloof (12)(13)	1,574,500	450,000	1,124,500	8.59%
Alberto Martin (14)	45,000	45,000	-	-
Adrian Sakamoto (15)	90,000	90,000	-	-
Vay Tham (16)	225,000	225,000	-	-
Erin Jones (17)	72,000	72,000	-	-
K2 Medical LLC (18)(19)	3,810,270	3,762,989	47,281	*
Flynn Case (20)	896,456	896,456	-	-
Frederick W. Grimm (21)	510,916	510,916	-	-
Bryan T. Mamula (22)	195,770	195,770	-	-
John Gould (23)	1,112,272	1,112,272	-	-
FGP Protective Opportunity Master Fund SP (24)	582,176	582,176	-	-
Linda Rosenstock (25)	200,000	200,000	-	-
Michael James (26)(27)	15,501	15,491	10	*
Richard Blumberg (28)(29)	2,328,000	2,335,260	7,260	*
Auctus Fund LLC (30)(31)	12,840,929	12,586,667	254,262	1.94%
Gary S. Kaplan (32)	100,000	100,000	-	-
Field Pro Fund Class P Enhanced Pension Plus Fund (33)	2,000,000	2,000,000	-	-
Simply Put Financial Services Inc. (34)	40,000	40,000	-	-
Steven J. Hammer (35)	30,000	30,000	-	-
GHS Investment LLC (36)	200,000	200,000	-	-
James Clavijo (37)	790,000	790,000	-	-
Lorena R. Guerra (38)	20,000	20,000	-	-
Alan Gruijc (39)	200,000	200,000	-	-
Saus Peur Exploration Services Inc. (40)	20,000	20,000	-	-
Webster Mrak and Blumberg Pension Plan (41)	932,000	932,000	-	-
John Comerford (42)	20,000	20,000	-	-
Natalia M. Castillo (43)	20,000	20,000	-	-
Frederick G. Craft (44)	320,000	320,000	-	-
Juan F. M. Castillo (45)	60,000	60,000	-	-
Samantha Neff (46)	40,000	40,000	-	-
Peyman Rezaire (47)	1,000,000	1,000,000	-	-

* less than 1%

(1)
Based upon 13,096,066 shares of common stock outstanding as of September 3, 2020.

(2)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Rosalind Master Fund L.P. consists of (i) 500,000 shares of common stock, (ii) 750,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 500,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , (iv) 500,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75 in connection with the Series D Offering and (v) 1,000,000 shares of common stock issuable upon conversion of Series E preferred stock. Rosalind Master Fund L.P. holds the registrable shares through Investor Company ITF Rosalind Master Fund L.P.
(3)
The number of shares of common stock owned by John Imhoff prior to this offering consists of 2,299,255 shares of common stock directly held, 2,899,255 shares issuable upon exercise of warrants issued pursuant to the Exchange Agreements, 900,000 shares issuable upon conversion of 300 shares of Series D preferred stock and 4,801,500 shares issuable upon conversion of 2,400.75 shares of Series C2 preferred stock. Dr. Imhoff is a director of the Company.
(4)
The number of shares of common stock to be offered pursuant to this prospectus by Dr. Imhoff consists of the following securities issued or issuable in connection with the Series D Offering: (i) 600,000 shares of common stock, (ii) 900,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 600,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 600,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(5)
The number of shares of common stock to be offered pursuant to this prospectus by Dr. Imhoff also consists of the following securities issued or issuable pursuant to the Exchange Agreements: (i) 1,699,255 shares of common stock, (ii) 1,497,367 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 , (iii) 100,944 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.25, and (iv) 100,944 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.75.
(6)
The number of shares of common stock owned prior to this offering and offered pursuant to this prospectus by Jane Pire consists of the following securities issued or issuable in connection with the Series D Offering: (i) 6,000 shares of common stock, (ii) 9,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 6,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 6,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(7)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Timothy Pire consists of the following securities issued or issuable in connection with the Series D Offering: (i) 48,000 shares of common stock, (ii) 72,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 48,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 48,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(8)
The number of shares of common stock owned by Gene Cartwright prior to this offering consists of 100,000 shares of common stock directly held, 200,000 shares issuable upon exercise of warrants, 150,000 shares issuable upon conversion of 50 shares of Series D preferred stock shares. Ms. Cartwright is the Chief Executive Officer, Acting Chief Financial Officer and a director of the Company.
(9)
The number of shares of common stock to be offered pursuant to this prospectus by Gene Cartwright consists of the following securities issued or issuable in connection with the Series D Offering: (i) 100,000 shares of common stock, (ii) 150,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 100,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 100,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75..
(10)
The number of shares of common stock owned by Mark Faupel prior to this offering consists of 76,000 shares of common stock directly held, 152,000 shares issuable upon exercise of warrants, 114,000 shares issuable upon conversion of 38 shares of Series D preferred stock and 598,500 shares issuable upon conversion of 299.25 shares of Series C2 preferred stock. Dr. Faupel is the Chief Operating Officer and a director of the Company.
(11)
The number of shares of common stock to be offered pursuant to this prospectus by Mark Faupel consists of the following securities issued or issuable in connection with the Series D Offering: (i) 76,000 shares of common stock, (ii) 144,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 76,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 76,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(12)
The number of shares of common stock owned by Dolores Maloof prior to this offering consists of 100,000 shares of common stock, 150,000 shares of common stock issuable upon conversion of Series D Preferred Stock, 200,000 shares of common stock issuable upon exercise of warrants, and 1,124,500 shares issuable upon conversion of 562.25 shares of Series C2 preferred stock.
(13)
The number of shares of common stock to be offered pursuant to this prospectus by Dolores Maloof consists of the following securities issued or issuable in connection with the Series D Offering: (i) 100,000 shares of common stock, (ii) 150,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 100,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 100,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(14)
The number of shares of common stock offered pursuant to this prospectus by Alberto Martin consists of the following securities issued or issuable in connection with the Series D Offering: (i) 10,000 shares of common stock, (ii) 15,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 10,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 10,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.

(15)
The number of shares of common stock offered pursuant to this prospectus by Adrian Sakamoto consists of the following securities issued or issuable in connection with the Series D Offering: (i) 20,000 shares of common stock, (ii) 30,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 20,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 20,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(16)
The number of shares of common stock offered pursuant to this prospectus by Vay Tham consists of the following securities issued or issuable in connection with the Series D Offering: (i) 50,000 shares of common stock, (ii) 75,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 50,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 50,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(17)
The number of shares of common stock offered pursuant to this prospectus by Erin Jones consists of the following securities issued or issuable in connection with the Series D Offering: (i) 76,000 shares of common stock, (ii) 144,000 shares of common stock issuable upon conversion of Series D Preferred Stock, (iii) 76,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.25 , and (iv) 76,000 shares of common stock issuable upon exercise of certain warrants at a strike price of $0.75.
(18)
The number of shares of common stock owned by K2 Medical LLC prior to this offering consists of 1,905,270 shares of common stock and 1,905,000 shares issuable upon exercise of warrants. Richard Blumberg, a former director of the Company, serves as the managing member of K2 Medical LLC.
(19)
The number of shares of common stock offered pursuant to this prospectus by K2 Medical LLC consists of the following securities issued or issuable pursuant to the Exchange Agreements (i) 1,881,495 shares of common stock issued, (ii) 496,602 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 , (iii) 692,446 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.25, and (iv) 692,446 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.75.
(20)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Flynn Case consists of the following securities issue or issuable pursuant to the Exchange Agreements: (i) 896,456 shares of common stock issued, and (ii) 896,456 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 .
(21)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Frederick W. Grimm consists of the following securities issue or issuable pursuant to the Exchange Agreements: (i) 255,548 shares of common stock issued, and (ii) 255,548 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 .
(22)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Bryan T. Mamula consists of the following securities: (i) 77,885 shares of common stock issued pursuant to the Exchange Agreements, (ii) 77,885 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 pursuant to the Exchange Agreements, and (iii) 40,000 shares of common stock issuable upon conversion of Series E preferred stock.
(23)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by John Gould consists of the following securities issue or issuable pursuant to the Exchange Agreements: (i) 556,136 shares of common stock issued, and (ii) 556,136 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 .
(24)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by FGP Protective Opportunity Master Fund SP consists of (i) 291,088 shares of common stock issued, (ii) 145,544 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.25, and (iii) 145,544 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.75 pursuant to the Exchange Agreements. Gregory Pepin, directly or indirectly alone or with others, has the power to vote or dispose the securities held by FGP Protective Opportunity Master Fund SP.
(25)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Linda Rosenstock consists of the following securities issue or issuable pursuant to the Exchange Agreements: (i) 100,000 shares of common stock issued, (ii) 50,000 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.25, and (iii) 50,000 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.75.
(26)
The number of shares of common stock owned by Michael James prior to this offering consists of 7,756 shares of common stock, 7,745 shares issuable upon exercise of warrants issuable upon exercise of options. Mr. James is a director of the Company.
(27)
The number of shares of common stock offered pursuant to this prospectus by Michael James consists of the following securities issue or issuable pursuant to the Exchange Agreements: (i) 7,746 shares of common stock issued, (ii) 5,291 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 , (iii) 1,227 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.25, and (iv) 1,227 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.75.
(28)
The number of shares of common stock owned by Richard Blumberg prior to this offering consists of 1,168,000 shares of common stock and 1,160,000 shares issuable upon exercise of warrants. Richard Blumberg was a former director of the Company.
(29)
The number of shares of common stock to be offered pursuant to this prospectus by Richard Blumberg consists of the following securities issue or issuable pursuant to the Exchange Agreements: (i) 1,167,630 shares of common stock issued, (ii) 928,318 shares of common stock issuable upon exercise of certain warrants issued at a strike price of $0.20 , (iii) 119,656 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.25, and (iv) 119,656 shares of common stock issuable upon exercise of the warrants issued at a strike price of $0.75.

(30)
The number of shares of common stock owned by Auctus Fund LLC prior to this offering consists of (i) 4,262 shares issuable upon exercise of warrants in connection with the securities purchase agreement dated March 20, 2018, (ii) 250,000 shares issuable upon exercise of warrants in connection with the securities purchase agreement dated March 31, 2020, (iii) 4,666,667 shares of common stock issuable upon conversion, (iv) 7,500,000 shares of common stock issuable upon exercise of the warrants issued in connection with the issuance of the Auctus Note, and (v) 420,000 shares of common stock issuable upon conversion of Series E preferred stock. Al Sollami and Lou Posner, directly or indirectly alone or with others, has the power to vote or dispose the securities held by Auctus Fund LLC.
(31)
The number of shares of common stock to be offered pursuant to this prospectus by Auctus Fund LLC consists of (i) 4,666,667 shares of common stock issuable upon conversion of the Auctus Note, (ii) 7,500,000 shares of common stock issuable upon exercise of the warrants issued in connection with the issuance of the Auctus Note, and (iii) 420,000 shares of common stock issuable upon conversion of Series E preferred stock.
(32)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Gary Kaplan consists of 100,000 shares of common stock issuable upon conversion of Series E preferred stock.
(33)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Field Pro Fund Class P and Enhanced Pension Plus Fund consists of 2,000,000 shares of common stock issuable upon conversion of Series E preferred stock. Fieldhouse Capital management Inc. or John Kason directly or indirectly alone or with others, has the power to vote or dispose the securities held by Field Pro Fund Class P and Enhanced Pension Plus Fund.
(34)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Simply Put Financial Services Inc. consists of 40,000 shares of common stock issuable upon conversion of Series E preferred stock. John Kason directly or indirectly alone or with others, has the power to vote or dispose the securities held by Simply Put Financial Services Inc.
(35)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Steven Hammer consists of 30,000 shares of common stock issuable upon conversion of Series E preferred stock.
(36)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by GHS Investment LLC consists of 200,000 shares of common stock issuable upon conversion of Series E preferred stock. Mark Grober directly or indirectly alone or with others, has the power to vote or dispose the securities held by GHS Investment LLC.
(37)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by James Clavijo consists of (i) 500,000 shares of common stock issued pursuant to the Exchange Agreements, (ii) 250,000 shares of common stock issuable upon the exercise of warrants issued at a strike price of $0.50 pursuant to the Exchange Agreements, and (iii) 40,000 shares of common stock issuable upon conversion of Series E preferred stock.
(38)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Lorena R. Guerra consists of 20,000 shares of common stock issuable upon conversion of Series E preferred stock.
(39)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Alan Gruijc consists of 200,000 shares of common stock issuable upon conversion of Series E preferred stock.
(40)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Saus Peur Exploration Services Inc. consists of 20,000 shares of common stock issuable upon conversion of Series E preferred stock. Tyrell Sutherland directly or indirectly alone or with others, has the power to vote or dispose the securities held by Saus Peur Exploration Services Inc.
(41)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Webster Mrak Blumberg and Pension Plan consists of 932,000 shares of common stock issuable upon conversion of Series E preferred stock. Richard Blumberg directly or indirectly alone or with others, has the power to vote or dispose the securities held by WMB Pension Plan.
(42)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by John Comerford consists of 20,000 shares of common stock issuable upon conversion of Series E preferred stock.
(43)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Natalia Castillo consists of 20,000 shares of common stock issuable upon conversion of Series E preferred stock.
(44)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Fred Craft consists of 320,000 shares of common stock issuable upon conversion of Series E preferred stock.
(45)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Juan Castillo consists of 60,000 shares of common stock issuable upon conversion of Series E preferred stock.
(46)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Samantha Neff consists of 40,000 shares of common stock issuable upon conversion of Series E preferred stock.
(47)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Peyman Rezaie consists of 1,000,000 shares of common stock issuable upon conversion of Series E preferred stock.
(48)
The number of shares of common stock owned prior to this offering and to be offered pursuant to this prospectus by Bernard Goffe consists of 40,000 shares of common stock issuable upon conversion of Series E preferred stock.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the holders thereof (and such holders’ successors and assigns) from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●
on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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in the over-the-counter market;

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in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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through the writing of options, whether such options are listed on an options exchange or otherwise;

●
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●
block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
an exchange distribution in accordance with the rules of the applicable exchange;

●
privately negotiated transactions;

●
short sales;

●
sales pursuant to Rule 144;

●
broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●
a combination of any such methods of sale; and

●
any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $114,610.72 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with applicable registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS
The financial statements of our company appearing in this prospectus have been included herein in relianceupon the report (which report includes an explanatory paragraph relating to our ability to continue as a going concern) of UHY LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of UHY LLP as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make references in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for the copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. We are a reporting company and file annual, quarterly, and current reports, and other information with the SEC. Our SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov. We maintain a website at www.guidedinc.com. Information contained in or accessible through our website is not and should not be considered a part of this prospectus and you should not rely on that information in deciding whether to invest in our common stock.

GUIDED THERAPEUTICS, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Guided Therapeutics, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Guided Therapeutics, Inc. and Subsidiary. (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations, limited cash flow, and an accumulated deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustment that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risk of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2007.

/s/ UHY LLP

UHY LLP

Sterling Heights, Michigan
April 20, 2020

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (in thousands)
AS OF DECEMBER 31,

ASSETS	2019	2018
CURRENT ASSETS:
Cash and cash equivalents	$899	$-
Accounts receivable, net of allowance for doubtful accounts of $114 and $157 at December 31, 2019 and 2018, respectively	13	13
Inventory, net of reserves of $831 and $767 at December 31, 2019 and 2018, respectively	48	114
Other current assets	70	69
Total current assets	1,030	196
NONCURRENT ASSETS:
Property and equipment, net	-	21
Lease asset-right, net of amortization	132	-
Other assets	18	19
Total noncurrent assets	150	40
TOTAL ASSETS	1,180	236

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Notes payable in default, related parties	349	334
Notes payable in default	427	366
Short-term notes payable	380	225
Short-term notes payable, related parties	646	674
Convertible notes in default	2,915	2,778
Short-term convertible notes payable	73	-
Short-term convertible notes payable, related parties	513	380
Accounts payable	2,897	3,013
Accounts payable, related parties	136	-
Accrued liabilities	3,235	3,156
Subscription receivable	635	-
Current portion of lease liability	103	-
Deferred revenue	101	66
Total current liabilities	12,410	10,992
LONG-TERM LIABILITIES:
Warrants, at fair value	5,092	4,728
Lease liability	29	-
Long-term convertible notes payable, net	15	-
Long-term debt-related parties	569	340
Total long-term liabilities	5,705	5,068
TOTAL LIABILITIES	18,115	16,060

COMMITMENTS & CONTINGENCIES (Note 8)

STOCKHOLDERS’ DEFICIT:
Series C convertible preferred stock, $.001 par value; 9.0 shares authorized, 0.3 shares issued and outstanding as of December 31, 2019 and 2018, respectively. (Liquidation preference of $286 at December 31, 2019 and 2018, respectively).	105	105
Series C1 convertible preferred stock, $.001 par value; 20.3 shares authorized, 1.0 shares issued and outstanding as of December 31, 2019 and 2018, respectively. (Liquidation preference of $1,049 at December 31, 2019 and 2018).	170	170
Series C2 convertible preferred stock, $.001 par value; 5,000 shares authorized, 3.3 shares issued and outstanding as of December 31, 2019 and 2018, respectively. (Liquidation preference of $3,263 at December 31, 2019 and 2018).	531	531
Common stock, $.001 par value; 3,000,000 shares authorized, 3,319 and 2,669 shares issued and outstanding as of December 31, 2019 and 2018, respectively	3,394	2,877
Additional paid-in capital	118,552	118,259
Treasury stock, at cost	(132)	(132)
Accumulated deficit	(139,555)	(137,634)
TOTAL STOCKHOLDERS’ DEFICIT	(16,935)	(15,824)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	1,180	236

The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands)
FOR THE YEARS ENDED DECEMBER 31,

	2019	2018
REVENUE:
Sales – devices and disposables, net	$36	$57
Cost of goods sold	70	89
Gross loss	(34)	(32)

OPERATING EXPENSES:

Research and development	122	244
Sales and marketing	87	195
General and administrative	694	1,077
Total operating expenses	903	1,516

Operating loss	(937)	(1,548)

OTHER INCOME (EXPENSES):
Other income	48	54
Interest expense	(1,412)	(1,763)
Gain from extinguishment of debt	-	1,039
Change in fair value of warrants	380	3,234
Total other income (expenses)	(984)	2,564

(LOSS) INCOME BEFORE INCOME TAXES	(1,921)	1,016

PROVISION FOR INCOME TAXES	-	-

NET (LOSS) INCOME	(1,921)	1,016

PREFERRED STOCK DIVIDENDS	-	(116)

NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,921)	$900

NET (LOSS) INCOME PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
BASIC
DILUTED	$(0.58)	$0.0138

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	3,302	462
DILUTED	3,302	65,227
The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018 (In Thousands)

	Preferred Stock Series C		Preferred Stock Series C1		Preferred Stock Series C2		Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	TOTAL
BALANCE, January 1, 2018	1	$355	4	$701	-	$-	62	$791	$117,416	$(132)	$(138,533)	$(19,402)
Issuance of warrants with debt	-	-	-	-	-	-	-	-	20	-	-	20
Conversion of Series C preferred stock to common stock	(1)	(250)	-	-	-	-	160	128	409	-	(117)	170
Conversion of debt into common stock	-	-	-	-	-	-	2,359	1,888	(963)	-	-	925
Issuance of common stock	-	-	-	-	-	-	88	70	(23)	-	-	47
Exchange of Series C1 for C2 preferred stock	-	-	(3)	(531)	3	531	-	-	-	-	-	-
Beneficial conversion feature for convertible debt	-	-	-	-	-	-	-	-	689	-	-	689
Stock-based compensation	-	-	-	-	-	-	-	-	44	-	-	44
Forgiveness of debt	-	-	-	-	-	-	-	-	667	-	-	667
Net income	-	-	-	-	-	-	-	-	-	-	1,016	1,016
BALANCE, December 31, 2018	-	$105	1	$170	3	$531	2,669	$2,877	$118,259	$(132)	$(137,634)	$(15,824)

Shares in transit	-	-	-	-	-	-	-	-	692	-	-	692
Conversion of debt into common stock	-	-	-	-	-	-	650	517	(484)	-	-	33
Beneficial conversion feature of convertible debt	-	-	-	-	-	-	-	-	77	-	-	77
Stock-based compensation	-	-	-	-	-	-	-	-	8	-	-	8
Net income	-	-	-	-	-	-	-	-	-	-	(1,921)	(1,921)
BALANCE, December 31, 2019	-	$105	1	$170	3	$531	3,319	$3,394	$118,552	$(132)	$(139,555)	$(16,935)
The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
(In Thousands)
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,921)	$1,016
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Bad debt expense	-	1
Depreciation	21	27
Amortization of debt issuance costs and discounts	105	190
Amortization of beneficial conversion feature	92	645
Stock based compensation	8	44
Change in fair value of warrants	(380)	(3,234)
Gain on extinguishment of debt	-	(1,039)
Changes in operating assets and liabilities:
Accounts receivable	-	(10)
Inventory	66	151
Other current assets	(2)	42
Other assets	1	41
Accounts payable	20	(6)
Deferred revenue	35	45
Accrued liabilities	1,149	722
Total adjustments	1,115	(2,382)

Net cash used in operating activities	(806)	(1,365)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt financing, net of discounts and debt issuance costs	1,351	1,386
Payments made on notes and loans payable	(281)	(192)
Proceeds for future issuance of common stock, warrants and preferred stock	635	126
Net proceeds from issuance of common stock and warrants	-	44

Net cash provided by financing activities	1,705	1,364

NET CHANGE IN CASH AND CASH EQUIVALENTS	899	(1)

CASH AND CASH EQUIVALENTS, beginning of year	-	1

CASH AND CASH EQUIVALENTS, end of year	$899	$-

SUPPLEMENTAL SCHEDULE OF:
Cash paid for:
Interest	$14	$116
NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock as debt repayment	$33	$925
Dividends on preferred stock	$-	$116

The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 DECEMBER 31, 2019 AND 2018

1. ORGANIZATION, BACKGROUND, AND BASIS OF PRESENTATION

Guided Therapeutics, Inc. (formerly SpectRx, Inc.), together with its wholly owned subsidiary, InterScan, Inc. (formerly Guided Therapeutics, Inc.), collectively referred to herein as the “Company”, is a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. The Company’s primary focus is the continued commercialization of its LuViva non-invasive cervical cancer detection device and extension of its cancer detection technology into other cancers, including esophageal. The Company’s technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

Basis of Presentation

All information and footnote disclosures included in the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.
A 1:800 reverse stock split of all of the Company’s issued and outstanding common stock was implemented on March 29, 2019. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change. The reverse stock split decreased the Company’s issued and outstanding shares of common stock from 2,652,309,322 shares to 3,319,486 shares as of that date with rounding. See Note 4, Stockholders’ Deficit. Unless otherwise specified, all per share amounts are reported on a post-stock split basis, as of December 31, 2019 and 2018.
The Company’s prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced net losses since its inception and, as of December 31, 2019, it had an accumulated deficit of approximately $139.6 million. To date, the Company has engaged primarily in research and development efforts and the early stages of marketing its products. The Company may not be successful in growing sales for its products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. The Company’s products may not ever gain market acceptance and the Company may not ever generate significant revenues or achieve profitability. The development and commercialization of the Company’s products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects operating losses to continue for the foreseeable future as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals, build its marketing, sales, manufacturing and finance capabilities, and conduct further research and development.

Certain prior year amounts have been reclassified in order to conform to the current year presentation.

Going Concern

The Company’s consolidated financial statements have been prepared and presented on a basis assuming it will continue as a going concern. The factors below raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

At December 31, 2019, the Company had a negative working capital of approximately $11.4 million, accumulated deficit of $139.6 million, and incurred a net loss of $1.9 million for the year then ended (the net loss for the year ended December 31, 2019 was primarily realized due to a $1.4 million in interest expense). Stockholders’ deficit totaled approximately $16.9 million at December 31, 2019, primarily due to recurring net losses from operations, deemed dividends on warrants and preferred stock, offset by proceeds from the exercise of options and warrants and proceeds from sales of stock.

During the end of 2019 and beginning of 2020, the Company was able to raise $1.4 million in equity and debt investments. In addition, the Company has executed several exchange agreements that will convert debt for equity, as well as eliminate some existing debt. The Company’s capital-raising efforts are ongoing and the Company has taken the following steps to increase the likelihood of a successful financing: 1) Applied to the Canadian Stock Exchange for a possible listing, 2) Debt has been significantly reduced and additional agreements are in place, contingent on a successful financing, to reduce debt even further either by forgiveness of debt and/or exchanges of debt for equity and 3) Monthly operating expenses are scrutinized and controlled. If sufficient capital cannot be raised during 200, the Company will continue its plans of curtailing operations by reducing discretionary spending and staffing levels and attempting to operate by only pursuing activities for which it has external financial support. However, there can be no assurance that such external financial support will be sufficient to maintain even limited operations or that the Company will be able to raise additional funds on acceptable terms, or at all. In such a case, the Company might be required to enter into unfavorable agreements or, if that is not possible, be unable to continue operations, and to the extent practicable, liquidate and/or file for bankruptcy protection.

The Company had warrants exercisable for approximately 46.0 million shares of its common stock outstanding at December 31, 2019, with exercise prices ranging between $0.04 and $60,000 per share. Exercises of these warrants would generate a total of approximately $1.6 million in cash, assuming full exercise, although the Company cannot be assured that holders will exercise any warrants. Management may obtain additional funds through the public or private sale of debt or equity, and grants, if available. However, please refer to Footnote 11 - CONVERTIBLE DEBT IN DEFAULT in the paragraph: Debt Restructuring for more information regarding our warrants.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas where estimates are used include the allowance for doubtful accounts, inventory valuation and input variables for Black-Scholes, Monte Carlo simulations and binomial calculations. The Company uses the Monte Carlo simulations and binomial calculations in the calculation of the fair value of the warrant liabilities and the valuation of embedded conversion options and freestanding warrants.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Guided Therapeutics, Inc. and its wholly owned subsidiary. All intercompany transactions are eliminated.

Accounting Standard Updates

Implemented

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” that requires lessees to recognize on the balance sheet the assets and liabilities associated with the rights and obligations created by those leases. Under the new guidance, a lessee is required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current U.S. GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily depends on its classification as finance or operating lease. The update is effective for reporting periods beginning after December 15, 2018. The adoption resulted in the Company in recognizing a lease asset and a corresponding lease liability of $213,000 at adoption.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Distributors (Topic 606),” (“ASU 2014-09”). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with distributors and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model requires revenue recognition to depict the transfer of promised goods or services to distributors in an amount that reflects the consideration a company expects to receive. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In August 2015, the FASB issued ASU 2015-14, “Deferral of the Effective Date”, which amends ASU 2014-09. As a result, the effective date will be the first quarter of fiscal year 2018 with early adoption permitted in the first quarter of fiscal year 2017. Subsequently, the FASB has issued the following standards related to ASU 2014-09: ASU 2016-08, “Revenue from Contracts with Distributors (Topic 606), Principal versus Agent Considerations (Reporting Revenue Gross versus Net),” (“ASU 2016-08”); ASU 2016-10, “Revenue from Contracts with Distributors (Topic 606), Identifying Performance Obligations and Licensing,” (“ASU 2016-10”); ASU 2016-12, “Revenue from Contracts with Distributors (Topic 606) Narrow-Scope Improvements and Practical Expedients,” (“ASU 2016-12”); and ASU 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Distributors,” (“ASU 2016-20”), which are intended to provide additional guidance and clarity to ASU 2014-09. The Company must adopt ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 along with ASU 2014-09 (collectively, the “New Revenue Standards”). The New Revenue Standards may be applied using one of two retrospective application methods: (1) a full retrospective approach for all periods presented, or (2) a modified retrospective approach that presents a cumulative effect as of the adoption date and additional required disclosures. The Company has evaluated the adoption of this guidance and has taken a modified retrospective approach to the presentation of revenue from contracts with distributors. The Company adopted this standard on January 1, 2018, using the modified retrospective method, with no impact on its 2018 financial statements. The cumulative effect of initially applying the new guidance had no impact on its financial statements in future periods.

In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendment of ASU 2018-02 states an entity may elect to reclassify the income tax effects of the Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”) on items within accumulated other comprehensive income to retained earnings. The amendments in this update are effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. Early adoption is permitted. The adoption did not have a material effect on the Company’s consolidated financial statements.

Except as noted above, the guidance issued by the FASB during the current year is not expected to have a material effect on the Company’s consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, management has not yet determined the effect, if any, that the implementation of such proposed standards would have on the Company’s consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be a cash equivalent.

Accounts Receivable

The Company performs periodic credit evaluations of its distributors’ financial conditions and generally does not require collateral. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. The Company does not accrue interest receivable on past due accounts receivable.

Concentrations of Credit Risk

The Company, from time to time during the years covered by these consolidated financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

Inventory Valuation

All inventories are stated at lower of cost or net realizable value, with cost determined substantially on a “first-in, first-out” basis. Selling, general, and administrative expenses are not inventoried, but are charged to expense when incurred. At December 31, 2019 and 2018, our inventories were as follows (in thousands):

	Year Ended December 31,
	2019	2018
Raw materials	$781	$783
Work in process	81	81
Finished goods	17	17
Inventory reserve	(831)	(767)
Total	$48	$114

The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized at the shorter of the useful life of the asset or the remaining lease term. Depreciation and amortization expense is included in general and administrative expense on the statement of operations. Expenditures for repairs and maintenance are expensed as incurred. Property and equipment are summarized as follows at December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
Equipment	$1,349	$1,378
Software	740	740
Furniture and fixtures	124	124
Leasehold Improvement	180	199
	2,393	2,441
Less accumulated depreciation	(2,393)	(2,420)
Total	$-	$21

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the term of the associated debt. Debt issuance costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability consistent with the debt discount.

Other Assets

Other assets primarily consist of a deposit for the corporate office.

Patent Costs (Principally Legal Fees)

Costs incurred in filing, prosecuting, and maintaining patents are recurring, and expensed as incurred. Maintaining patents are expensed as incurred as the Company has not yet received U.S. FDA approval and recovery of these costs is uncertain. Such costs aggregated approximately $15,000 and $11,000 in 2019 and 2018, respectively.

Leases
With the implementation of ASU 2016-02, “Leases (Topic 842)”, the Company recorded a lease asset-right and a lease liability. The implementation required the analysis of certain criteria in determining its treatment. The Company determined that its corporate office lease met those criteria. The Company implemented the guidance using the alternative transition method. Under this alternative, the effective date would be the date of initial application. The Company analyzed the lease at its effective date and calculated an initial lease payment amount of $267,380 with a present value of $213,000 using a 20% discount. As of December 31, 2019, the balance of the lease asset – right and lease liability was approximately $132,000.

The cumulative effect of initially applying the new guidance had an immaterial impact on the opening balance of retained earnings, The Company does not expect the guidance to have a material impact on its consolidated net earnings in future periods. The Company elected the Practical expedients permitted under the transition guidance within the new standards, which allowed the Company to carry forward the historical lease classification.

Accrued Liabilities

Accrued liabilities are summarized as follows at December 31, 2019 and 2018 (in thousands):

	Year Ended December 31,
	2019	2018
Compensation	$1,123	$1,030
Professional fees	181	203
Interest	1,603	892
Warranty	2	2
Vacation	41	53
Preferred dividends	120	120
Stock subscription for licenses	-	692
Other accrued expenses	165	164
Total	$3,235	$3,156

Subscription receivables

Cash received from investors for common stock shares that has not completed processing is recorded as a liability to subscription receivables. As of December 31, 2019, the Company had reserved 1,270,000 common stock shares in exchange for $635,000.

Revenue recognition

The Company follows, ASC 606 Revenue from Contracts with Customers establishes a single and comprehensive framework which sets out how much revenue is to be recognized, and when. The core principle is that a vendor should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the vendor expects to be entitled in exchange for those goods or services. Revenue will now be recognized by a vendor when control over the goods or services is transferred to the customer. In contrast, Revenue based revenue recognition around an analysis of the transfer of risks and rewards; this now forms one of a number of criteria that are assessed in determining whether control has been transferred. The application of the core principle in ASC 606 is carried out in five steps: Step 1 – Identify the contract with a customer: a contract is defined as an agreement (including oral and implied), between two or more parties, that creates enforceable rights and obligations and sets out the criteria for each of those rights and obligations. The contract needs to have commercial substance and it is probable that the entity will collect the consideration to which it will be entitled. Step 2 – Identify the performance obligations in the contract: a performance obligation in a contract is a promise (including implicit) to transfer a good or service to the customer. Each performance obligation should be capable of being distinct and is separately identifiable in the contract. Step 3 – Determine the transaction price: transaction price is the amount of consideration that the entity can be entitled to, in exchange for transferring the promised goods and services to a customer, excluding amounts collected on behalf of third parties. Step 4 – Allocate the transaction price to the performance obligations in the contract: for a contract that has more than one performance obligation, the entity will allocate the transaction price to each performance obligation separately, in exchange for satisfying each performance obligation. The acceptable methods of allocating the transaction price include adjusted market assessment approach, expected cost plus a margin approach, and, the residual approach in limited circumstances. Discounts given should be allocated proportionately to all performance obligations unless certain criteria are met and reallocation of changes in standalone selling prices after inception is not permitted. Step 5 – Recognize revenue as and when the entity satisfies a performance obligation: the entity should recognize revenue at a point in time, except if it meets any of the three criteria, which will require recognition of revenue over time: the entity’s performance creates or enhances an asset controlled by the customer, the customer simultaneously receives and consumes the benefit of the entity’s performance as the entity performs, and the entity does not create an asset that has an alternative use to the entity and the entity has the right to be paid for performance to date.

Revenue by product line:
	Year Ended December 31,
	2019	2018
Devices	$17	$17
Disposables	2	32
Other	15	1
Warranty	2	7
Total	$36	$57

Revenue by geographic location:
	Year Ended December 31,
	2019	2018
Asia	$22	$49
Africa	-	8
Europe	14	-
Total	$36	$57

Significant Distributors

As of the year ended December 31, 2019, all the Company’s revenues were from three distributors and for extended warranties. Revenue from these distributors totaled approximately $36,000 for the year ended December 31, 2019. For the year ended December 31, 2018, 82% of the Company’s revenue was from one distributor and totaled $40,750. There were no amounts due from these distributors as of December 31, 2019, and 2018.

Deferred revenue

The Company defers payments received as revenue until earned based on the related contracts and applying ASC 606 as required. As of December 31, 2019, and 2018, the Company had $101,000 and $66,000 in deferred revenue, respectively.

Research and Development

Research and development expenses consist of expenditures for research conducted by the Company and payments made under contracts with consultants or other outside parties and costs associated with internal and contracted clinical trials. All research and development costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management provides valuation allowances against the deferred tax assets for amounts that are not considered more likely than not to be realized.
The Company has filed its 2018 federal and state corporate tax returns. The Company has entered into an agreed upon payment plan with the IRS for delinquent payroll taxes. The Company is currently in process of setting up a payment arrangement for its delinquent state income taxes with the State of Georgia and the returns are currently under review by state authorities. Although the Company has been experiencing recurring losses, it is obligated to file tax returns for compliance with IRS regulations and that of applicable state jurisdictions. At December 31, 2019, the Company has approximately $76 million of net operating losses, but it has not filed its Federal tax returns, therefore this number may not be accurate. This net operating loss will be eligible to be carried forward for tax purposes at federal and applicable states level. A full valuation allowance has been recorded related the deferred tax assets generated from the net operating losses.
As of January 1, 2018, corporate tax rates in the U.S. have decreased from 34% to 21%.

Uncertain Tax Positions

The Company assesses each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At December 31, 2019 and, 2018, there were no uncertain tax positions.

Warrants

The Company has issued warrants, which allow the warrant holder to purchase one share of stock at a specified price for a specified period of time. The Company records equity instruments including warrants issued to non-employees based on the fair value at the date of issue. The fair value of warrants classified as equity instruments at the date of issuance is estimated using the Black-Scholes Model. The fair value of warrants classified as liabilities at the date of issuance is estimated using the Monte Carlo Simulation or Binomial model.

Stock Based Compensation

The Company records compensation expense related to options granted to employees and non-employees based on the fair value of the award.

Compensation cost is recorded as earned for all unvested stock options outstanding at the beginning of the first year based upon the grant date fair value estimates, and for compensation cost for all share-based payments granted or modified subsequently based on fair value estimates.

For the years ended December 31, 2019 and 2018, share-based compensation for options attributable to employees, officers and Board members were approximately $8,000 and $44,000, respectively. These amounts have been included in the Company’s statements of operations. Compensation costs for stock options which vest over time are recognized over the vesting period. As of December 31, 2019, the Company did not have any unrecognized compensation costs related to granted stock options to be recognized.

Beneficial Conversion Features of Convertible Securities

Conversion options that are not bifurcated as a derivative pursuant to ASC 815 and not accounted for as a separate equity component under the cash conversion guidance are evaluated to determine whether they are beneficial to the investor at inception (a beneficial conversion feature) or may become beneficial in the future due to potential adjustments. The beneficial conversion feature guidance in ASC 470-20 applies to convertible stock as well as convertible debt which are outside the scope of ASC 815. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as a dividend over either the life of the instrument, if a stated maturity date exists, or to the earliest conversion date, if there is no stated maturity date. If the earliest conversion date is immediately upon issuance, the dividend must be recognized at inception. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

Derivatives

The Company reviews the terms of convertible debt issued to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

3. FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance for fair value measurements, ASC820, Fair Value Measurements and Disclosures, establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follow:

●
Level 1 – Quoted market prices in active markets for identical assets and liabilities;

●
Level 2 – Inputs, other than level 1 inputs, either directly or indirectly observable; and

●
Level 3 – Unobservable inputs developed using internal estimates and assumptions (there is little or no market date) which reflect those that market participants would use.

The Company records its derivative activities at fair value, which consisted of warrants as of December 31, 2019. The fair value of the warrants was estimated using the Binomial Simulation model. Gains and losses from derivative contracts are included in net gain (loss) from derivative contracts in the statement of operations. The fair value of the Company’s derivative warrants is classified as a Level 3 measurement, since unobservable inputs are used in the valuation.

The following table presents the fair value for those liabilities measured on a recurring basis as of December 31, 2019 and 2018:

FAIR VALUE MEASUREMENTS (In Thousands)

The following is summary of items that the Company measures at fair value on a recurring basis:

	Fair Value at December 31, 2019

	Level 1	Level 2	Level 3	Total

Warrants issued in connection with Distributor Debt	-	-	(114)	(114)
Warrants issued in connection with Short-term loans	-	-	(83)	(83)
Warrants issued in connection with Long-term loans	-	-	(893)	(893)
Warrants issued in connection with Senior Secured Debt	-	-	(4,002)	(4,002)
Embedded derivative due to the conversion option that needed to be bifurcated for the Auctus $700,000 loan on December 17, 2019	-	-	-	-
Total long-term liabilities at fair value	$-	$-	$(5,092)	$(5,092)

	Fair Value at December 31, 2018

	Level 1	Level 2	Level 3	Total

Warrants issued in connection with Distributor Debt	-	-	(114)	(114)
Warrants issued in connection with Senior Secured Debt	-	-	(4,614)	(4,614)
Total long-term liabilities at fair value	$-	$-	$(4,728)	$(4,728)

The following is a summary of changes to Level 3 instruments during the year ended December 31, 2019:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Distributor Debt	Short-Term Loans	Senior Secured Debt	Long-Term Loans	Total

Balance, December 31, 2018	$(114)	$-	$(4,614)	$-	$(4,728)
Warrants issued during the year	-	(108)	-	(636)	(744)
Change in fair value during the year	-	25	612	(257)	380
Balance, December 31, 2019	$(114)	$(83)	$(4,002)	$(893)	$(5,092)

As of December 31, 2019, the fair value of warrants was approximately $5.1 million. A net change of approximately $0.4 million has been recorded to the accompanying statement of operations for the year ended.

4. STOCKHOLDER’S DEFICIT

Common Stock

The Company has authorized 3,000,000,000 shares of common stock with $0.001 par value, of which 3,319,486 were issued and outstanding as of December 31, 2019. As of December 31, 2018, there were 3,000,000,000 authorized shares of common stock, of which 2,669,348 were issued and outstanding.

For the year ended December 31, 2019, the Company issued 650,138 shares of common stock as listed below:

Convertible Debt Conversions	650,138

Summary table of common stock share transactions:

Balance at December 31, 2018	2,669,348
Issued in 2019	650,138
Balance at December 31, 2019	3,319,486

Common stock shares to be issued for subscription receivables and debt exchange agreements

As of December 31, 2019, the Company received investments for common stock shares and warrants. The Company also received debt exchange agreements for common stock shares and warrants. As of December 31, 2019, the Company had not issued the common stock shares to the investors and debtors.

During December 2019, the Company received equity investments in the amount of $635,000. These investors will receive a total of 1,270,000 common stock shares and 1,270,000 warrants to purchase common stock shares at a strike price of $0.25, 1,270,000 warrants to purchase common stock shares at a strike price of $0.75 and 635 Series D preferred stock (each Series D preferred stock shares converts into 3,000 shares of the Company’s common stock shares). Of the amount invested $350,000 was from related parties.

On December 5, 2019, the Company entered into an exchange agreement with Aquarius. Based on this agreement the Company will exchange $145,544 of debt outstanding for: 291,088 common stock shares; 145,544 warrants to purchase common stock shares at a strike price of $0.25; and 145,544 warrants to purchase common stock shares at a strike price of $0.75.

On December 30, 2019, the Company entered into an exchange agreement with K2 Medical. Based on this agreement the Company will exchange $790,544 of debt outstanding for: 1,881,495 common stock shares; 496,602 warrants to purchase common stock shares at a strike price of $0.20; 692,446 warrants to purchase common stock shares at a strike price of $0.25; and 692,446 warrants to purchase common stock shares at a strike price of $0.75.

On December 30, 2019, the Company entered into an exchange agreement with Mr. Blumberg. Based on this agreement the Company will exchange $305,320 of debt outstanding for: 1,167,630 common stock shares; 928,318 warrants to purchase common stock shares at a strike price of $0.20; 119,656 warrants to purchase common stock shares at a strike price of $0.25; and 119,656 warrants to purchase common stock shares at a strike price of $0.75.

On December 30, 2019, the Company entered into an exchange agreement with Mr. Case. Based on this agreement the Company will exchange $179,291 of debt outstanding for: 896,456 common stock shares; and 896,455 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, the Company entered into an exchange agreement with Mr. Grimm. Based on this agreement the Company will exchange $51,110 of debt outstanding for: 255,548 common stock shares; and 255,548 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, the Company entered into an exchange agreement with Mr. Gould. Based on this agreement the Company will exchange $111,227 of debt outstanding for: 556,136 common stock shares; and 556,136 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, the Company entered into an exchange agreement with Mr. Mamula. Based on this agreement the Company will exchange $15,577 of debt outstanding for: 77,885 common stock shares; and 77,885 warrants to purchase common stock shares at a strike price of $0.20.

On December 30, 2019, the Company entered into an exchange agreement with Dr. Imhoff. Based on this agreement the Company will exchange $400,417 of debt outstanding for: 1,699,255 common stock shares; 1,497,367 warrants to purchase common stock shares at a strike price of $0.20; 100,944 warrants to purchase common stock shares at a strike price of $0.25; and 100,944 warrants to purchase common stock shares at a strike price of $0.75.

On December 30, 2019, the Company entered into an exchange agreement with Ms. Rosenstock. Based on this agreement the Company will exchange $78,986 of debt outstanding for: 100,000 common stock shares; and 50,000 warrants to purchase common stock shares at a strike price of $0.25; and 50,000 warrants to purchase common stock shares at a strike price of $0.75. Ms. Rosenstock also forgave $28,986 in debt to the Company.

On December 30, 2019, the Company entered into an exchange agreement with Michael James. Based on this agreement the Company will exchange $2,286 of debt outstanding for: 7,746 common stock shares; 1,227 warrants to purchase common stock shares at a strike price of $0.25; 1,227 warrants to purchase common stock shares at a strike price of $0.75; and 5,291 warrants to purchase common stock shares at a strike price of $0.20.

The Company’s COO and director, Mark Faupel, is a shareholder of Shenghuo, and a former director, Richard Blumberg, is a managing member of Shenghuo.

During 2018, the Company had exercised its rights under the $10,000,000 GHS Equity Financing Agreement entered into on March 1, 2018, to exercise puts of $47,320 for the issuance of 87,500 common stock shares. Pursuant to the agreement a put maybe executed for a price that is 80% of the “market price” which is the average of the two lowest volume weighted average prices of the Company’s common stock for 15 consecutive trading days preceding the put date.

Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock with a $.001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. The board of directors designated 525,000 shares of preferred stock redeemable convertible preferred stock, none of which remain outstanding, 33,000 shares of preferred stock as Series B Preferred Stock, none of which remain outstanding, 9,000 shares of preferred stock as Series C Convertible Preferred Stock, (the “Series C Preferred Stock”), of which 286 were issued and outstanding at December 31, 2019 and 2018, respectively and 20,250 shares of preferred stock as Series C1 Preferred Stock, of which 1,050 shares were issued and outstanding at December 31, 2019 and 2018, respectively.

On August 31, 2018, the Company entered into agreements with certain holders of the Company’s Series C1 Preferred Stock, including the chairman of the Company’s board of directors, and the Chief Operating Officer and a director of the Company (the “Exchange Agreements”), pursuant to which those holders separately agreed to exchange each share of the Series C1 Preferred Stock held for one (1) share of the Company’s newly created Series C2 preferred stock, par value $0.001 per share (the “Series C2 Preferred Stock”). In total, for 3,262.25 shares of Series C1 Preferred Stock to be surrendered, the Company issued 3,262.25 shares of Series C2 Preferred Stock.

The Company will issue Series D Preferred Stock in 2020. At the end of 2019 and beginning of 2020, the Company had subscriptions from investors that would provide each investor one Series D Preferred Stock share for each $1,000 invested. And each Series D preferred stock converts into 3,000 shares of the Company’s common stock shares.

Series C Convertible Preferred Stock

On June 29, 2015, the Company entered into a securities purchase agreement with certain accredited investors, including John Imhoff and Mark Faupel, members of the Board, for the issuance, exchange and sale of an aggregate of 6,737 shares of Series C convertible preferred stock, at a purchase price of $750 per share and a stated value of $1,000 per share. Additionally, during October 2015 the Company entered into an interim agreement amending the securities purchase agreement to provide for certain of the investors to purchase an additional aggregate of 1,166 shares. For a total of Series C convertible preferred stock issued of 7,903 shares. Of the 7,903 Series C convertible preferred stock issued, 1,835 were issued in exchange of Series B convertible preferred stock. Therefore 6,068 Series C preferred stock were issued at a purchase price of $750 for gross proceeds of $4,551,000. The Company received net cash proceeds of $3,698,000, after cash and non-cash expenses of $853,000.

Pursuant to the Series C certificate of designations, shares of Series C preferred stock are convertible into common stock by their holder at any time and may be mandatorily convertible upon the achievement of specified average trading prices for the Company’s common stock. At December 31, 2019, there were 286 shares outstanding with a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 2,000 shares of the Company’s common stock, subject to customary adjustments, including for any accrued but unpaid dividends and pursuant to certain anti-dilution provisions, as set forth in the Series C certificate of designations. The conversion price will automatically adjust downward to 80% of the then-current market price of the Company’s common stock 15 trading days after any reverse stock split of the Company’s common stock, and 5 trading days after any conversions of the Company’s outstanding convertible debt.

Holders of the Series C preferred stock are entitled to quarterly cumulative dividends at an annual rate of 12.0% until 42 months after the original issuance date (the “Dividend End Date”), payable in cash or, subject to certain conditions, the Company’s common stock. In addition, upon conversion of the Series C preferred stock prior to the Dividend End Date, the Company will also pay to the converting holder a “make-whole payment” equal to the number of unpaid dividends through the Dividend End Date on the converted shares. At December 31, 2019, the “make-whole payment” for a converted share of Series C preferred stock would convert to 200 shares of the Company’s common stock. The Series C preferred stock generally has no voting rights except as required by Delaware law. Upon the Company’s liquidation or sale to or merger with another corporation, each share will be entitled to a liquidation preference of $1,000, plus any accrued but unpaid dividends. In addition, the purchasers of the Series C preferred stock received, on a pro rata basis, warrants exercisable to purchase an aggregate of approximately 1 share of Company’s common stock. The warrants contain anti-dilution adjustments in the event that the Company issues shares of common stock, or securities exercisable or convertible into shares of common stock, at prices below the exercise price of such warrants. As a result of the anti-dilution protection, the Company is required to account for the warrants as a liability recorded at fair value each reporting period. At December 31, 2019, the exercise price per share was $512,000.

On May 23, 2016, an investor canceled certain of these warrants, exercisable into 903 shares of common stock. The same investor also transferred certain of these warrants, exercisable for 150 shares of common stock, to two investors who also had participated in the 2015 Series C financing.

Series C1 Convertible Preferred Stock

Between April 27, 2016 and May 3, 2016, the Company entered into various agreements with certain holders of Series C preferred stock, including directors John Imhoff and Mark Faupel, pursuant to which those holders separately agreed to exchange each share of Series C preferred stock held for 2.25 shares of the Company’s newly created Series C1 Preferred Stock and 12 (9,600 pre-split) shares of the Company’s common stock (the “Series C Exchanges”). In connection with the Series C Exchanges, each holder also agreed to roll over the $1,000 stated value per share of the holder’s shares of Series C1 Preferred Stock into the next qualifying financing undertaken by the Company on a dollar-for-dollar basis and, except in the event of an additional $50,000 cash investment in the Company by the holder, to execute a customary “lockup” agreement in connection with the financing. In total, for 1,916 shares of Series C preferred stock surrendered, the Company issued 4,312 shares of Series C1 Preferred Stock and 29 shares of common stock. At December 31, 2019, there were 1,050 shares outstanding with a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 2,000 shares of the Company’s common stock.

On August 31, 2018, 3,262.25 shares of Series C1 Preferred Stock were surrendered, and the Company issued 3,262.25 shares of Series C2 Preferred Stock. At December 31, 2019, shares of Series C2 had a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 2,000 shares of the Company’s common stock.

The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments” and, while it has the same anti-dilution protections afforded the Series C preferred stock, it does not automatically reset in connection with a reverse stock split or conversion of our outstanding convertible debt.

Series C2 Convertible Preferred Stock

On August 31, 2018, the Company entered into agreements with certain holders of the Company’s Series C1 Preferred Stock, including the chairman of the Company’s board of directors, and the Chief Operating Officer and a director of the Company pursuant to which those holders separately agreed to exchange each share of the Series C1 Preferred Stock held for one (1) share of the Company’s newly created Series C2 Preferred Stock. In total, for 3,262.25 shares of Series C1 Preferred Stock to be surrendered, the Company issued 3,262.25 shares of Series C2 Preferred Stock. At December 31, 2019, shares of Series C2 had a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 2,000 shares of the Company’s common stock.

The terms of the Series C2 Preferred Stock are substantially the same as the Series C1 Preferred Stock, except that (i) shares of Series C1 Preferred Stock may not be convertible into the Company’s common stock by their holder for a period of 180 days following the date of the filing of the Certificate of Designation (the “Lock-Up Period”); (ii) the Series C2 Preferred Stock has the right to vote as a single class with the Company’s common stock on an as-converted basis, notwithstanding the Lock-Up Period; and (iii) the Series C2 Preferred Stock will automatically convert into that number of securities sold in the next Qualified Financing (as defined in the Exchange Agreement) determined by dividing the stated value ($1,000 per share) of such share of Series C2 Preferred Stock by the purchase price of the securities sold in the Qualified Financing.

Warrants

The following table summarizes transactions involving the Company’s outstanding warrants to purchase common stock for the year ended December 31, 2019:

Warrants (Underlying Shares)
Outstanding, January 1, 2019	23,551,857
Issuances	22,465,001
Canceled / Expired	(18)
Exercised	-
Outstanding, December 31, 2019	46,016,840

The Company had the following shares reserved for the warrants as of December 31, 2019:

Warrants(Underlying Shares)		Exercise Price	Expiration Date
13	(1)	$60,000.00 per share	June 14, 2021
2	(7)	$5,760,000.00 per share	December 2, 2020
2	(8)	$7,040,000.00 per share	December 2, 2020
1	(9)	$7,603,200.00 per share	June 29, 2020
13	(9)	$512,000.00 per share	September 21, 2020
24	(10)	$512,000.00 per share	June 29, 2020
12	(11)	$512,000.00 per share	September 4, 2020
1	(12)	$7,603,200.00 per share	September 4, 2020
1	(13)	$512,000.00 per share	October 23, 2020
1	(14)	$7,603,200.00 per share	October 23, 2020
35,937,500	(15)	$0.04 per share	June 14, 2021
1,725,000	(16)	$0.04 per share	February 21, 2021
22	(17)	$11,137.28 per share	June 6, 2021
250	(18)	$0.04 per share	February 13, 2022
25	(19)	$144.00 per share	May 16, 2022
688	(20)	$15.20 per share	November 16, 2020
250	(21)	$15.20 per share	December 28, 2020
75	(22)	$16.08 per share	January 10, 2021
4,262	(23)	$0.04 per share	March 19, 2021
1,875	(24)	$16.08 per share	March 20, 2021
63	(25)	$48.00 per share	April 30, 2021
125	(26)	$48.00 per share	May 17, 2021
125	(27)	$48.00 per share	May 25, 2021
500	(28)	$48.00 per share	June 1, 2021
1,875	(29)	$200.00 per share	August 22, 2021
625	(30)	$200.00 per share	September 18, 2021
1,250	(31)	$1.12 per share	October 23, 2021
19	(32)	$0.64 per share	November 20, 2021
375	(33)	$0.32 per share	December 5, 2021
100	(34)	$0.16 per share	December 19, 2021
188	(35)	$0.24 per share	December 23, 2021
14	(36)	$0.24 per share	December 27, 2021
313	(37)	$0.24 per share	January 7, 2021
188	(38)	$0.21 per share	January 17, 2021
438	(39)	$0.16 per share	January 30, 2021
625	(40)	$0.16 per share	February 15, 2021
325,000	(41)	$0.18 per share	April 4, 2022
200,000	(42)	$0.20 per share	April 25, 2022
215,000	(43)	$0.20 per share	July 1, 2022
100,000	(44)	$0.20 per share	September 1, 2022
7,500,000	(45)	$0.20 per share	December 17, 2024
46,016,840*

* However, please refer to Footnote 11 - CONVERTIBLE DEBT IN DEFAULT in the paragraph: Debt Restructuring for more information regarding our warrants.

(1)
Issued in June 2015 in exchange for warrants originally issued as part of a May 2013 private placement.
(6)
Issued in June 2015 in exchange for warrants originally issued as part of a 2014 public offering.
(7)
Issued as part of a March 2015 private placement.
(8)
Issued to a placement agent in conjunction with a June 2015 private placement.
(9)
Issued as part of a June 2015 private placement.
(10)
Issued as part of a June 2015 private placement.
(11)
Issued as part of a June 2015 private placement.
(12)
Issued to a placement agent in conjunction with a June 2015 private placement.
(13)
Issued as part of a June 2015 private placement.
(14)
Issued to a placement agent in conjunction with a June 2015 private placement.
(15)
Issued as part of a February 2016 private placement.
(16)
Issued to a placement agent in conjunction with a February 2016 private placement.
(17)
(18) Issued pursuant to a strategic license agreement. Issued as part of a February 2017 private placement.
(19)
Issued as part of a May 2017 private placement.
(20)
Issued to investors for a loan in November 2017.
(21)
Issued to investors for a loan in December 2017.
(22)
Issued to investors for a loan in January 2018.
(23)
Issued to investors for a loan in March 2018.
(24)
Issued to investors for a loan in March 2018.
(25)
Issued to investors for a loan in April 2018.
(26)
Issued to investors for a loan in May 2018.
(27)
Issued to investors for a loan in May 2018.
(28)
Issued to investors for a loan in June 2018
(29)
Issued to investors for a loan in August 2018
(30)
Issued to investors for a loan in September 2018
(31)
Issued to investors for a loan in October 2018
(32)
Issued to investors for a loan in November 2018
(33)
Issued to investors for a loan in December 2018
(34)
Issued to investors for a loan in December 2018
(35)
Issued to investors for a loan in December 2018
(36)
Issued to investors for a loan in December 2018
(37)
Issued to investors for a loan in January 2019
(38)
Issued to investors for a loan in January 2019
(39)
Issued to investors for a loan in January 2019
(40)
Issued to investors for a loan in February 2019
(41)
Issued to investors for a loan in April 2019
(42)
Issued to investors for a loan in April 2019
(43)
Issued to investors for a loan in July 2019
(44)
Issued to investors for a loan in September 2019
(45)
Issued to investors for a loan in December 2019

All outstanding warrant agreements provide for anti-dilution adjustments in the event of certain mergers, consolidations, reorganizations, recapitalizations, stock dividends, stock splits or other changes in the Company’s corporate structure; except for (8). In addition, warrants subject to footnotes (1) and (9)-(11), (13), and (15) – (45) in the table above are subject to “lower price issuance” anti-dilution provisions that automatically reduce the exercise price of the warrants (and, in the cases of warrants subject to footnote (1), (15) and (16) in the table above, increase the number of shares of common stock issuable upon exercise), to the offering price in a subsequent issuance of the Company’s common stock, unless such subsequent issuance is exempt under the terms of the warrants.

For the warrants to footnote (15), the Company further agreed to amend the warrant issued with the original senior secured convertible note, to adjust the number of shares issuable upon exercise of the warrant to equal the number of shares that will initially be issuable upon conversion of the new convertible note (without giving effect to any beneficial ownership limitations set forth in the terms of the new convertible note).

The warrants subject to footnote (1) are subject to a mandatory exercise provision. This provision permits the Company, subject to certain limitations, to require exercise of such warrants at any time following (a) the date that is the 30th day after the later of the Company’s receipt of U.S. FDA approval for LuViva and the date on which the common stock achieves an average market price for 20 consecutive trading days of at least $832,000.00 with an average daily trading volume during such 20 consecutive trading days of at least 250 shares, or (b) the date on which the average market price of the common stock for 20 consecutive trading days immediately prior to the date the Company delivers a notice demanding exercise is at least $103,680,000.00 and the average daily trading volume of the common stock exceeds 250 shares for such 20 consecutive trading days. If these warrants are not timely exercised upon demand, they will expire. Upon the occurrence of certain events, the Company may be required to repurchase these warrants, as well as the warrants subject to footnote (1) in the table above. The holders of the warrants subject to footnote (1) in the table above have agreed to surrender the warrants, upon consummation of a qualified public financing, for new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants.
The warrants subject to footnote (6) in the table above are also subject to a mandatory exercise provision. This provision permits the Company, subject to certain limitations, to require exercise of 50% of the then-outstanding warrants if the trading price of its common stock is at least two times the initial warrant exercise price for any 20-day trading period. Further, in the event that the trading price of the Company’s common stock is at least 2.5 times the initial warrant exercise price for any 20-day trading period, the Company will have the right to require the immediate exercise of 50% of the then-outstanding warrants. Any warrants not exercised within the prescribed time periods will be canceled to the extent of the number of shares subject to mandatory exercise.

Series B Tranche B Warrants

As discussed in Note 3, Fair Value Measurements, between June 13, 2016 and June 14, 2016, the Company entered into various agreements with holders of the Company’s “Series B Tranche B” warrants, pursuant to which each holder separately agreed to exchange the warrants for either (1) shares of common stock equal to 166% of the number of shares of common stock underlying the surrendered warrants, or (2) new warrants exercisable for 200% of the number of shares underlying the surrendered warrants, but without certain anti-dilution protections included with the surrendered warrants. In total, for surrendered warrants then-exercisable for an aggregate of 1,482 shares of common stock (but subject to exponential increase upon operation of certain anti-dilution provisions), the Company issued or is obligated to issue 21 shares of common stock and new warrants that, if exercised as of the date hereof, would be exercisable for an aggregate of 271 shares of common stock. As of December 31, 2019, the Company had issued 18 shares of common stock and rights to common stock shares for 3. In certain circumstances, in lieu of presently issuing all of the shares (for each holder that opted for shares of common stock), the Company and the holder further agreed that the Company will, subject to the terms and conditions set forth in the applicable warrant exchange agreement, from time to time, be obligated to issue the remaining shares to the holder. No additional consideration will be payable in connection with the issuance of the remaining shares. The holders that elected to receive shares for their surrendered warrants have agreed that they will not sell shares on any trading day in an amount, in the aggregate, exceeding 20% of the composite aggregate trading volume of the common stock for that trading day. The holders that elected to receive new warrants will be required to surrender their old warrants upon consummation of the Company’s next financing resulting in net cash proceeds to the Company of at least $1 million. The new warrants will have an initial exercise price equal to the exercise price of the surrendered warrants as of immediately prior to consummation of the financing, subject to customary “downside price protection” for as long as the Company’s common stock is not listed on a national securities exchange and will expire five years from the date of issuance.

5. INCOME TAXES

The Company has incurred net operating losses ("NOLs") since inception. As of December 31, 2019, the company had NOL carryforwards available through 2038 of approximately $75.8 million to offset its future income tax liability. The company has recorded deferred tax assets but reserved against, due to uncertainties related to utilization of NOLs as well as calculation of effective tax rate. Utilization of existing NOL carryforwards may be limited in future years based on significant ownership changes. The company is in the process of analyzing their NOL and has not determined if the company has had any change of control issues that could limit the future use of NOL. NOL carryforwards that were generated after 2017 of approximately $4.2 million may only be used to offset 80% of taxable income and are carried forward indefinitely.

Components of deferred taxes are as follow at December 31 (in thousands):

	2019	2018
Deferred tax assets:
Warrant liability	$1,087	$1,182
Accrued executive compensation	515	498
Reserves and other	468	488
Net operating loss carryforwards	18,961	19,297
	21,031	21,465
Valuation allowance	(21,031)	(21,465
Net deferred tax assets	$0	$0

The following is a summary of the items that caused recorded income taxes to differ from taxes computed using the statutory federal income tax rate for the years ended December 31:

	2019	2018
Statutory federal tax rate	21%	21%
State taxes, net of federal benefit	4	4
Nondeductible expenses	-	-
Valuation allowance	(25)	(25)
Effective tax rate	0%	0%

On December 22, 2017, the U.S. government enacted comprehensive tax reform commonly referred to as the Tax Cuts and Jobs Act (“TCJA”). Under ASC 740, the effects of changes in tax rates and laws are recognized in the period which the new legislation is enacted. Among other things, the TCJA (1) reduces the U.S. statutory corporate income tax rate from 34% to 21% effective January 1, 2018 (2) eliminates the corporate alternative minimum tax (3) eliminates the Section 199 deduction (4) changes rules related to uses and limitations of net operating loss carryforwards beginning after December 31, 2017.

The Company applies the applicable authoritative guidance which prescribes a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the Company has taken or expects to take on a tax return. As of December 31, 2019, the Company has no uncertain tax positions. There are no uncertain tax positions for which it is reasonably possible that the total amounts of unrecognized tax benefits will significantly increase or decrease within twelve months from December 31, 2019.

The Company files federal income tax returns and income tax returns in various state tax jurisdictions with varying statutes of limitations. The Company has filed its 2018 federal and state corporate tax returns.

The provision for income taxes as of the dates indicated consisted of the following (in thousands) December 31:

	2019	2018
Current	$-	$-
Deferred	-	-
Deferred provision	-	-
Impact of change in enacted tax rates	-	-
Change in valuation allowance	-	-
Total provision for income taxes	$-	$-

In 2019 and 2018, our effective tax rate differed from the U.S. federal statutory rate due to the valuation allowance over our deferred tax assets.

6. STOCK OPTIONS

The Company’s 1995 Stock Plan (the “Plan”) has expired pursuant to its terms, so zero shares remained available for issuance at December 31, 2019 and 2018. The Plan allowed for the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options was determined by the Company’s board of directors, but incentive stock options were granted at an exercise price equal to the fair market value of the Company’s common stock as of the grant date. Options historically granted have generally become exercisable over four years and expire ten years from the date of grant.

Due to the 1:800 reverse stock split of all of the Company’s issued and outstanding common stock was implemented on March 29, 2019. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. This resulted in the number of stock options outstanding to be zero.

7.   LITIGATION AND CLAIMS

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. Management believes that the dispositions of these matters, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular year.

As of December 31, 2019, and 2018, there was no accrual recorded for any potential losses related to pending litigation.

8. COMMITMENTS AND CONTINGENCIES

Operating Leases

In December 2009, the Company moved its offices, which comprise its administrative, research and development, marketing and production facilities to 5835 Peachtree Corners East, Suite B, Peachtree Corners, Georgia 30092. The Company leased approximately 23,000 square feet under a lease that expired in June 2017. In July 2017, the Company leased the offices on a month to month basis. On February 23, 2018, the Company modified its lease to reduce its occupancy to 12,835 square feet. The fixed monthly lease expense will be: $13,859 each month for the period beginning January 1, 2018 and ending March 31, 2018; $8,022 each month for the period beginning April 1, 2018 and ending March 31, 2019; $8,268 each month for the period beginning April 1, 2019 and ending March 31, 2020; and $8,514 each month for the period beginning April 1, 2020 and ending March 31, 2021.

The Company recognizes lease expense on a straight-line basis over the estimated lease term and combine lease and non-lease components. Future minimum rental payments at December 31, 2019 under non-cancellable operating leases for office space and equipment are as follows (in thousands):

Year	Amount
2020	120
2021	30
Total	159
Less: Interest	27
Present value of lease liability	132

Related Party Contracts

On June 5, 2016, the Company entered into a license agreement with Shenghuo Medical, LLC pursuant to which the Company granted Shenghuo an exclusive license to manufacture, sell and distribute LuViva in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. Shenghuo was already the Company’s exclusive distributor in China, Macau and Hong Kong, and the license extended to manufacturing in those countries as well. Under the terms of the license agreement, once Shenghuo was capable of manufacturing LuViva in accordance with ISO 13485 for medical devices, Shenghuo would pay the Company a royalty equal to $2.00 or 20% of the distributor price (subject to a discount under certain circumstances), whichever is higher, per disposable distributed within Shenghuo’s exclusive territories. In connection with the license grant, Shenghuo was to underwrite the cost of securing approval of LuViva with Chinese Food and Drug Administration. At its option, Shenghuo also would provide up to $1.0 million in furtherance of the Company’s efforts to secure regulatory approval for LuViva from the U.S. Food and Drug Administration, in exchange for the right to receive payments equal to 2% of the Company’s future sales in the United States, up to an aggregate of $4.0 million. Pursuant to the license agreement, Shenghuo had the option to have a designee appointed to the Company’s board of directors (former director Richard Blumberg was the designee). As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, the Company agreed to issue a convertible note to Shenghuo, in exchange for an aggregate cash investment of $200,000. The note will provide for a payment to Shenghuo of $300,000, expected to be due the earlier of 90 days from issuance and consummation of any capital raising transaction by the Company with net cash proceeds of at least $1.0 million. The note will accrue interest at 20% per year on any unpaid amounts due after that date. The note will be convertible into shares of the Company’s common stock at a conversion price per share of $11,137, subject to customary anti-dilution adjustment. The note will be unsecured and is expected to provide for customary events of default. The Company will also issue Shenghuo a five-year warrant exercisable immediately for approximately 22 shares of common stock at an exercise price equal to the conversion price of the note, subject to customary anti-dilution adjustment.

On July 24, 2019, Shandong Yaohua Medical Instrument Corporation (“SMI”), agreed to modify its existing agreement. Under the terms of this modification, the Company agreed to grant (1) exclusive manufacturing rights, excepting the disposable cervical guides for the Republic of Turkey, and the final assembly rights for Hungary, and (2) exclusive distribution and sales for LuViva in jurisdictions, subject to the following terms and conditions. First, SMI shall complete the payment for parts, per the purchase order, for five additional LuViva devices. Second, in consideration for the $885,144 that the Company received, SMI will receive 12,147 common stock shares. Third, SMI shall honor all existing purchase orders it has executed to date with the Company, in order to maintain jurisdiction sales and distribution rights. If SMI needs cervical guides then it will do so at a cost including labor, plus ten percent markup. The Company will provide 200 cervical guides at no cost for the clinical trials. Fourth, the Company and SMI will make best efforts to sell devices after CFDA approval. With an initial estimate of year one sales of 200 LuViva devices; year two sales of 500 LuViva devices; year three sales of 1,000 LuViva devices; and year four sales of 1,250 LuViva devices. Fifth, SMI shall pay for entire costs of securing approval of LuViva with the Chinese FDA. Sixth, SMI shall arrange, at its sole cost, for a manufacturer in China to build tooling to support manufacture. In addition, SMI retains the right to manufacture for China, Hong Kong, Macau and Taiwan, where SMI has distribution and sales rights. For each single-use cervical guide sold by SMI in the jurisdictions, SMI shall transfer funds to escrow agent at a rate of $1.90 per chip. If within 18 months of the license’s effective date, SMI fails to achieve commercialization of LuViva in China, SMI shall no longer have any rights to manufacture, distribute or sell LuViva. Commercialization is defined as: Filing an application with the Chinese FDA for the approval of LuViva; Any assembly or manufacture of the devices or disposables that begins in China; and purchase of at least 10 devices and disposables for clinical evaluations and regulatory use and or sales in the jurisdictions. The Company had recorded an accrued liability for SMI of $692,335, which will be reclassified to additional paid in capital and 12,147 common stock shares. The common stock shares were issued on March 5, 2020.

On September 6, 2016, the Company entered into a royalty agreement with one of its directors, John Imhoff, and another stockholder, Dolores Maloof, pursuant to which the Company sold to them a royalty of future sales of single-use cervical guides for LuViva. Under the terms of the royalty agreement, and for consideration of $50,000, the Company will pay them an aggregate perpetual royalty initially equal to $0.10, and from and after October 2, 2016, equal to $0.20, for each disposable that the Company sells (or that is sold by a third party pursuant to a licensing arrangement with the Company).

9.   NOTES PAYABLE

Notes Payable in Default

At December 31, 2019 and 2018, the Company maintained notes payable to both related and non-related parties totaling approximately $776,000 and $700,000, respectively. These notes are short term, straight-line amortizing notes. The notes carry annual interest rates between 0% and 10% and have default rates as high a 20%. The Company is accruing interest at the default rate of 18.0% on two of the loans.

On July 1, 2019, the Company entered into a loan agreement with Accilent Capital Management Inc / Rev Royalty Income and Growth Trust (“Accilent”), providing for the purchase by Accilent of an unsecured promissory note in the principal amount of $49,389 (CAD$ 65,500). The note was fully funded on July 9, 2019 (net of an 8% original issue discount and other expenses). The note bears an interest rate of 16% and was due and payable on September 11, 2019. Following maturity, demand, default, or judgment and until actual payment in full, interest rate shall be paid at the rate of 19% per annum. The Company will issue warrants to purchase one common share of the Company for each warrant held in the aggregate amount of 215,000 warrants at an exercise price of $0.25 per warrant, or alternatively, the same price as for warrants granted to investors as part of a financing of the Company subject to adjustment and exercisable within 3 years from issuance (the “Initial Warrants”). In the event that the common shares of the Issuer are not listed on the TSX Venture Exchange pursuant to the “Transaction” on or prior to September 1, 2019, an additional 100,000 warrants will be issued at an exercise price equal to the lesser of $0.25 or the price of the next issuance of common shares of the Issuer (the “Revised Exercise Price”). Further, the exercise price of the Initial Warrants will adjust to the Revised Exercise Price has stated herein. As of December 31, 2019, $57,946 remained outstanding, which included a fee of $4,951 and interest of $4,606.

The following table summarizes the Notes payable in default, including related parties:
	December 31, 2019	December 31, 2018
Dr. Imhoff	$199	$199
Dr. Cartwright	2	2
Ms. Rosenstock	50	50
Mr. Fowler	26	26
Mr. Mermelstein	244	211
GHS	-	15
GPB	17	17
Aquarius	108	108
Accilent	58	-
Mr. Blumberg	70	70
Mr. James	2	2
Notes payable in default	$776	$700

The notes payable to related parties was $349,000 of the $776,000 balance at December 31, 2019.

Short Term Notes Payable

In July 2019, the Company entered into a premium finance agreement to finance its insurance policies totaling $142,000. The note requires monthly payments of $14,459, including interest at 4.91% and matures in April 2020. As of December 31, 2019, the note for the premium finance agreement was $57,483. The balance due on insurance policies totaled $50,000 at December 31, 2018.

On August 22, 2018, the Company issued a promissory note to Mr. Case for $150,000 in aggregate principal amount of a 6% promissory note for an aggregate purchase price of $157,500 (representing a $7,500 original issue discount). Pursuant to the promissory note the entire unpaid principal balance on the promissory note together with all accrued and unpaid interest and loan origination fees, if any, at the choice of the investor, shall be due and payable in full from the funds received by the Company from a financing of at least $2,000,000, or at the option of the investor, to be included in the Company’s financing under the same terms as the new investors with the most favorable terms making a cash investment. If the Company does not complete a financing of at least $2,000,000 within 90 days of the execution of this promissory note, any unpaid amounts shall be due in full to the investor and shall accrue interest at 12% (instead of 6%) per annum from the date thereof (90 days after execution), if not paid in full. In addition, the investor will be granted 1,500,000 warrants under this promissory note. The warrants shall be issued and vest upon the financing of at least $2,000,000 and expire on the third anniversary of said financing. The warrant exercise price shall be set at the same price as for warrants granted to the investors with the most favorable terms as part of any $2,000,000 or more financing of the Company or $0.25, whichever is lower. The warrants shall have standard anti-dilution features to protect the holder from dilution due to down rounds of financing. As of December 31, 2019, and 2018, the Company had not repaid the note and original issue discount of $157,500 ($7,500 is recorded in accrued expenses).

On September 19, 2018, the Company issued a promissory note to Mr. Gould for $50,000 in aggregate principal amount of a 6% promissory note for an aggregate purchase price of $52,500 (representing a $2,500 original issue discount). Pursuant to the promissory note the entire unpaid principal balance on the promissory note together with all accrued and unpaid interest and loan origination fees, if any, at the choice of the investor, shall be due and payable in full from the funds received by the Company from a financing of at least $2,000,000, or at the option of the investor, to be included in the Company’s financing under the same terms as the new investors with the most favorable terms making a cash investment. If the Company does not complete a financing of at least $2,000,000 within 90 days of the execution of this promissory note, any unpaid amounts shall be due in full to the investor and shall accrue interest at 12% (instead of 6%) per annum from the date thereof (90 days after execution), if not paid in full. In addition, the investor will be granted 500,000 warrants under this promissory note. The warrants shall be issued and vest upon the financing of at least $2,000,000 and expire on the third anniversary of said financing. The warrant exercise price shall be set at the same price as for warrants granted to the investors with the most favorable terms as part of any $2,000,000 or more financing of the Company or $0.25, whichever is lower. The warrants shall have standard anti-dilution features to protect the holder from dilution due to down rounds of financing. As of December 31, 2019, and 2018, the Company had not repaid the note a and original issue discount of $52,500 ($2,500 is recorded in accrued expenses) and therefore the accrued interest rate increased to 12%.

On February 15, 2019, the Company issued a promissory note to Mr. Gould for $50,000 in aggregate principal amount of a 6% promissory note for an aggregate purchase price of $52,500 (representing a $2,500 original issue discount). Pursuant to the promissory note the entire unpaid principal balance on the promissory note together with all accrued and unpaid interest and loan origination fees, if any, at the choice of the investor, shall be due and payable in full from the funds received by the Company from a financing of at least $1,000,000, or at the option of the investor, to be included in the Company’s financing under the same terms as the new investors with the most favorable terms making a cash investment. If the Company did not complete a financing of at least $1,000,000 within 90 days of the execution of this promissory note, any unpaid amounts shall be due in full to the investor and shall accrue interest at 12% (instead of 6%) per annum from the date thereof (90 days after execution), if not paid in full. In addition, the investor will be granted 500,000 warrants under this promissory note. The warrants shall be issued and vest upon the financing of at least $1,000,000 and expire on the third anniversary of said financing. The warrant exercise price shall be set at the same price as for warrants granted to the investors with the most favorable terms as part of any $1,000,000 or more financing of the Company or $0.25, whichever is lower. The warrants shall have standard anti-dilution features to protect the holder from dilution due to down rounds of financing. As of December 31, 2019, the Company had not repaid the note and original issue discount of $52,500 ($2,500 is recorded in accrued expenses).

For a total note that had not been repaid to Mr. Gould of $100,000 and $5,000 of which is recorded in accrued expenses for original issue discount.

On February 8, 2019, a note payable in default as reported in the Company’s Form 10-K report - Footnote 9: Notes payable – Note payable in default, was exchanged for a note with a convertible option. The note amount was for $145,544. At the sole discretion of the Company, rather than paying the holder in cash, the note can be exchanged for equity in the new financing of at least $1,000,000. If the financing occurs the Company will then have the option to exchange the debt for $145,544 and award 291,088 warrants at $0.25 per share. If the Company elects to pay the balance in cash, the note shall accrue simple interest of 6% per annum commencing on the date of the new financing of at least $1,000,000.

On February 14, 2019, the Company entered into a Purchase and Sale Agreement with Everest Business Funding for the sale of its accounts receivable. The transaction provided the Company with $48,735 after $1,265 in debt issuance costs (bank costs) for a total purchase amount of $50,000, in which the Company would have to repay $68,500. At a minimum the Company would need to pay $535.16 per day or 20.0% of the future collected accounts receivable or “receipts.” The effective interest rate as calculated for this transaction is approximately 132.5%. As of December 31, 2019, $60,105 had been paid, leaving a balance of $8,016.

At December 31, 2019 and 2018, the Company maintained short term notes payable to both related and non-related parties totaling $1,026,000 and $899,000, respectively. These notes are short term, straight-line amortizing notes. The notes carry annual interest rates between 5% and 19%.

The following table summarizes the Short-term notes payable, including related parties:

	December 31, 2019	December 31, 2018
Dr. Imhoff	$167	$135
Dr. Cartwright	48	144
Dr. Faupel	5	123
Ms. Maloof	-	25
Mr. Case	150	150
Mr. Mamula	15	-
Mr. Gould	100	50
K2 (Shenghuo)	203	177
Everest	8	-
Premium Finance (insurance)	58	50
Mr. Blumberg	223	45
Mr. Grimm	49	-
Short-term notes payable, including related parties	$1,026	$899

The short-term notes payable in default to related parties was $646,000 of the $1,026,000 balance at December 31, 2019.

10.  SHORT-TERM CONVERTIBLE DEBT

Related Party Convertible Note Payable – Short-Term

On June 5, 2016, the Company entered into a license agreement with a distributor pursuant to which the Company granted the distributor an exclusive license to manufacture, sell and distribute the Company’s LuViva Advanced Cervical Cancer device and related disposables in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. The distributor was already the Company’s exclusive distributor in China, Macau and Hong Kong, and the license will extend to manufacturing in those countries as well.

As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, the Company agreed to issue a convertible note to the distributor, in exchange for an aggregate cash investment of $200,000. The note will provide for a payment to the distributor of $240,000, due upon consummation of any capital raising transaction by the Company within 90 days and with net cash proceeds of at least $1.0 million. As of December 31, 2019, and 2018, the Company had a note due of $512,719 and $432,000, respectively. The note accrues interest at 20% per year on any unpaid amounts due after that date. The note will be convertible into shares of the Company’s common stock at a conversion price per share of $11,137, subject to customary anti-dilution adjustment. The note will be unsecured and is expected to provide for customary events of default. The Company will also issue the distributor a five-year warrant exercisable immediately for 22 shares of common stock at an exercise price equal to the conversion price of the note, subject to customary anti-dilution adjustment.

Convertible Note Payable – Short-Term

On March 12, 2018, the Company entered into a securities purchase agreement with Eagle Equities, LLC, providing for the purchase by Eagle of a convertible redeemable note in the principal amount of $66,667. The note was fully funded on March 14, 2018, upon which the Company received $51,000 of net proceeds (net of a 10% original issue discount and other expenses). The note bears an interest rate of 8% and are due and payable on March 12, 2019. The note may be converted by Eagle at any time after twelve months from issuance into shares of our common stock (as determined in the notes) calculated at the time of conversion, except for the second note, which also requires full payment by Eagle of the secured note it issued to us before conversions may be made. The conversion price of the notes will be equal to 60% of the lowest trading price of the common stock for the 20 prior trading days including the day upon which the Company receive a notice of conversion. The notes may be prepaid in accordance with the terms set forth in the notes. The notes also contain certain representations, warranties, covenants and events of default including if the Company are delinquent in our periodic report filings with the SEC and increases in the amount of the principal and interest rates under the notes in the event of such defaults. In the event of default, at Eagle’s option and in its sole discretion, Eagle may consider the notes immediately due and payable. During 2020, Eagle provided a forbearance to the Company on the default after a payment was made. As of December 31, 2019, the notes had been converted and no balance remained outstanding. At December 31, 2018, the outstanding balance was $3,095, including unamortized debt issuance costs of $1,751, and unamortized discount of $1,297 and accrued interest of $177. In addition, as of December 31, 2019 the beneficial conversion feature had been fully amortized. At December 31, 2018, the Company recorded a $44,444 beneficial conversion feature which $35,701 was amortized leaving and unamortized balance of $8,743. As of December 31, 2019, the beneficial conversion feature was fully amortized.

On May 15, 2019, the Company entered into a securities purchase agreement with Eagle Equities, LLC, providing for the purchase by Eagle of a convertible redeemable note in the principal amount of $57,750. The note was fully funded on May 21, 2019, upon which the Company received $45,000 of net proceeds (net of a 10% original issue discount and other expenses). The note bears an interest rate of 8% and is due and payable on May 15, 2020. The Company could have prepaid the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 121% of outstanding principal and interest at any time from 31 to 60 days from issuance, for 127% of outstanding principal and interest at any time from 61 to 90 days from issuance, for 133% of outstanding principal and interest at any time from 91 to 120 days from issuance, for 139% of outstanding principal and interest at any time from 121 to 150 days from issuance and for 145% of outstanding principal and interest at any time from 151 days from issuance to 180 days from issuance. The note may not be prepaid after the 180th day. The note may be converted by Eagle at any time after five months from issuance into shares of the Company common stock (as determined in the notes) calculated at the time of conversion. The conversion price of the notes will be equal to 60% of the average of the two lowest closing bid prices of the Company’s common stock shares as reported on OTC Markets exchange, for the 20 prior trading days including the day upon which the Company receive a notice of conversion is received by the Company. The notes may be prepaid in accordance with the terms set forth in the notes. The notes also contain certain representations, warranties, covenants and events of default including if the Company are delinquent in our periodic report filings with the SEC and increases in the amount of the principal and interest rates under the notes in the event of such defaults. In the event of default, at Eagle’s option and in its sole discretion, Eagle may consider the notes immediately due and payable. During 2020, Eagle provided a forbearance to the Company on the default after a payment was made. On May 15, 2019, the Company had recorded a $38,500 beneficial conversion feature, $5,250 original issue discount and $7,500 of debt issuance costs. As of December 31, 2019, the outstanding note was for $25,651, which consisted of unamortized balance of $14,438 of a beneficial conversion feature, unamortized original issue discount of $1,942, unamortized debt issuance costs of $2,774 and interest of $1,166 included in accrued expenses on the accompanying consolidated balance sheet.

On May 15, 2019, the Company entered into a securities purchase agreement with Adar Bays, LLC, providing for the purchase by Adar of a convertible redeemable note in the principal amount of $57,750. The note was fully funded on May 21, 2019, upon which the Company received $45,000 of net proceeds (net of a 10% original issue discount and other expenses). The note bears an interest rate of 8% and are due and payable on May 15, 2020. The Company could have prepaid the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 121% of outstanding principal and interest at any time from 31 to 60 days from issuance, for 127% of outstanding principal and interest at any time from 61 to 90 days from issuance, for 133% of outstanding principal and interest at any time from 91 to 120 days from issuance, for 139% of outstanding principal and interest at any time from 121 to 150 days from issuance and for 145% of outstanding principal and interest at any time from 151 days from issuance to 180 days from issuance. The note may not be prepaid after the 180th day. The note may be converted by Adar at any time after five months from issuance into shares of the Company common stock (as determined in the notes) calculated at the time of conversion. The conversion price of the notes will be equal to 60% of the average of the two lowest closing bid prices of the Company’s common stock shares as reported on OTC Markets exchange, for the 20 prior trading days including the day upon which the Company receive a notice of conversion is received by the Company. The notes may be prepaid in accordance with the terms set forth in the notes. The notes also contain certain representations, warranties, covenants and events of default including if the Company are delinquent in our periodic report filings with the SEC and increases in the amount of the principal and interest rates under the notes in the event of such defaults. In the event of default, at Adar’s option and in its sole discretion, Adar may consider the notes immediately due and payable. During 2020, Adar provided a forbearance to the Company on the default after a payment was made. On May 15, 2019, the Company had recorded a $38,500 beneficial conversion feature, $5,250 original issue discount and $7,500 of debt issuance costs. As of December 31, 2019, the note outstanding increased to $84,780 as a default penalty of $27,030 was added to the outstanding balance of the note, which consisted of unamortized balance of $14,438 of a beneficial conversion feature, unamortized original issue discount of $1,942, unamortized debt issuance costs of $2,774 and interest of $3,190 included in accrued expenses on the accompanying consolidated balance sheet.

The following table summarizes the Convertible notes payable:

	December 31, 2019	December 31, 2018
Shenghuo	$513	$432
Eagle	26	3
Adar	85	-
Debt discount and issuance costs to be amortized	(9)	(10)
Debt discount related to beneficial conversion	(29)	(45)
Convertible notes payable, including related parties	$586	$380

The convertible notes payable to related parties was $513,000 of the $586,000 balance at December 31, 2019.

11.  CONVERTIBLE DEBT IN DEFAULT

Secured Promissory Note.
Effective September 10, 2014, the Company sold a secured promissory note to an accredited investor, GHS Investments, LLC (“GHS”), with an initial principal amount of $1,275,000, for a purchase price of $570,000 (less an original issue discount of $560,000 and debt issuance costs of $130,000). The note is secured by the Company’s current and future accounts receivable and inventory and accrued interest at a rate of 18% per year. The note has subsequently been assigned to different credited investors and the terms of the note were amended extend the maturity until August 31, 2016. The balance of this note was reduced by a transfer of $306,863 as part of a debt restructuring that occurred on December 7, 2016 (see – “Senior Secured Promissory Note”). The holder may convert the outstanding balance into shares of common stock at a conversion price per share equal to 75% of the lowest daily volume average price of common stock during the five days prior to conversion. The balance due on the note was $148,223 and $151,974 at December 31, 2019 and 2018, respectively.

Senior Secured Promissory Note

Effective February 12, 2016, the Company entered into a securities purchase agreement with GPB Debt Holdings II LLC (“GPB”) for the issuance of a $1,437,500 senior secured convertible note for an aggregate purchase price of $1,029,000 (representing an original issue discount of $287,500 and debt issuance costs of $121,000). On May 28, 2016, the balance of the note was increased by $87,500 for a total principal balance of $1,525,000. On December 7, 2016, the Company entered into an exchange agreement with GPB and as a result the principal balance increased by a transfer $312,500 (see – “Senior Secured Promissory Note”) for a total principal balance of $1,837,500. In addition, GPB received warrants for 2,246 shares of the Company’s common stock. The Company allocated proceeds totaling $359,555 to the fair value of the warrants at issuance and recorded an additional discount on the debt. The warrant is exercisable at any time, pending availability of sufficient authorized but unissued shares of the Company’s common stock, at an exercise price per share equal to the conversion price of the convertible note, subject to certain customary adjustments and anti-dilution provisions contained in the warrant. The warrant has a five-year term. As of December 31, 2019, the exercise price had been adjusted to $0.04 and the number of common stock shares exchangeable for was 35,937,500.

The convertible note requires monthly interest payments at a rate of 17% per year and was due on February 12, 2018. Subject to resale restrictions and the availability of sufficient authorized but unissued shares of the Company’s common stock, the note is convertible at a conversion price equal to 70% of the average closing price per share for the five trading days prior to issuance. The note is currently in default and has accrued interest at a rate of 22% as the Company is past due on the required monthly interest payments. Upon the occurrence of an event of default, the holder may require the Company to redeem the convertible note at 120% of the outstanding principal balance, but as of December 31, 2019, had not done so. The note is secured by a lien on substantially all of the Company’s assets.

As of December 31, 2019, the balance due on the convertible debt was $2,177,030, consisting of principal of $1,837,500 and a prepayment penalty of $339,050, and $2,198,236 consisting of principal of $1,837,500 and a prepayment penalty of $360,736, respectively. Interest accrued on the note total $1,175,925 and $699,74 at December 31, 2019 and 2018, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

The Company used a placement agent in connection with the transaction. For its services, the placement agent received a cash placement fee equal to 4% of the aggregate gross proceeds from the transaction and a warrant to purchase shares of common stock equal to an aggregate of 6% of the total number of shares underlying the securities sold in the transaction, at an exercise price equal to, and terms otherwise identical to, the warrant issued to the investor. Finally, the Company agreed to reimburse the placement agent for its reasonable out-of-pocket expenses.

In connection with the transaction, on February 12, 2016, the Company and GPB entered into a four-year consulting agreement, pursuant to which the investor will provide management consulting services to the Company in exchange for a royalty payment, payable quarterly, equal to 3.85% of the Company’s revenues from the sale of products. As of December 31, 2019, and 2018, GPB had earned approximately $32,000 and $31,000 in royalties, respectively.

Forbearance

On August 8, 2017, the Company entered into a forbearance agreement with GPB, with regard to the senior secured convertible note. Under the forbearance agreement, GPB has agreed to forbear from exercising certain of its rights and remedies (but not waive such rights and remedies), arising as a result of the Company’s failure to pay the monthly interest due and owing on the note. In consideration for the forbearance, the Company agreed to waive, release, and discharge GPB from all claims against GPB based on facts existing on or before the date of the forbearance agreement in connection with the note, or the dealings between the Company and GPB, or the Company’s equity holders and GPB, in connection with the note. Pursuant to the forbearance agreement, the Company has reaffirmed its obligations under the note and related documents and executed a confession of judgment regarding the amount due under the note, which GPB may file upon any future event of default by the Company. During the forbearance period, the Company must continue to comply will all the terms, covenants, and provisions of the note and related documents.

The “Forbearance Period” shall mean the period beginning on the date hereof and ending on the earliest to occur of: (i) the date on which Lender delivers to Company a written notice terminating the Forbearance Period, which notice may be delivered at any time upon or after the occurrence of any Forbearance Default (as hereinafter defined), and (ii) the date Company repudiates or asserts any defense to any Obligation or other liability under or in respect of this Agreement or the Transaction Documents or applicable law, or makes or pursues any claim or cause of action against Lender; (the occurrence of any of the foregoing clauses (i) and (ii), a “Termination Event”). As used herein, the term “Forbearance Default” shall mean: (A) the occurrence of any Default or Event of Default other than the Specified Default; (B) the failure of Company to timely comply with any material term, condition, or covenant set forth in this Agreement; (C) the failure of any representation or warranty made by Company under or in connection with this Agreement to be true and complete in all material respects as of the date when made; or (D) Lender’s reasonable belief that Company: (1) has ceased or is not actively pursuing mutually acceptable restructuring or foreclosure alternatives with Lender; or (2) is not negotiating such alternatives in good faith. Any Forbearance Default will not be effective until one (1) Business Day after receipt by Company of written notice from Lender of such Forbearance Default. Any effective Forbearance Default shall constitute an immediate Event of Default under the Transaction Documents.

Other Convertible Debt in Default

Effective May 19, 2017, the Company entered into a securities purchase agreement with GHS for the purchase of a $66,000 convertible promissory note for the purchase of $60,000 in net proceeds (representing a 10% original issue discount of $6,000). The accrued interest rate of 8% per year until it matured in December 31, 2017. Beginning February 2018, the note is convertible, in whole or in part, at the holder’s option, into shares of the Company’s stock at a conversion price equal to 60% of the lowest trading price during the 25 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 20% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019, and 2018, the balance due on this total was $83,094, including a default penalty of $37,926 and accrued interest of $16,641, and $94,411 including a default penalty of $37,926 and accrued interest of $517, respectively. GHS converted $12,700 and $29,642 of principal and accrued interest during the years ended December 31, 2019, respectively.

Effective March 20, 2018, the Company entered into a securities purchase with Auctus Fund, LLC ("Auctus") for the issuance of a $150,000 convertible promissory note and warrants exercisable for 4,262 shares of the Company's common stock. At issuance, the Company recorded a $97,685 beneficial conversion feature, which was fully amortized at December 31, 2018. The warrants are exercisable at any time, at an exercise price equal to $0.04 per share, subject to certain customary adjustments and price-protection provisions contained in the warrant. The warrants have a five-year term. The note accrued interest at a rate of 12% per year until it matured in December 2018. Beginning December 2018, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 60% of the lowest trading price during the 20 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 24% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019 and 2018, the balance due on this total was $192,267, including a default penalty of $70,931, and $133,870, respectively. Interest accrued on the note totals $45,629 and $517 at December 31, 2019 and 2018, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

Auctus converted $14,236 and $30,152 of principal and accrued interested during the years ended December 31, 2019 and 2018, respectively.

Effective May 17, 2018, the Company entered into a securities purchase agreement with GHS for the purchase of a convertible promissory note with a principal of $9,250 for a purchase price of $7,500 (representing an original issue discount of $750 and debt issuance costs of $1,000). The note accrued interest at a rate of 8% per year until it matured June 17, 2019. Beginning February 2018, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 70% of the lowest trading price during the 25 trading days prior to conversion (if the note cannot be converted due to Depository Trust Company freeze then rate decreases to 60%). Upon the occurrence of an event of default, the note will bear interest at a rate of 20% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019 and 2018, the balance due on this total was $14,187, including a default penalty of $4,937, and $14,187, including a default penalty of $4,937 and unamortized debt discount and debt issuance costs of $742, respectively. Interest accrued on the note totals $3,972 and $1,135 at December 31, 2019 and 2018, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

Effective June 22, 2018, the Company entered into a securities purchase agreement with GHS for the purchase of a $68,000 convertible promissory note for a purchase price of $60,000 (representing an original issue discount of $6,000 and debt issuance costs of $2,000). At issuance, the Company recorded a $29,143 beneficial conversion feature, which was fully amortized at December 31, 2019. The accrued interest at a rate of 10% per year until it matured on June 22, 2019. Beginning May 2019, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 70% of the lowest trading price during the 25 trading days prior to conversion (if the note cannot be converted due to Depository Trust Company freeze then rate decreases to 60%). Upon the occurrence of an event of default, the note will bear interest at a rate of 20% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019 and 2018, the balance due on this total was $103,285, including a default penalty of $35,285, and $103,285, including unamortized debt discount and debt issuance costs of $6,162, respectively. Interest accrued on the note totals $29,287 and $8,263 at December 31, 2019 and 2018, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

Effective July 3, 2018, the Company entered into a securities purchase with Auctus for the issuance of a $89,250 convertible promissory note. At issuance, the Company recorded a $59,000 beneficial conversion feature, which was fully amortized at December 31, 2019. The note accrued interest at a rate of 12% per year until it matured in April 2019. Beginning April 2019, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 60% of the lowest trading price during the 20 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 24% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019 and 2018, the balance due on this total was $90,641, including a default penalty of $56,852, and $81,528, including unamortized debt discount and debt issuance costs of $7,721, respectively. Interest accrued on the note totals $16,436 and $5,385 at December 31, 2019 and 2018, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

Effective March 29, 2019, the Company entered into a securities purchase with Auctus for the issuance of a $65,000 convertible promissory note. At issuance, the Company recorded a $65,000 beneficial conversion feature, which was fully amortized at December 31, 2019. The note accrued interest at a rate of 12% until it matured in December 2019. Beginning December 2019, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 50% of the lowest trading price during the 25 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 24% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019, the balance due on this total was $106,210, including a default penalty of $41,210. Interest accrued on the note totaled $142 at December 31, 2019 and is included in accrued expenses on the accompanying consolidated balance sheet.

The following table summarizes the Convertible notes in default:

	December 31, 2019	December 31, 2018
GPB	$2,177	$2,198
GHS	349	364
Auctus	389	215
Convertible notes in default	$2,915	$2,778

12.  LONG-TERM DEBT

Long-term Debt – Related Parties

On July 24, 2019, Dr. Faupel and Mr. Cartwright agreed to an addendum to the exchange agreement and to modify the terms of the original exchange agreement. Under this modification Dr. Faupel and Mr. Cartwright agreed to extend the note to be due in full on the third anniversary of that agreement. The modification also included simple interest at a 6% rate, with the principal and accrued interest due in total at the date of maturity or September 4, 2021.

During the quarter ended September 30, 2018, the Company entered into an exchange agreement dated July 14, 2018, Dr Faupel, agreed to exchange outstanding amounts due to him for loans, interest, bonus, salary and vacation pay in the amount of $661,000 for a $207,000 promissory note dated September 4, 2018. As a result of the exchange agreement, the Company recorded a gain for extinguishment of debt of $199,000 and a capital contribution of $235,000 during the year ended December 31, 2018. In the July 20, 2018 exchange agreement, Dr, Cartwright, agreed to exchange outstanding amounts due to him for loans, interest, bonus, salary and vacation pay in the amount of $1,621,000 for a $319,000 promissory note dated September 4, 2018. As a result of the exchange agreement, the Company recorded a gain for extinguishment of debt of $840,000 and a capital contribution of $432,000 during the year ended December 31, 2018.

The table below summarizes the detail of the exchange agreement:

For Dr. Faupel:
Salary	$134
Bonus	20
Vacation	95
Interest on compensation	67
Loans to Company	196
Interest on loans	149
Total outstanding prior to exchange	$661
Amount forgiven during the quarter ended September 30, 2018	(454)
Promissory note dated September 4, 2018	$207
Interest accrued through December 31, 2019	17
Balance outstanding at December 31, 2019	$224

For Dr. Cartwright:
Salary	$337
Bonus	675
Interest on compensation	59
Loans to Company	528
Interest on loans	22
Total outstanding prior to exchange	$1,621
Amount forgiven during the quarter ended September 30, 2018	(1,302)
Promissory note dated September 4, 2018	$319
Interest accrued through December 31, 2019	26
Balance outstanding at December 31, 2019	$345

Long-term Convertible Notes Payable, net

On December 17, 2019, the Company entered into a securities purchase agreement and convertible note with Auctus. The convertible note issued to Auctus will be for a total of $2.4 million. The first tranche of $700,000 has been received and will have a maturity date of December 17, 2021 and an interest rate of ten percent (10%). The note may not be prepaid in whole or in part except as otherwise explicitly allowed. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of the lessor of 24% or the maximum permitted by law (the “default interest”). The variable conversion prices shall equal the lesser of: (i) the lowest trading price on the issue date, and (ii) the variable conversion price. The variable conversion price shall mean 95% multiplied by the market price (the market price means the average of the five lowest trading prices during the period beginning on the issue date and ending on the maturity date), minus $0.04 per share, provided however that in no event shall the variable conversion price be less than $0.15. If an event of default under this note occurs and/or the note is not extinguished in its entirety prior to December 17, 2020 the $0.15 price shall no longer apply. In connection with the first tranche of $700,000, the Company issued to 7,500,000 warrants to purchase common stock at an exercise price of $0.20. The fair value of the warrants at the date of issuance was $745,972 and was $635,000 allocated to the warrant liability and a loss of $110,972 was recorded at the date of issuance for the amount of the fair value in excess of the net proceeds received of $635,000. The $700,000 proceeds were received net of debt issuance costs of $65,000 (net cash of $635,000). The Company used $65,000 of the proceeds to make a partial payment of the $89,250 convertible promissory note issued on July 3, 2018 to Auctus. At a future date, the second tranche of $400,000 will be received when the Company registers the underlying shares. The last tranche of $1.3 million will be received within 60 days of the S-1 registration statement becoming effective. The conversion price of the notes will be at market value with a minimum conversion amount of $0.15. The last two tranches will have warrants attached. As of December 31, 2019, $700,000 remained outstanding and accrued interest of $2,722. Further, as of December 31, 2019, the Company had unamortized debt issuance costs of $63,000 and an unamortized debt discount on warrants of $622,000, providing a net balance of $15,000 that is carried in long-term convertible notes payable, net.

In addition, the Company determined that the conversion option needed to be bifurcated from the debt arrangement and will valued at fair value each reporting period. The initial value at the date of issuance deemed to be $0 due to the presence of the $0.15 floor price.

13.  INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per share attributable to common stockholders amounts are computed by dividing the net income (loss) plus preferred stock dividends and deemed dividends on preferred stock by the weighted average number of shares outstanding during the year.

Diluted net income (loss) per share attributable to common stockholders amounts are computed by dividing the net income (loss) plus preferred stock dividends, deemed dividends on preferred stock, after-tax interest on convertible debt and convertible dividends by the weighted average number of shares outstanding during the year, plus Series C convertible preferred stock, convertible debt, convertible preferred dividends and warrants convertible into common stock shares.

The following table sets forth pertinent data relating to the computation of basic and diluted net loss per share attributable to common shareholders.

In thousands	December 31,
	2019	2018

Net income (loss)	$(1,921)	$900
Basic weighted average number of shares outstanding	3,302	462
Net income (loss) per share (basic)	$(0.58)	$1.95
Diluted weighted average number of shares outstanding	3,302	65,227
Net income (loss) per share (diluted)	$(0.58)	$0.0138

Dilutive equity instruments (number of equivalent units):
Stock options	-	-
Preferred stock	-	-
Convertible debt	39,636	42,226
Warrants	30,208	22,530
Total Dilutive instruments	73,144	65,226

For period of net loss, basic and diluted earnings per share are the same as the assumed exercise of warrants and the conversion of convertible debt are anit-dilutive.

14.  SUBSEQUENT EVENTS

During January 2020, the Company received equity investments in the amount of $103,000. These investors received a total of 206,000 common stock shares and 206,000 warrants to purchase common stock shares at a strike price of $0.25, 206,000 warrants to purchase common stock shares at a strike price of $0.75 and 103 Series D preferred stock (each Series D preferred stock shares converts into 3,000 shares of the Company’s common stock shares).

On January 6, 2020, the Company entered into an exchange agreement with Jones Day. The Company will exchange $1,744,768 of debt outstanding for: $175,000, an unsecured promissory note in the amount of $550,000; due 13 months form the date of issuance, that may be called by the Company at any time prior to maturity upon a payment of $150,000; and an unsecured promissory note in the principal amount of $444,768, bearing an annualized interest rate of 6.0% and due in four equal annual installments beginning on the second anniversary of the date of issuance.

On January 6, 2020, the Company entered into a finder’s fee agreement. The finder will receive 5% cash and 5% warrants on all funds it raises including bridge loans. The three-year common stock share warrants will have an exercise price of $0.25. During 2019 and 2020, the finder helped the Company raise $300,000, therefore a fee of $15,000 was paid and 60,000 warrants will be issued.

On January 15, 2020, the Company entered into a promissory note with one of its vendors for the payment of a debt of $99,369. The debt will be paid as follows: $18,000 due initially on January 16, 2020 and then $6,000 per month beginning on February 1, 2020 and on the 1st day of each consecutive month following, until the above sum is paid in full. The debt will bear simple interest at 18% following default.

On January 16, 2020, the Company entered into an exchange agreement with GPB. This exchange agreement which has not been completed will call for the exchange of $3,360,811 of debt outstanding as of December 12, 2019 for: cash of $1,500,000; 1,860,811 common stock shares; 7,185,000 warrants to purchase common stock shares at a strike price of $0.20 for existing 2016 warrants; 1,860,811 warrants to purchase common stock shares at a strike price of $0.25; 3,721,622 warrants to purchase common stock shares at a strike price of $0.75; and 2,791 series D preferred stock shares (each Series D preferred stock share converts into 3,000 shares of the Company’s common stock shares). If the Company is able to raise capital in excess of $4,000,000, the exchange amounts shall be adjusted. If the financing is between $4,000,000 and $4,900,000, for every $100,000 raised in excess of $4,000,000 the Company will pay an additional $50,000 to pay down debt. If between $5,000,000 and $6,000,000 is raised thru financings, the Company will pay an additional $1,000,000 to pay down debt. If the financing is in excess of $6,000,000 then the Company will pay the entire debt balance outstanding. In the event of alternative financings, the Company may elect to pay GPB a total of $1,500,000 in cash to GPB at which time GPB shall waive any security interest in the assets of the Company, and GPB shall exchange any remaining debt from the notes into the Series D unit offering. GPB shall have the right to convert the outstanding notes into equity, but not the obligation. A 9.99% blocker shall be in effect such that GPB agrees to restrict its holdings of the Company’s common stock shares to less than 9.99% of the total number of the Company’s outstanding common stock shares at any one point in time. All royalty payments owed to GPB pursuant thereto shall remain obligations of the Company to GPB and shall remain in full force and effect. The Company shall have 8 months from the execution date of this exchange agreement, subject to early termination as forth below (in “forbearance agreement”). The Company shall be entitled to extend the forbearance agreement for four additional months for a $50,000 per month payment. If after the financing is completed and in the event of future financings or significant collaborations with a partner generating sales greater than $1,000,000, the Company agrees to buy back $500,000 of the Series D preferred stock shares. The interest rate will revert to their original non default rates. Also, all existing warrants issued prior to exchange agreement will be canceled.

On January 17, 2020, as part of the exchange agreement referred to above the Company paid GPB $450,000.

In addition, the Company is negotiating additional exchange agreements that would potentially eliminate or convert debt into equity; as well as convert certain forms of equity for other equity.

On January 22, 2020, the Company entered into a promotional agreement with a consultant. The consultant will provide the Company investor and public relations services. As compensation for these services, the Company will issue a total of 5,000,000 common stock warrants at a $0.25 strike price and expiring in three years, if the following conditions occur: 1,250,000 common stock warrants, 6 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is a minimum of $0.50 based on a 30-day VWAP, with a two year term; 1,250,000 common stock warrants, 12 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is a minimum of $0.75 based on a 30-day VWAP, with a one and half year term; 1,250,000 common stock warrants, 18 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is a minimum of $1.00 based on a 30-day VWAP, with a one year term; and 1,250,000 common stock warrants, 24 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is a minimum of $1.25 based on a 30-day VWAP, with a one year term. The consultant agrees to a 10.0% blocker at any single point in time it cannot own 10.0% of the total common stock shares outstanding.

On March 31, 2020, the Company entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $112,750 in aggregate principal amount of a 12% convertible promissory note. On March 31, 2020, the Company issued the note to Auctus and issued 250,000 five-year common stock warrants at an exercise price of $0.16. On April 3, 2020, the Company received net proceeds of $100,000. The note matures on January 26, 2021 and accrues interest at a rate of 12% per year. The Company may not prepay the note, in whole or in part. After the 90th calendar day after the issuance date, and ending on the later of maturity date and the date of payment of the default amount, Auctus may convert the note, at any time, in whole or in part, provided such conversion does not provide Auctus with more than 4.99% of the outstanding common share stock. The conversion may be made converted into shares of the Company’s common stock, at a conversion price equal to the lesser of: (i) the lowest Trading Price during the twenty-five (25) trading day period on the latest complete trading prior to the issue date and (ii) the variable conversion price (55% multiplied by the market price, market price means the lowest trading price for the common stock during the twenty-five (25) trading day period ending on the latest complete trading day prior to the conversion date. Trading price is the lowest trade price on the trading market as reported. The note includes customary events of default provisions and a default interest rate of 24% per year.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

ASSETS	June 30, 2020	December 31, 2019
CURRENT ASSETS:
Cash and cash equivalents	$763	$899
Accounts receivable, net of allowance for doubtful accounts of $125 and $114 at June 30, 2020 and December 31, 2019, respectively	-	13
Inventory, net of reserves of $838 and $831 at June 30, 2020 and December 31, 2019, respectively	51	48
Other current assets	41	70
Total current assets	855	1,030
NONCURRENT ASSETS:
Property and equipment, net	1	-
Lease-right-of-use asset, net of amortization	86	132
Other assets	-	18
Total noncurrent assets	87	150
TOTAL ASSETS	942	1,180

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Notes payable in default, related parties	2	349
Notes payable in default	307	427
Short-term notes payable	1	380
Short-term notes payable, related parties	-	646
Short-term notes payable, related parties, past due	53	-
Convertible notes, past due	1,828	-
Convertible notes in default	432	2,915
Short-term convertible notes payable	33	73
Short-term convertible notes payable, related parties	-	513
Accounts payable	2,791	2,897
Accounts payable, related parties	125	136
Accrued liabilities	2,871	3,235
Subscription receivable	-	635
Current portion of lease liability	86	103
Deferred revenue	101	101
Total current liabilities	8,630	12,410
LONG-TERM LIABILITIES:
Warrants, at fair value	7,576	5,092
Lease liability	-	29
Long-term debt	50	-
Long-term convertible notes payable, net	525	15
Long-term debt-related parties	584	569
Total long-term liabilities	8,735	5,705
TOTAL LIABILITIES	17,365	18,115

COMMITMENTS & CONTINGENCIES (Note 7)

STOCKHOLDERS’ DEFICIT:
Series C convertible preferred stock, $.001 par value; 9.0 shares authorized, 0.3 shares issued and outstanding as of June 30, 2020 and December 31, 2019. (Liquidation preference of $286 at June 30, 2020 and December 31, 2019).	105	105
Series C1 convertible preferred stock, $.001 par value; 20.3 shares authorized, 1.0 shares issued and outstanding as of June 30, 2020 and December 31, 2019. (Liquidation preference of $1,049 at June 30, 2020 and December 31, 2019).	170	170
Series C2 convertible preferred stock, $.001 par value; 5.0 shares authorized, 3.3 shares issued and outstanding as of June 30, 2020 and December 31, 2019. (Liquidation preference of $3,263 at June 30, 2020 and December 31, 2019).	531	531
Series D convertible preferred stock, $.001 par value; 6.0 shares authorized, 0.8 and nil shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively. (Liquidation preference of $554 and nil at June 30, 2020 and December 31, 2019).	276	-
Series E convertible preferred stock, $.001 par value; 5.0 shares authorized, 0.9 and nil shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively. (Liquidation preference of $853 and nil at June 30, 2020 and December 31, 2019).	853	-
Common stock, $.001 par value; 3,000,000 shares authorized, 12,765 and 3,319 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	3,403	3,394
Additional paid-in capital	121,975	118,552
Treasury stock, at cost	(132)	(132)
Accumulated deficit	(143,604)	(139,555)
TOTAL STOCKHOLDERS’ DEFICIT	(16,423)	(16,935)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	942	1,180

The accompanying notes are an integral part of these consolidated statements.

GUIDED THERAPEUTICS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in Thousands, except per share data)

	FOR THE THREE MONTHS ENDED JUNE 30,		FOR THE SIX MONTHS ENDED JUNE 30,
	2020	2019	2020	2019
REVENUE:
Sales – devices and disposables	$-	$1	$-	$19
Cost of goods sold	6	65	6	66
Gross loss	(6)	(64)	(6)	(47))

OPERATING EXPENSES:
Research and development	55	43	80	90
Sales and marketing	37	31	71	76
General and administrative	271	189	453	371
Total operating expenses	363	263	604	537

Operating loss	(369)	(327)	(610)	(584)

OTHER INCOME (EXPENSES):
Other income	50	16	51	19
Interest expense	(308)	(264)	(594)	(634)
Loss from extinguishment of debt	(343)	-	(316)	-
Change in fair value of warrants	(5,779)	(2,088)	(2,551)	(1,679)
Total other expenses	(6,380)	(2,336)	(3,410)	(2,294)

LOSS INCOME BEFORE INCOME TAXES	(6,749)	(2,663)	(4,020)	(2,878)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	(6,749)	(2,663)	(4,020)	(2,878)
PREFERRED STOCK DIVIDENDS	(17)	9	(29)	-

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(6,766)	$(2,654)	$(4,049)	$(2,878)

NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
BASIC	$(0.57)	$(0.81)	$(0.48)	$(0.87)
DILUTED	$(0.57)	$(0.81)	$(0.48)	$(0.87)

WEIGHTED AVERAGE SHARES OUTSTANDING
BASIC	11,913	3,284	8,463	3,319
DILUTED	11,913	3,284	8,463	3,319

The accompanying notes are an integral part of these consolidated financial statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE SIX MONTHS ENDED JUNE 30, 2020 AND 2019 (In Thousands except per share data)(Unaudited)

	Preferred Stock Series C		Preferred Stock Series C1		Preferred Stock Series C2		Preferred Stock Series D		Preferred Stock Series E		Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Shares Amount		Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	TOTAL
BALANCE, December 31, 2019	-	$105	1	$170	3	$531	-	$-	-	$-	3,319	$3,394	$118,552	$(132)	$(139,555)	$(16,935)
Issuance of preferred stock in financing	-	-	-	-	-	-	763	276	853	853	-	-	487	-	-	1,616
Conversion of debt into common stock	-	-	-	-	-	-	-	-			7,957	8	2,692	-	-	2,700
Issuance of common stock in financing	-	-	-	-	-	-	-	-			1,476	1	177	-	-	178
Issuance of warrants in financing	-	-	-	-	-	-	-	-			-	-	67	-	-	67
Issuance of common stock for manufacturing agreements	-	-	-	-	-	-	-	-	-	-	13	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-			-	-	-	-	(4,049)	(4,049)
BALANCE, June 30, 2020	-	$105	1	$170	3	$531	763	$276	853	$853	12,765	$3,403	$121,975	$(132)	$(143,604)	$(16,423)

	Preferred Stock Series C		Preferred Stock Series C1		Preferred Stock Series C2		Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	TOTAL
BALANCE, December 31, 2018	-	$105	1	$170	3	$531	2,669	$2,877	$118,259	$(132)	$(137,634)	$(15,824)
Conversion of debt into common stock	-	-	-	-	-	-	650	517	(404)	-	1	114
Stock-based compensation	-	-	-	-	-	-	-	-	5	-	-	5
Net loss	-	-	-	-	-	-	-	-	-	-	(2,878)	(2,878)
BALANCE, June 30, 2019	-	$105	1	$170	3	$531	3,319	$3,394	$117,860	$(132)	$(140,512)	$(18,585)

The accompanying notes are an integral part of these consolidated statements

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED JUNE 30, 2020 AND 2019 (In Thousands except per share data)(Unaudited)

	Preferred Stock Series C		Preferred Stock Series C1		Preferred Stock Series C2		Preferred Stock Series D		Preferred Stock Series E		Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Shares Amount		Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	TOTAL
BALANCE, March 31, 2020	-	$105	1	$170	3	$531	738	$268	-	$-	11,765	$3,402	$121,150	$(132)	$(136,839)	$(11,345)
Issuance of preferred stock in financing	-	-	-	-	-	-	25	8	853	853	-	-	21	-	-	1,062
Conversion of debt into common stock	-	-	-	-	-	-	-	-			1,000	1	624	-	-	625
Net loss	-	-	-	-	-	-	-	-			-	-	-	-	(6,765)	(6,765)
BALANCE, June 30, 2020	-	$105	1	$170	3	$531	763	$276	853	$853	12,765	$3,403	$121,975	$(132)	$(143,604)	$(16,423)

	Preferred Stock Series C		Preferred Stock Series C1		Preferred Stock Series C2		Common Stock		Additional Paid-In	Treasury	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	TOTAL
BALANCE, March 31, 2019	-	$105	1	$170	3	$531	3,319	$3,393	$117,780	$(132)	$(137,858)	$(16,011)
Conversion of debt into common stock	-	-	-	-	-	-	80	-	-	-	-	80
Net loss	-	-	-	-	-	-	-	-	-	-	(2,654)	(2,654)
BALANCE, June 30, 2019	-	$105	1	$170	3	$531	3,319	$3,394	$117,860	$(132)	$(140,512)	$(18,585)

The accompanying notes are an integral part of these consolidated statements

GUIDED THERAPEUTICS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)
	FOR THE SIX MONTHS ENDED JUNE 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,020)	$(2,878)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Bad debt expense	13	-
Depreciation	-	21
Amortization of debt issuance costs and discounts	194	46
Amortization of beneficial conversion feature	53	54
Share-based compensation	-	8
Change in fair value of warrants	2,551	1,679
Loss from extinguishment of debt	316	-

Changes in operating assets and liabilities:
Accounts receivable	-	(3)
Inventory	(3)	66
Other current assets	29	67
Other non-current asset	18	-
Accounts payable	19	29
Deferred revenue	-	33
Accrued liabilities	(108)	504
Total adjustments	3,082	2,558

Net cash used in operating activities	(938)	(374)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(1)	-
Net cash used in investing activities	(1)	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt financing, net of discounts and debt issuance costs	519	474
Proceeds from issuance of Series E Preferred Stock	853	-
Payments made on notes payable	(697)	(100)
Proceeds from the issuance of common stock, net of costs	128	-
Net cash provided by financing activities	803	374

NET CHANGE IN CASH AND CASH EQUIVALENTS	(136)	-
CASH AND CASH EQUIVALENTS, beginning of year	899	-
CASH AND CASH EQUIVALENTS, end of period	$763	$-
SUPPLEMENTAL SCHEDULE OF:
Cash paid for:
Interest	$209	$-
NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock as debt repayment	$2,529	$33
Dividends on preferred stock	$29	$-
Subscription receivable	$635	$-
Warrants exchanged for fixed price warrants	$67	$-

The accompanying notes are an integral part of these consolidated financial statements.

GUIDED THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.
ORGANIZATION, BACKGROUND, AND BASIS OF PRESENTATION

Guided Therapeutics, Inc. (formerly SpectRx, Inc.), together with its wholly owned subsidiary, InterScan, Inc. (formerly Guided Therapeutics, Inc.), collectively referred to herein as the “Company”, is a medical technology company focused on developing innovative medical devices that have the potential to improve healthcare. The Company’s primary focus is the continued commercialization of its LuViva non-invasive cervical cancer detection device and extension of its cancer detection technology into other cancers, including esophageal. The Company’s technology, including products in research and development, primarily relates to biophotonics technology for the non-invasive detection of cancers.

Basis of Presentation

All information and footnote disclosures included in the consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The accompanying unaudited consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) pursuant to Section 13 or 15(d) under the Securities Exchange Act of 1934. In the opinion of management, all adjustments (consisting of normal recurring accruals and other items) considered necessary for a fair presentation have been included.
A 1:800 reverse stock split of all of the Company’s issued and outstanding common stock was implemented on March 29, 2019. As a result of the reverse stock split, every 800 shares of issued and outstanding common stock were converted into 1 share of common stock. All fractional shares created by the reverse stock split were rounded to the nearest whole share. The number of authorized shares of common stock did not change. The reverse stock split decreased the Company’s issued and outstanding shares of common stock from 2,652,309,322 shares to 3,319,469 shares as of that date with rounding. See Note 4, Stockholders’ Deficit. Unless otherwise specified, all per share amounts are reported on a post-stock split basis, as of June 30, 2020 and December 31, 2019.
The Company’s prospects must be considered in light of the substantial risks, expenses and difficulties encountered by entrants into the medical device industry. This industry is characterized by an increasing number of participants, intense competition and a high failure rate. The Company has experienced net losses since its inception and, as of June 30, 2020, it had an accumulated deficit of approximately $143.6 million. To date, the Company has engaged primarily in research and development efforts and the early stages of marketing its products. The Company may not be successful in growing sales for its products. Moreover, required regulatory clearances or approvals may not be obtained in a timely manner, or at all. The Company’s products may not ever gain market acceptance and the Company may not ever generate significant revenues or achieve profitability. The development and commercialization of the Company’s products requires substantial development, regulatory, sales and marketing, manufacturing and other expenditures. The Company expects operating losses to continue for the foreseeable future as it continues to expend substantial resources to complete development of its products, obtain regulatory clearances or approvals, build its marketing, sales, manufacturing and finance capabilities, and conduct further research and development.

Certain prior year amounts have been reclassified in order to conform to the current year presentation.

Going Concern

The Company’s consolidated financial statements have been prepared and presented on a basis assuming it will continue as a going concern. The factors below raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary from the outcome of this uncertainty.

At June 30, 2020, the Company had a negative working capital of approximately $7.8 million, accumulated deficit of $143.6 million, and net loss of $4.0 million for the six months then ended (the net loss was in part the result of a $2.5 million change in fair value of warrants that was recorded in the period). Stockholders’ deficit totaled approximately $16.4 million at June 30, 2020, primarily due to recurring net losses from operations, deemed dividends on warrants and preferred stock, offset by proceeds from the exercise of options and warrants and proceeds from sales of stock.

The Company has taken steps to improve its going concern opinion, including:

●
During the end of 2019 and beginning of 2020, the Company was able to raise $4.0 million in equity and debt investments;
●
The Company has executed several exchange agreements that converted to approximately $2.3 million of debt for equity, as well as eliminate some existing debt;
●
Subsequent to June 30, 2020, the Company uplisted to the Over the Counter (OTC) bulletin board;

If sufficient capital cannot be raised during 2020, the Company will continue its plans of curtailing operations by reducing discretionary spending and staffing levels and attempting to operate by only pursuing activities for which it has external financial support. However, there can be no assurance that such external financial support will be sufficient to maintain even limited operations or that the Company will be able to raise additional funds on acceptable terms, or at all. In such a case, the Company might be required to enter into unfavorable agreements or, if that is not possible, be unable to continue operations, and to the extent practicable, liquidate and/or file for bankruptcy protection.

The Company had warrants exercisable for approximately 28.3 million shares of its common stock outstanding at June 30, 2020, with exercise prices ranging between $0.04 and $1.82 per share. Exercises of in the money warrants would generate a total of approximately $5.0 million in cash, assuming full exercise, although the Company cannot be assured that holders will exercise any warrants. Management may obtain additional funds through the public or private sale of debt or equity, and grants, if available.

2.   SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant areas where estimates are used include the allowance for doubtful accounts, inventory valuation and input variables for Black-Scholes, Monte Carlo simulations and binomial calculations. The Company uses the Monte Carlo simulations and binomial calculations in the calculation of the fair value of the warrant liabilities and the valuation of embedded conversion options and freestanding warrants.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Guided Therapeutics, Inc. and its wholly owned subsidiary. All intercompany transactions are eliminated.

Accounting Standard Updates

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires that expected credit losses relating to financial assets are measured on an amortized cost basis and available-for-sale debt securities be recorded through an allowance for credit losses. ASU 2016-13 limits the amount of credit losses to be recognized for available-for-sale debt securities to the amount by which carrying value exceeds fair value and also requires the reversal of previously recognized credit losses if fair value increases. The Company adopted the standard on January 1, 2020. The adoption of ASU 2016-13 did not have a material impact on the Company.

In August 2018, the FASB issued Accounting Standards Update No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, or ASU 2018-13. The amendments in ASU 2018-13 eliminate, add, and modify certain disclosure requirements for fair value measurements. The amendments are effective for the Company’s interim and annual reporting periods beginning after December 15, 2019, with early adoption permitted for either the entire ASU or only the provisions that eliminate or modify requirements. The amendments with respect to changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty are to be applied prospectively. All other amendments are to be applied retrospectively to all periods presented. The adoption of ASU 2016-13 did not have a material impact on the Company.

A variety of proposed or otherwise potential accounting standards are currently under consideration by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, management has not yet determined the effect, if any, that the implementation of such proposed standards would have on the Company’s consolidated financial statements.

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be a cash equivalent.

Accounts Receivable

The Company performs periodic credit evaluations of its distributors’ financial conditions and generally does not require collateral. The Company reviews all outstanding accounts receivable for collectability on a quarterly basis. An allowance for doubtful accounts is recorded for any amounts deemed uncollectable. Uncollectibility, is determined based on the determination that a distributor will not be able to make payment and the time frame has exceeded one year. The Company does not accrue interest receivable on past due accounts receivable.

Concentrations of Credit Risk

The Company, from time to time during the years covered by these consolidated financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

Inventory Valuation

All inventories are stated at lower of cost or net realizable value, with cost determined substantially on a “first-in, first-out” basis.  Selling, general, and administrative expenses are not inventoried, but are charged to expense when incurred. At June 30, 2020 and December 31, 2019, our inventories were as follows (in thousands):

	June 30,	December 31,
	2020	2019
Raw materials	$784	$781
Work in process	81	81
Finished goods	24	17
Inventory reserve	(838)	(831)
Total	$51	$48

The company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized at the shorter of the useful life of the asset or the remaining lease term. Depreciation and amortization expense are included in general and administrative expense on the statement of operations. Expenditures for repairs and maintenance are expensed as incurred. Property and equipment are summarized as follows at June 30, 2020 and December 31, 2019 (in thousands):

	June 30,	December 31,
	2020	2019
Equipment	$1,350	$1,349
Software	740	740
Furniture and fixtures	124	124
Leasehold Improvement	180	180
	2,394	2,393
Less accumulated depreciation and amortization	(2,393)	(2,393)
Total	$1	$-

Debt Issuance Costs

Debt issuance costs are capitalized and amortized over the term of the associated debt. Debt issuance costs are presented in the balance sheet as a direct deduction from the carrying amount of the debt liability consistent with the debt discount.

Patent Costs (Principally Legal Fees)

Costs incurred in filing, prosecuting, and maintaining patents are recurring, and expensed as incurred. Maintaining patents are expensed as incurred as the Company has not yet received U.S. FDA approval and recovery of these costs is uncertain. Such costs aggregated approximately $4,000 and $10,000 for the six months ended June 30, 2020 and 2019, respectively.

Leases
With the implementation of ASU 2016-02, “Leases (Topic 842)”, the Company recorded a lease-right-of-use asset and a lease liability. The implementation required the analysis of certain criteria in determining its treatment. The Company determined that its corporate office lease met those criteria. The Company implemented the guidance using the alternative transition method. Under this alternative, the effective date would be the date of initial application. The Company analyzed the lease at its effective date and calculated an initial lease payment amount of $267,380 with a present value of $213,000 using a 20% discount. As of June 30, 2020, the balance of the lease-right-of-use asset and lease liability was approximately $86,000.

The cumulative effect of initially applying the new guidance had an immaterial impact on the opening balance of retained earnings. The Company elected the practical expedients permitted under the transition guidance within the new standards, which allowed the Company to carry forward the historical lease classification.

Accrued Liabilities

Accrued liabilities are summarized as follows (in thousands):

	June 30, 2020	December 31, 2019
Compensation	$1,174	$1,123
Professional fees	23	181
Interest	1,361	1,603
Warranty	2	2
Vacation	37	41
Preferred dividends	149	120
Other accrued expenses	125	165
Total	$2,871	$3,235

Subscription receivables

Cash received from investors for common stock shares that has not completed processing is recorded as a liability to subscription receivables. As of June 30, 2020, the Company had not issued 50,000 common stock shares to an investor. As of June 30, 2020, the outstanding subscription receivable was $5,820. As of December 31, 2019, the Company had reserved 1,270,000 common stock shares in exchange for $635,000.

Revenue Recognition

The Company follows, ASC 606 Revenue from Contracts with Customers establishes a single and comprehensive framework which sets out how much revenue is to be recognized, and when. The core principle is that a vendor should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the vendor expects to be entitled in exchange for those goods or services. Revenue will now be recognized by a vendor when control over the goods or services is transferred to the customer. In contrast, Revenue based revenue recognition around an analysis of the transfer of risks and rewards; this now forms one of a number of criteria that are assessed in determining whether control has been transferred. The application of the core principle in ASC 606 is carried out in five steps: Step 1 – Identify the contract with a customer: a contract is defined as an agreement (including oral and implied), between two or more parties, that creates enforceable rights and obligations and sets out the criteria for each of those rights and obligations. The contract needs to have commercial substance and it is probable that the entity will collect the consideration to which it will be entitled. Step 2 – Identify the performance obligations in the contract: a performance obligation in a contract is a promise (including implicit) to transfer a good or service to the customer. Each performance obligation should be capable of being distinct and is separately identifiable in the contract. Step 3 – Determine the transaction price: transaction price is the amount of consideration that the entity can be entitled to, in exchange for transferring the promised goods and services to a customer, excluding amounts collected on behalf of third parties. Step 4 – Allocate the transaction price to the performance obligations in the contract: for a contract that has more than one performance obligation, the entity will allocate the transaction price to each performance obligation separately, in exchange for satisfying each performance obligation. The acceptable methods of allocating the transaction price include adjusted market assessment approach, expected cost plus a margin approach, and, the residual approach in limited circumstances. Discounts given should be allocated proportionately to all performance obligations unless certain criteria are met and reallocation of changes in standalone selling prices after inception is not permitted. Step 5 – Recognize revenue as and when the entity satisfies a performance obligation: the entity should recognize revenue at a point in time, except if it meets any of the three criteria, which will require recognition of revenue over time: the entity’s performance creates or enhances an asset controlled by the customer, the customer simultaneously receives and consumes the benefit of the entity’s performance as the entity performs, and the entity does not create an asset that has an alternative use to the entity and the entity has the right to be paid for performance to date.

Revenue by product line (in thousands):
	Six Months Ended June 30,
	2020	2019
Devices	$-	$-
Disposables	-	2
Other	-	15
Warranty	-	2
Total	$-	$19

Revenue by geographic location (in thousands):
	Six Months Ended June 30,
	2020	2019
Asia	$-	$5
Europe	-	14
Total	$-	$19

Significant Distributors

During the six months ended June 30, 2020, the Company did not have any revenues. Accounts receivable, that netted to nil, and were reserved against, were from more than one distributor and represents 100% of the balance as of June 30, 2020. During the six months ended June 30, 2019, revenues were from two distributors and for extended warranties. Revenues from these distributors totaled $19,000 for the period ended June 30, 2019. Accounts receivable, not reserved against, were from one distributor and represents 100% of the balance for the period ended June 30, 2019.

Deferred revenue

The Company defers payments received as revenue until earned based on the related contracts and applying ASC 606 as required. As of June 30, 2020, and December 31, 2019, the Company had $101,000 in deferred revenue.

Research and Development

Research and development expenses consist of expenditures for research conducted by the Company and payments made under contracts with consultants or other outside parties and costs associated with internal and contracted clinical trials. All research and development costs are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Management provides valuation allowances against the deferred tax assets for amounts that are not considered more likely than not to be realized.
The Company has entered into an agreed upon payment plan with the IRS for delinquent payroll taxes and also with the Georgia Department of State. The Company is currently in process of setting up a payment arrangement for its delinquent state income taxes with the State of Georgia and the returns are currently under review by state authorities. Although the Company has been experiencing recurring losses, it is obligated to file tax returns for compliance with IRS regulations and that of applicable state jurisdictions. At December 31, 2019, the Company has approximately $76 million of cumulative net operating losses, but it has not filed its Federal tax returns, therefore this number may not be accurate. Once the returns are filed, the net operating losses will be eligible to be carried forward for tax purposes at federal and applicable states level. A full valuation allowance has been recorded related the deferred tax assets generated from the net operating losses.
The current corporate tax rates in the U.S. is 21%.

Uncertain Tax Positions

The Company assesses each income tax position is assessed using a two-step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At June 30, 2020 and December 31, 2019, there were no uncertain tax positions.

Warrants

The Company has issued warrants, which allow the warrant holder to purchase one share of stock at a specified price for a specified period of time. The Company records equity instruments including warrants issued to non-employees based on the fair value at the date of issue. The fair value of warrants classified as equity instruments at the date of issuance is estimated using the Black-Scholes Model. The fair value of warrants classified as liabilities at the date of issuance is estimated using the Monte Carlo Simulation or Binomial model.

Stock Based Compensation

The Company records compensation expense related to options granted to employees and non-employees based on the fair value of the award. Compensation cost is recorded as earned for all unvested stock options outstanding at the beginning of the first year based upon the grant date fair value estimates, and for compensation cost for all share-based payments granted or modified subsequently based on fair value estimates.

For the six months ended June 30, 2020 and 2019, share-based compensation for options attributable to employees, non-employees, officers and Board members were approximately nil and $8,000, respectively. These amounts have been included in the Company’s statements of operations. Compensation costs for stock options which vest over time are recognized over the vesting period. As of June 30, 2020, and 2019 the Company did not have any unrecognized compensation costs related to granted stock options that will be recognized.

Beneficial Conversion Features of Convertible Securities

Conversion options that are not bifurcated as a derivative pursuant to ASC 815 and not accounted for as a separate equity component under the cash conversion guidance are evaluated to determine whether they are beneficial to the investor at inception (a beneficial conversion feature) or may become beneficial in the future due to potential adjustments. The beneficial conversion feature guidance in ASC 470-20 applies to convertible stock as well as convertible debt which are outside the scope of ASC 815. A beneficial conversion feature is defined as a nondetachable conversion feature that is in the money at the commitment date. The beneficial conversion feature guidance requires recognition of the conversion option’s in-the-money portion, the intrinsic value of the option, in equity, with an offsetting reduction to the carrying amount of the instrument. The resulting discount is amortized as a dividend over either the life of the instrument, if a stated maturity date exists, or to the earliest conversion date, if there is no stated maturity date. If the earliest conversion date is immediately upon issuance, the dividend must be recognized at inception. When there is a subsequent change to the conversion ratio based on a future occurrence, the new conversion price may trigger the recognition of an additional beneficial conversion feature on occurrence.

Derivatives

The Company reviews the terms of convertible debt issued to determine whether there are embedded derivative instruments, including embedded conversion options, which are required to be bifurcated and accounted for separately as derivative financial instruments. In circumstances where the host instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument.

Bifurcated embedded derivatives are initially recorded at fair value and are then revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the equity or convertible debt instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds received are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the host instruments themselves, usually resulting in those instruments being recorded at a discount from their face value. The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense.

3.   FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance for fair value measurements, ASC 820, Fair Value Measurements and Disclosures, establishes the authoritative definition of fair value, sets out a framework for measuring fair value, and outlines the required disclosures regarding fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Company uses a three-tier fair value hierarchy based upon observable and non-observable inputs as follow:

●
Level 1 – Quoted market prices in active markets for identical assets and liabilities;
●
Level 2 – Inputs, other than level 1 inputs, either directly or indirectly observable; and
●
Level 3 – Unobservable inputs developed using internal estimates and assumptions (there is little or no market date) which reflect those that market participants would use.

The Company records its derivative activities at fair value, which consisted of warrants as of June 30, 2020. The fair value of the warrants was estimated using the Binomial Simulation model. Gains and losses from changes to derivatives are included in change in fair value of warrants in the statement of operations. The fair value of the Company’s derivative warrants is classified as a Level 3 measurement, since unobservable inputs are used in the valuation.

The following table presents the fair value for those liabilities measured on a recurring basis as of June 30, 2020 and December 31, 2019:

FAIR VALUE MEASUREMENTS (In Thousands)

The following is summary of items that the Company measures at fair value on a recurring basis:
	Fair Value at June 30, 2020
	Level 1	Level 2	Level 3	Total

Warrants issued in connection with Short-term loans	-	-	(138)	(138)
Warrants issued in connection with Long-term loans	-	-	(3,512)	(3,512)
Warrants issued in connection with Senior Secured Debt	-	-	(3,926)	(3,926)
Bifurcated conversion option in connection with Auctus $700,000 loan on December 17, 2019	-	-	-	-
Total long-term liabilities at fair value	$-	$-	$(7,576)	$(7,576)

	Fair Value at December 31, 2019
	Level 1	Level 2	Level 3	Total

Warrants issued in connection with Distributor Debt	-	-	(114)	(114)
Warrants issued in connection with Short-term loans	-	-	(83)	(83)
Warrants issued in connection with Long-term loans	-	-	(893)	(893)
Warrants issued in connection with Senior Secured Debt	-	-	(4,002)	(4,002)
Bifurcated conversion option in connection with Auctus $700,000 loan on December 17, 2019	-	-	-	-
Total long-term liabilities at fair value	$-	$-	$(5,092)	$(5,092)

The following is a summary of changes to Level 3 instruments during the six months ended June 30, 2020:

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Distributor Debt	Short-Term Loans	Senior Secured Debt	Long-Term Loans	Total

Balance, December 31, 2019	$(114)	$(83)	$(4,002)	$(893)	$(5,092)
Warrants exchanged for fixed price warrants	67	-	-	-	67
Change in fair value during the year	47	(55)	76	(2,619)	(2,551)
Balance, June 30, 2020	$-	$(138)	$(3,926)	$(3,512)	$(7,576)

As of June 30, 2020, the fair value of warrants was approximately $7.6 million. A net change of approximately $2.6 million has been recorded to the accompanying statement of operations for the six months ended June 30, 2020.

4.  STOCKHOLDERS’ DEFICIT

Common Stock

The Company has authorized 3,000,000,000 shares of common stock with $0.001 par value, of which 12,764,629 were issued and outstanding as of June 30, 2020. As of December 31, 2019, there were 3,000,000,000 authorized shares of common stock, of which 3,319,469 were issued and outstanding.

For the six months ended June 30, 2020, the Company issued 9,445,160 shares of common stock as listed below:

Exchange of Debt for common stock shares and warrants	7,957,013
Shares issued for manufacturing agreements	12,147
Investments	1,476,000
Issued during the six months ended June 30, 2020	9,445,160

Summary table of common stock share transactions:

Balance at December 31, 2019	3,319,469
Issued in 2020	9,445,160
Balance at June 30, 2020	12,764,629

Investments

During June 2020, the Company received equity investments in the amount of $853,000. These investors received a total of 852.50 Series E preferred stock (if the Investor elects to convert their Series E preferred stock, each Series E preferred stock shares converts into 4,000 shares of the Company’s common stock shares).

During January and April 2020, the Company received equity investments in the amount of $128,000. These investors received a total of 256,000 common stock shares and 256,000 warrants issued to purchase common stock shares at a strike price of $0.25, 256,000 warrants to purchase common stock shares at a strike price of $0.75 and 128 Series D preferred stock (if the Investor elects to convert their Series D preferred stock, each Series D preferred stock shares converts into 3,000 shares of the Company’s common stock shares). Of the amount invested $38,000 was from related parties.

During December 2019, the Company received equity investments in the amount of $635,000. The $635,000 of investments were recorded as a subscription liability in December 2019. The common stock shares were issued in January 2020. These investors received a total of 1,270,000 common stock shares and 1,270,000 warrants to purchase common stock shares at a strike price of $0.25, 1,270,000 warrants issued to purchase common stock shares at a strike price of $0.75 and 635 Series D preferred stock (each Series D preferred stock shares converts into 3,000 shares of the Company’s common stock shares). Of the amount invested $350,000 was from related parties.

Debt Exchanges

On January 8, 2020, the Company exchanged $2,064,366 in debt for several equity instruments (noted below) that were determined to have a total fair value of $2,065,548, resulting in a loss on extinguishment of debt of $1,183 which is recorded in other income (expense) on the accompanying consolidated statements of operations. The Company also issued 6,957,013 warrants to purchase common stock shares; with exercise prices of $0.25, $0.75 and $0.20. In addition, one of the investors forgave approximately $29,000 of debt, which was recorded as a gain for extinguishment of debt.

On June 3, 2020, the Company exchanged $328,422 in debt from Auctus, (summarized in footnote 10: Convertible Notes), for 500,000 common stock shares and 700,000 warrants to purchase common stock shares. The fair value of the common stock shares was $250,000 (based on a $0.50 fair value for the Company’s stock) and of the warrants to purchase common stock shares was $196,818 (based on a $0.281 black scholes fair valuation). This resulted in a net loss on extinguishment of debt of $118,396 ($446,818 fair value less the $328,422 of exchanged debt).

On June 30, 2020, the Company exchanged $125,000 in debt (during June 2020, $125,000 in payables had been converted into short-term debt) from Mr. James Clavijo, for 500,000 common stock shares and 250,000 warrants to purchase common stock shares. The fair value of the common stock shares was $250,000 (based on a $0.50 fair value for the Company’s stock) and of the warrants to purchase common stock shares was $99,963 (based on a $0.40 black scholes fair valuation). This resulted in a net loss on extinguishment of debt of $224,963 ($349,963 fair value less the $125,000 of exchanged debt). After the exchange transaction a balance was due Mr. Clavijo of $10,213 which was paid.

The following table summarizes the debt exchanges:

	Total Debt and Accrued Interest	Total Debt	Total Accrued Interest	Common Stock Shares	Warrants (Exercise $0.25)	Warrants (Exercise $0.75)	Warrants (Exercise $0.20)	Warrants (Exercise $0.15)	Warrants (Exercise $0.50)

Aquarius	$145,544	107,500	38,044	291,088	145,544	145,544	-	-	-
K2 Medical (Shenghuo)3	803,653	771,927	31,726	1,905,270	704,334	704,334	496,602	-	-
Mr. Blumberg	305,320	292,290	13,030	1,167,630	119,656	119,656	928,318	-	-
Mr. Case	179,291	150,000	29,291	896,456	-	-	896,456	-	-
Mr. Grimm	51,050	50,000	1,050	255,548	-	-	255,548	-	-
Mr. Gould	111,227	100,000	11,227	556,136	-	-	556,136	-	-
Mr. Mamula	15,577	15,000	577	77,885	-	-	77,885	-	-
Dr. Imhoff2	400,417	363,480	36,937	1,699,255	100,944	100,944	1,497,367	-	-
Ms. Rosenstock1	50,000	50,000	-	100,000	50,000	50,000	-	-	-
Mr. James2	2,286	2,000	286	7,745	1,227	1,227	5,291	-	-
Auctus	328,422	249,119	79,303	500,000	-	-	-	700,000	-
Mr. Clavijo	125,000	125,000	-	500,000	-	-	-	-	500,000
	$2,517,787	$2,276,316	$241,471	7,957,013	1,121,705	1,121,705	4,713,603	700,000	500,000

1 Ms. Rosenstock also forgave $28,986 in debt to the Company.
2 Mr. Imhoff and Mr. James are members of the board of directors and therefore related parties.
3 The Company’s COO and director, Mark Faupel, is a shareholder of Shenghuo, and a former director, Richard Blumberg, is a managing member of Shenghuo.

Preferred Stock

Overview

The Company has authorized 5,000,000 shares of preferred stock with a $.001 par value. The board of directors has the authority to issue these shares and to set dividends, voting and conversion rights, redemption provisions, liquidation preferences, and other rights and restrictions. The board of directors designated 525,000 shares of preferred stock redeemable convertible preferred stock, none of which remain outstanding, 33,000 shares of preferred stock as Series B Preferred Stock, none of which remain outstanding, 9,000 shares of preferred stock as Series C Convertible Preferred Stock, (the “Series C Preferred Stock”), of which 286 were issued and outstanding at June 30, 2020 and December 31, 2019, respectively and 20,250 shares of preferred stock as Series C1 Preferred Stock, of which 1,050 shares were issued and outstanding at June 30, 2020 and December 31, 2019. In addition, some holders separately agreed to exchange each share of the Series C1 Preferred Stock held for one (1) share of the Company’s newly created Series C2 Preferred Stock. In total, for 3,262.25 shares of Series C1 Preferred Stock to be surrendered, the Company issued 3,262.25 shares of Series C2 Preferred Stock. At June 30, 2020, shares of Series C2 had a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 2,000 shares of the Company’s common stock.

Series C Convertible Preferred Stock

Pursuant to the Series C certificate of designations, shares of Series C preferred stock are convertible into common stock by their holder at any time and may be mandatorily convertible upon the achievement of specified average trading prices for the Company’s common stock. At June 30, 2020 and December 31, 2019, there were 286 shares outstanding with a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 2,000 shares of the Company’s common stock, subject to customary adjustments, including for any accrued but unpaid dividends and pursuant to certain anti-dilution provisions, as set forth in the Series C certificate of designations. The conversion price will automatically adjust downward to 80% of the then-current market price of the Company’s common stock 15 trading days after any reverse stock split of the Company’s common stock, and 5 trading days after any conversions of the Company’s outstanding convertible debt.

Holders of the Series C preferred stock are entitled to quarterly cumulative dividends at an annual rate of 12.0% until 42 months after the original issuance date (the “Dividend End Date”), payable in cash or, subject to certain conditions, the Company’s common stock. In addition, upon conversion of the Series C preferred stock prior to the Dividend End Date, the Company will also pay to the converting holder a “make-whole payment” equal to the number of unpaid dividends through the Dividend End Date on the converted shares. At December 31, 2019, the “make-whole payment” for a converted share of Series C preferred stock would convert to 200 shares of the Company’s common stock. The Series C preferred stock generally has no voting rights except as required by Delaware law. Upon the Company’s liquidation or sale to or merger with another corporation, each share will be entitled to a liquidation preference of $1,000, plus any accrued but unpaid dividends. In addition, the purchasers of the Series C preferred stock received, on a pro rata basis, warrants exercisable to purchase an aggregate of approximately 1 share of Company’s common stock. The warrants contain anti-dilution adjustments in the event that the Company issues shares of common stock, or securities exercisable or convertible into shares of common stock, at prices below the exercise price of such warrants. As a result of the anti-dilution protection, the Company is required to account for the warrants as a liability recorded at fair value each reporting period. At June 30, 2020, the exercise price per share was $512,000.

On May 23, 2016, an investor canceled certain of these warrants, exercisable into 903 shares of common stock. The same investor also transferred certain of these warrants, exercisable for 150 shares of common stock, to two investors who also had participated in the 2015 Series C financing.

Series C1 Convertible Preferred Stock

Between April 27, 2016 and May 3, 2016, the Company entered into various agreements with certain holders of Series C preferred stock, including directors John Imhoff and Mark Faupel, pursuant to which those holders separately agreed to exchange each share of Series C preferred stock held for 2.25 shares of the Company’s newly created Series C1 Preferred Stock and 12 (9,600 pre-split) shares of the Company’s common stock (the “Series C Exchanges”). In connection with the Series C Exchanges, each holder also agreed to roll over the $1,000 stated value per share of the holder’s shares of Series C1 Preferred Stock into the next qualifying financing undertaken by the Company on a dollar-for-dollar basis and, except in the event of an additional $50,000 cash investment in the Company by the holder, to execute a customary “lockup” agreement in connection with the financing. In total, for 1,916 shares of Series C preferred stock surrendered, the Company issued 4,312 shares of Series C1 Preferred Stock and 29 shares of common stock.

At June 30, 2020, there were 1,050 shares outstanding with a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 381,098 shares of the Company’s common stock.
On August 31, 2018, 3,262.25 shares of Series C1 Preferred Stock were surrendered, and the Company issued 3,262.25 shares of Series C2 Preferred Stock.

The Series C1 preferred stock has terms that are substantially the same as the Series C preferred stock, except that the Series C1 preferred stock does not pay dividends (unless and to the extent declared on the common stock) or at-the-market “make-whole payments” and, while it has the same anti-dilution protections afforded the Series C preferred stock, it does not automatically reset in connection with a reverse stock split or conversion of our outstanding convertible debt.

Series C2 Convertible Preferred Stock

On August 31, 2018, the Company entered into agreements with certain holders of the Company’s Series C1 Preferred Stock, including the chairman of the Company’s board of directors, and the Chief Operating Officer and a director of the Company pursuant to which those holders separately agreed to exchange each share of the Series C1 Preferred Stock held for one (1) share of the Company’s newly created Series C2 Preferred Stock. In total, for 3,262.25 shares of Series C1 Preferred Stock to be surrendered, the Company issued 3,262.25 shares of Series C2 Preferred Stock. At June 30, 2020, shares of Series C2 had a conversion price of $0.50 per share, such that each share of Series C preferred stock would convert into approximately 2,000 shares of the Company’s common stock.

The terms of the Series C2 Preferred Stock are substantially the same as the Series C1 Preferred Stock, except that (i) shares of Series C1 Preferred Stock may not be convertible into the Company’s common stock by their holder for a period of 180 days following the date of the filing of the Certificate of Designation (the “Lock-Up Period”); (ii) the Series C2 Preferred Stock has the right to vote as a single class with the Company’s common stock on an as-converted basis, notwithstanding the Lock-Up Period; and (iii) the Series C2 Preferred Stock will automatically convert into that number of securities sold in the next Qualified Financing (as defined in the Exchange Agreement) determined by dividing the stated value ($1,000 per share) of such share of Series C2 Preferred Stock by the purchase price of the securities sold in the Qualified Financing.

Series D Convertible Preferred Stock

On January 8, 2020, the Company entered into a Security Agreement with the Series D Investors (the “Series D Security Agreement”) pursuant to which all obligations under the Series D Certificate of Designation are secured by all of the Company’s assets and personal properties, with certain accredited investors, including the Chief Executive Officer, Chief Operating Officer and a director of the Company. In total, for $763,000 the Company issued 763 shares of Series D Preferred Stock, 1,526,000 common stock shares, 1,526,000 common stock warrants, exercisable at $0.25, and 1,526,000 common stock warrants, exercisable $0.75. Each Series D Preferred Stock is convertible into 3,000 common stock shares. The Series D Preferred Stock will have cumulative dividends at the rate per share of 10% per annum. The stated value and liquidation preference on the Series D Preferred Stock is $554.

Each share of Series D Preferred is convertible, at any time for a period of 5 years after issuance, into that number of shares of Common Stock, determined by dividing the Stated Value by $0.25, subject to certain adjustments set forth in the Series D Certificate of Designation (the “Series D Conversion Price”). The conversion of Series D Preferred is subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the election of the holder of the Series D Preferred. If the average of the VWAPs (as defined in the Series D Certificate of Designation) for any consecutive 5 trading day period (“Measurement Period”) exceeds 200% of the then Series D Conversion Price and the average daily trading volume of the Common Stock on the primary trading market exceeds 1,000 shares per trading day during the Measurement Period (subject to adjustments), the Company may redeem the then outstanding Series D Preferred, for cash in an amount equal to aggregate Stated Value then outstanding plus accrued but unpaid dividends .

The Series D Warrants may be exercised cashlessly if there is no effective registration statement covering the Common Stock issuable upon exercise of the Series D Warrants. The Series D Warrants contain a 4.99% beneficial ownership blocker which may be increased to 9.99% at the holder’s election.

On January 8, 2020, the Company also entered into a Registration Rights Agreement (the “Series D Registration Rights Agreement “) with the Series D Investors pursuant to which the Company agreed to file with the SEC, a registration statement on a Form S-3 (or on other appropriate form if a Form S-3 is not available) covering the Common Stock issuable upon conversion of the Series D Warrants within 90 days of the date of the Registration Rights Agreement and cause such registration statement to be declared effective within 120 days of the date of the Registration Rights Agreement. All reasonable expenses related to such registration shall be borne by the Company.

Series E Convertible Preferred Stock

During June 2020, the Company entered into a Security Agreement with the Series E Investors (the “Series E Security Agreement”) pursuant to which all obligations under the Series E Certificate of Designation are secured by all of the Company’s assets and personal properties, with certain accredited investors. In total, for $853,000 the Company issued 852.50 shares of Series E Preferred Stock. Each Series E Preferred Stock is convertible into 4,000 common stock shares. The Series E Preferred Stock will have cumulative dividends at the rate per share of 6% per annum. The stated value and liquidation preference on the Series E Preferred Stock is $853.

Each share of Series E Preferred is convertible, at any time for a period of 5 years after issuance, into that number of shares of Common Stock, determined by dividing the Stated Value by $0.25, subject to certain adjustments set forth in the Series E Certificate of Designation (the “Series E Conversion Price”). The conversion of Series E Preferred is subject to a 4.99% beneficial ownership limitation, which may be increased to 9.99% at the election of the holder of the Series E Preferred. If the average of the VWAPs (as defined in the Series E Certificate of Designation) for any consecutive 5 trading day period (“Measurement Period”) exceeds 200% of the then Series E Conversion Price and the average daily trading volume of the Common Stock on the primary trading market exceeds 1,000 shares per trading day during the Measurement Period (subject to adjustments), the Company may redeem the then outstanding Series E Preferred, for cash in an amount equal to aggregate Stated Value then outstanding plus accrued but unpaid dividends .

Warrants

The following table summarizes transactions involving the Company’s outstanding warrants to purchase common stock for the six months ended June 30, 2020:
Warrants (Underlying Shares)
Outstanding, January 1, 2020	46,016,840
Issuances	11,269,013
Cancelled / Expired	(70)
Exchanged in debt restructuring	(28,962,508)
Exercised	-
Outstanding, June 30, 2020	28,323,275

The Company had the following shares reserved for the warrants as of June 30, 2020:

Warrants(Underlying Shares)		Exercise Price	Expiration Date
4,262	(1)	$1.824 per share	March 19, 2021
7,185,000	(2)	$0.20 per share	February 12, 2023
1,725,000	(3)	$0.04 per share	February 21, 2021
325,000	(4)	$0.18 per share	April 4, 2022
215,000	(5)	$0.25 per share	July 1, 2022
100,000	(6)	$0.25 per share	September 1, 2022
7,500,000	(7)	$0.20 per share	December 17, 2024
250,000	(8)	$0.16 per share	March 31, 2025
2,597,705	(9)	$0.25 per share	December 30, 2022
2,597,705	(10)	$0.75 per share	December 30, 2022
4,713,603	(11)	$0.20 per share	December 30, 2022
60,000	(12)	$0.25 per share	April 23, 2023
50,000	(13)	$0.25 per share	December 30, 2022
50,000	(14)	$0.75 per share	December 30, 2022
700,000	(15)	$0.15 per share	May 21, 2023
250,000	(16)	$0.50 per share	June 23, 2023
                                     28,323,275*

* However, please refer to Footnote 10 - CONVERTIBLE DEBT in the paragraph: Debt Restructuring for more information regarding our warrants.

(1)
Issued to investors for a loan in March 2018.
(2)
Exchanged in January 2020 from amount issued as part of a February 2016 private placement with senior secured debt holder
(3)
Issued to a placement agent in conjunction with a February 2016 private placement with senior secured debt holder
(4)
Issued to investors for a loan in April 2019
(5)
Issued to investors for a loan in July 2019
(6)
Issued to investors for a loan in September 2019
(7)
Issued to investors for a loan in December 2019
(8)
Issued to investors for a loan in January 2020
(9)
Issued to investors as part of Series D Preferred Stock Capital raise in December 2020
(10)
Issued to investors as part of Series D Preferred Stock Capital raise in December 2020
(11)
(12) (13) (14) (15) (16) Issued to investors as part of Series D Preferred Stock Capital raise in December 2020 Issued to a consultant for services in April 2020 Issued to an investor as part of Series D Preferred Stock Capital raise in April 2020 Issued to an investor as part of Series D Preferred Stock Capital raise in April 2020 Issued to an investor for a loan in May 2020 Issued to an investor in exchange of debt in June 2020

Footnote (2) - On January 16, 2020, the Company entered into an exchange agreement with GPB. This exchange agreement canceled the existing outstanding warrants, which were subject to anti-dilution and ratchet provisions, to purchase 35,937,500 shares of common stock at an exercise price of $0.04 per share and resulted in the issuance of new warrants to purchase 7,185,000 share of common stock at a price of $0.20 per share. The new warrants have fixed exercise prices of $0.20; subject to the Company meeting the agreed upon terms of the exchange agreement.

Warrant to purchase 70 shares of common stock were not recorded as their exercise price after considering reverse stock splits, were greater than $60,000 and deemed to be immaterial for disclosure

On January 6, 2020, the Company entered into a finder’s fee agreement. The finder will receive 5% cash and 5% warrants on all funds it raises including bridge loans. The three-year common stock share warrants will have an exercise price of $0.25. During 2019 and 2020, the finder helped the Company raise $300,000, therefore a fee of $15,000 was paid and 60,000 warrants will be issued.

On January 22, 2020, the Company entered into a promotional agreement with a consultant. The consultant will provide the Company investor and public relations services. As compensation for these services, the Company will issue a total of 5,000,000 common stock warrants at a $0.25 strike price and expiring in three years, if the following conditions occur: 1,250,000 common stock warrants, 6 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is a at least $0.50 based on a 30-day VWAP, with a two year term; 1,250,000 common stock warrants, 12 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is at least $0.75 based on a 30-day VWAP, with a one and half year term; 1,250,000 common stock warrants, 18 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is a minimum of $1.00 based on a 30-day VWAP, with a one year term; and 1,250,000 common stock warrants, 24 months after the close of the Series D Preferred Stock units, if the minimum common stock share price is a minimum of $1.25 based on a 30-day VWAP, with a one year term. The consultant agrees to a 10.0% blocker at any single point in time it cannot own 10.0% of the total common stock shares outstanding.

5.   STOCK OPTIONS

The Company’s 1995 Stock Plan (the “Plan”) has expired pursuant to its terms, so zero shares remained available for issuance at June 30, 2020 and December 31, 2019. The Plan allowed for the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options was determined by the Company’s board of directors, but incentive stock options were granted at an exercise price equal to the fair market value of the Company’s common stock as of the grant date. Options historically granted have generally become exercisable over four years and expire ten years from the date of grant. As of June 30, 2020, and December 31, 2019, there were no stock options outstanding and exercisable.

On July 14, 2020, the Company granted 1,800,000 stock options to employees and consultants. The new Stock Plan (the “Plan”) allows for the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options was determined by the Company’s board of directors, but incentive stock options were granted at an exercise price equal to the fair market value of the Company’s common stock as of the grant date. Options historically granted have generally become exercisable over four years and expire ten years from the date of grant.

 6.   LITIGATION AND CLAIMS

From time to time, the Company may be involved in various legal proceedings and claims arising in the ordinary course of business. Management believes that the dispositions of these matters, individually or in the aggregate, are not expected to have a material adverse effect on the Company’s financial condition. However, depending on the amount and timing of such disposition, an unfavorable resolution of some or all of these matters could materially affect the future results of operations or cash flows in a particular year.

As of June 30, 2020, and December 31, 2019, there was no accrual recorded for any potential losses related to pending litigation.

7. COMMITMENTS AND CONTINGENCIES

Operating Leases

In December 2009, the Company moved its offices, which comprise its administrative, research and development, marketing and production facilities to 5835 Peachtree Corners East, Suite B, Peachtree Corners, Georgia 30092. The Company leased approximately 23,000 square feet under a lease that expired in June 2017. In July 2017, the Company leased the offices on a month to month basis. On February 23, 2018, the Company modified its lease to reduce its occupancy to 12,835 square feet. The fixed monthly lease expense will be: $13,859 each month for the period beginning January 1, 2018 and ending June 30, 2018; $8,022 each month for the period beginning April 1, 2018 and ending June 30, 2019; $8,268 each month for the period beginning April 1, 2019 and ending June 30, 2020; and $8,514 each month for the period beginning April 1, 2020 and ending March 31, 2021.

The Company recognizes lease expense on a straight-line basis over the estimated lease term and combine lease and non-lease components. Future minimum rental payments at June 30, 2020 under non-cancellable operating leases for office space and equipment are as follows (in thousands):

Year	Amount
2020	60
2021	30
Total	90
Less: Interest	6
Present value of lease liability	84

Related Party Contracts

On June 5, 2016, the Company entered into a license agreement with Shenghuo Medical, LLC pursuant to which the Company granted Shenghuo an exclusive license to manufacture, sell and distribute LuViva in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. Shenghuo was already the Company’s exclusive distributor in China, Macau and Hong Kong, and the license extended to manufacturing in those countries as well. Under the terms of the license agreement, once Shenghuo was capable of manufacturing LuViva in accordance with ISO 13485 for medical devices, Shenghuo would pay the Company a royalty equal to $2.00 or 20% of the distributor price (subject to a discount under certain circumstances), whichever is higher, per disposable distributed within Shenghuo’s exclusive territories. In connection with the license grant, Shenghuo was to underwrite the cost of securing approval of LuViva with Chinese Food and Drug Administration. At its option, Shenghuo also would provide up to $1.0 million in furtherance of the Company’s efforts to secure regulatory approval for LuViva from the U.S. Food and Drug Administration, in exchange for the right to receive payments equal to 2% of the Company’s future sales in the United States, up to an aggregate of $4.0 million. Pursuant to the license agreement, Shenghuo had the option to have a designee appointed to the Company’s board of directors (former director Richard Blumberg was the designee).

On July 24, 2019, Shandong Yaohua Medical Instrument Corporation (“SMI”), agreed to modify its existing agreement. Under the terms of this modification, the Company agreed to grant (1) exclusive manufacturing rights, excepting the disposable cervical guides for the Republic of Turkey, and the final assembly rights for Hungary, and (2) exclusive distribution and sales for LuViva in jurisdictions, subject to the following terms and conditions. First, SMI shall complete the payment for parts, per the purchase order, for five additional LuViva devices. Second, in consideration for the $885,144 that the Company received, SMI will receive 12,147 common stock shares. Third, SMI shall honor all existing purchase orders it has executed to date with the Company, in order to maintain jurisdiction sales and distribution rights. If SMI needs to purchase cervical guides then it will do so at a cost including labor, plus ten percent markup. The Company will provide 200 cervical guides at no cost for the clinical trials. Fourth, the Company and SMI will make best efforts to sell devices after CFDA approval. With an initial estimate of year one sales of 200 LuViva devices; year two sales of 500 LuViva devices; year three sales of 1,000 LuViva devices; and year four sales of 1,250 LuViva devices. Fifth, SMI shall pay for entire costs of securing approval of LuViva with the Chinese FDA. Sixth, SMI shall arrange, at its sole cost, for a manufacturer in China to build tooling to support manufacture. In addition, SMI retains the right to manufacture for China, Hong Kong, Macau and Taiwan, where SMI has distribution and sales rights. For each single-use cervical guide sold by SMI in the jurisdictions, SMI shall transfer funds to escrow agent at a rate of $1.90 per device chip. If within 18 months of the license’s effective date, SMI fails to achieve commercialization of LuViva in China, SMI shall no longer have any rights to manufacture, distribute or sell LuViva. Commercialization is defined as: filing an application with the Chinese FDA for the approval of LuViva; any assembly or manufacture of the devices or disposables that begins in China; and purchase of at least 10 devices and disposables for clinical evaluations and regulatory use and or sales in the jurisdictions. On March 5, 2020 the Company had recorded an accrued liability for SMI of $692,335, which was reclassified to additional paid in capital and 12,147 common stock shares.

On September 6, 2016, the Company entered into a royalty agreement with one of its directors, John Imhoff, and another stockholder, Dolores Maloof, pursuant to which the Company sold to them a royalty of future sales of single-use cervical guides for LuViva. Under the terms of the royalty agreement, and for consideration of $50,000, the Company will pay them an aggregate perpetual royalty initially equal to $0.10, and from and after October 2, 2016, equal to $0.20, for each disposable that the Company sells (or that is sold by a third party pursuant to a licensing arrangement with the Company).

Contingencies

Based on the current outbreak of the Coronavirus SARS-CoV-2, the pathogen responsible for COVID-19, which has already had an impact on financial markets, there could be additional repercussions to the Company’s operating business, including but not limited to, the sourcing of materials for product candidates, manufacture of supplies for preclinical and/or clinical studies, delays in clinical operations, which may include the availability or the continued availability of patients for trials due to such things as quarantines, conduct of patient monitoring and clinical trial data retrieval at investigational study sites.

The future impact of the outbreak is highly uncertain and cannot be predicted, and the Company cannot provide any assurance that the outbreak will not have a material adverse impact on the Company’s operations or future results or filings with regulatory health authorities. The extent of the impact to the Company, if any, will depend on future developments, including actions taken to contain the coronavirus.

8.   NOTES PAYABLE

Notes Payable in Default

At June 30, 2020 and December 31, 2019, the Company maintained notes payable to both related and non-related parties totaling approximately $309,000 and $776,000, respectively. These notes are short term, straight-line amortizing notes. The notes carry annual interest rates between 0% and 10% and have default rates as high as 20%. The Company is accruing interest at the default rate of 18.0% on two of the loans. As described in Note 4: STOCKHOLDERS’ DEFICIT certain notes payable in default outstanding had been exchanged for equity and cash as described in the note.

As described previously, the Company entered into an exchange agreement with Dr. Imhoff. Based on this agreement the Company exchanged $199,417 of short-term debt outstanding.

As described previously, the Company entered into an exchange agreement with Ms. Rosenstock. Based on this agreement the Company exchanged $50,000 of short-term debt outstanding and forgave $28,986.

On February 8, 2019, a note payable in default to Aquarius as reported in the Company’s Form 10-K report - Footnote 9: Notes payable – Note payable in default, was exchanged for a note with a convertible option. The balance on the note was $107,500 and accrued interest was $38,044 for a total of $145,544 outstanding. As of June 30, 2020, the Company had entered into an exchange agreement with Aquarius. Based on this agreement the Company exchanged $145,544 of debt outstanding for: 291,088 common stock shares; 145,544 warrants issued to purchase common stock shares at a strike price of $0.25; and 145,544 warrants issued to purchase common stock shares at a strike price of $0.75.

On July 1, 2019, the Company entered into a loan agreement with Accilent Capital Management Inc / Rev Royalty Income and Growth Trust (“Accilent”), providing for the purchase by Accilent of an unsecured promissory note in the principal amount of $49,389 (CAD$ 65,500). The note was fully funded on July 9, 2019 (net of an 8% original issue discount and other expenses). The note bears an interest rate of 16% and was due and payable on September 11, 2019. Following maturity, demand, default, or judgment and until actual payment in full, interest rate shall be paid at the rate of 19% per annum. The Company issued 315,000 warrants at an exercise price of $0.25 per warrant and exercisable within 3 years from issuance (the “Initial Warrants”). As of June 30, 2020, the loan had been paid off. As of December 31, 2019, $57,946 remained outstanding, which included a fee of $4,951 and interest of $4,606.

As described previously, the Company entered into an exchange agreement with Mr. Blumberg. Based on this agreement the Company exchanged $70,320 of short-term debt outstanding.

As described previously, the Company entered into an exchange agreement with Mr. James. Based on this agreement the Company exchanged $2,286 of short-term debt outstanding.

The following table summarizes the Notes payable in default, including related parties:

	June 30, 2020	December 31, 2019
Dr. Imhoff	$-	$199
Dr. Cartwright	2	2
Ms. Rosenstock	-	50
Mr. Fowler	26	26
Mr. Mermelstein	264	244
GPB	17	17
Aquarius	-	108
Accilent	-	58
Mr. Blumberg	-	70
Mr. James	-	2
Notes payable in default	$309	$776

The notes payable to related parties was $2,000 of the $309,000 balance at June 30, 2020 and $349,000 of the $776,000 balance at December 31, 2019.

Short Term Notes Payable

As described previously, the Company entered into an exchange agreement with Dr. Imhoff. Based on this agreement the Company exchanged $167,000 of short-term debt outstanding.

The Company issued promissory notes to Mr. Cartwright and Mr. Faupel, in the amounts of approximately $48,000 and $5,000, respectively. The notes were initially issued with 0% interest, however interest increased to 6.0% interest 90 days after the Company received $1,000,000 in financing proceeds.

On August 22, 2018, the Company issued a promissory note to Mr. Case for $150,000 in aggregate principal amount of a 6% promissory note for an aggregate purchase price of $157,500 (representing a $7,500 original issue discount). As of June 30, 2020, the Company had exchanged $179,291 of debt outstanding for: 896,456 common stock shares; and 896,455 warrants issued to purchase common stock shares at a strike price of $0.20. As of December 31, 2019, the Company had not repaid the note and original issue discount of $157,500 ($7,500 is recorded in accrued expenses).

As described previously, the Company entered into an exchange agreement with Mr. Mamula. Based on this agreement the Company exchanged $15,577 of short-term debt outstanding.

On September 19, 2018, and February 15, 2019, the Company issued promissory notes to Mr. Gould for $50,000 each in aggregate principal amount of a 6% promissory note for an aggregate purchase price of $52,500 each (representing a $2,500 original issue discount). As of June 30, 2020, the Company had entered into an exchange agreement with Mr. Gould. Based on this agreement the Company exchanged $111,227 of debt outstanding for: 556,136 common stock shares; and 556,136 warrants issued to purchase common stock shares at a strike price of $0.20. As of December 31, 2019, the Company had not repaid the note and original issue discount of $52,500 ($2,500 is recorded in accrued expenses) and therefore the accrued interest rate increased to 12%.

As described previously, the Company entered into an exchange agreement with K2 Medical. Based on this agreement the Company exchanged $203,000 of short-term debt outstanding.

On February 14, 2019, the Company entered into a Purchase and Sale Agreement with Everest Business Funding for the sale of its accounts receivable. The transaction provided the Company with $48,735 after $1,265 in debt issuance costs (bank costs) for a total purchase amount of $50,000, in which the Company would have to repay $68,500. At a minimum the Company would need to pay $535.16 per day or 20.0% of the future collected accounts receivable or “receipts.” The effective interest rate as calculated for this transaction is approximately 132.5%. As of December 31, 2019, $60,105 had been paid, leaving a balance of $8,016. As of June 30, 2020, the balance of $68,121 had been paid in full.

In July 2019, the Company entered into a premium finance agreement to finance its insurance policies totaling $142,000. The note requires monthly payments of $14,459, including interest at 4.91% and matures in April 2020. As of June 30, 2020, a balance of $813 remained. The balance due on insurance policies totaled $57,483 at December 31, 2019.

As described previously, the Company entered into an exchange agreement with Mr. Blumberg. Based on this agreement the Company exchanged $223,000 of short-term debt outstanding.

As described previously, the Company entered into an exchange agreement with Mr. Grimm. Based on this agreement the Company exchanged $51,050 of short-term debt outstanding.

At June 30, 2020 and December 31, 2019, the Company maintained short term notes payable to both related and non-related parties totaling $54,000 and $1,026,000, respectively. These notes are short term, straight-line amortizing notes. The notes carry annual interest rates between 5% and 19%.

On June 30, 2020, the Company exchanged $125,000 in debt (during June 2020, $125,000 in payables had been converted into short-term debt) from Mr. James Clavijo, for 500,000 common stock shares and 250,000 warrants to purchase common stock shares. The fair value of the common stock shares was $250,000 (based on a $0.50 fair value for the Company’s stock) and of the warrants to purchase common stock shares was $99,963 (based on a $0.40 black scholes fair valuation). This resulted in a net loss on extinguishment of debt of $224,963 ($349,963 fair value less the $125,000 of exchanged debt). After the exchange transaction a balance was due Mr. Clavijo of $10,213 which was paid.

The following table summarizes the Short-term notes payable, including related parties:

	June 30, 2020	December 31, 2019
Dr. Imhoff	$-	$167
Dr. Cartwright	48	48
Dr. Faupel	5	5
Mr. Case	-	150
Mr. Mamula	-	15
Mr. Gould	-	100
K2 (Shenghuo)	-	203
Everest	-	8
Premium Finance (insurance)	1	58
Mr. Blumberg	-	223
Mr. Grimm	-	49
Short-term notes payable, including related parties	$54	$1,026

The short-term notes payable past due to related parties was $53,000 of the $54,000 balance at June 30, 2020 and $646,000 of the $1,026,000 balance at December 31, 2019.

Troubled Debt Restructuring

The debt extinguished for Notes Payable which closed on January 8, 2020, the Company exchanged $2,064,366 in debt for common stock shares and warrants as described above that were determined to have a total fair value of $2,065,548, resulting in a loss on extinguishment of debt of $1,183 which is recorded in other income (expense) on the accompanying consolidated statements of operations. In addition, one of the investors forgave approximately $29,000 of debt, which was recorded as a gain for extinguishment of debt. Also, during June 2020, the Company exchanged $125,000 in debt for common stock shares and warrants as described. This debt extinguished met the criteria for troubled debt. The basic criteria are that the borrower is troubled, ie., they are having financial difficulties, and a concession is granted by the creditor. Due to the Company being in default on several of its loans the debt is considered troubled debt. The troubled debt restructuring for Notes Payable, had an immaterial effect on the Company’s basic or diluted earnings per share calculation for June 30, 2020 and 2019.

9.  SHORT-TERM CONVERTIBLE DEBT

Related Party Convertible Note Payable – Short-Term

On June 5, 2016, the Company entered into a license agreement with a distributor pursuant to which the Company granted the distributor an exclusive license to manufacture, sell and distribute the Company’s LuViva Advanced Cervical Cancer device and related disposables in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam. The distributor was already the Company’s exclusive distributor in China, Macau and Hong Kong, and the license will extend to manufacturing in those countries as well.

As partial consideration for, and as a condition to, the license, and to further align the strategic interests of the parties, the Company agreed to issue a convertible note to the distributor, in exchange for an aggregate cash investment of $200,000. The note will provide for a payment to the distributor of $240,000, due upon consummation of any capital raising transaction by the Company within 90 days and with net cash proceeds of at least $1.0 million. As of June 30, 2020, the note had been exchanged for common stock shares and warrants. This was part of the exchange made on January 8, 2020, for $790,544 of debt outstanding for: 1,905,270 common stock shares issued on March 23, 2020; 496,602 warrants issued to purchase common stock shares at a strike price of $0.20; 692,446 warrants issued to purchase common stock shares at a strike price of $0.25; and 692,446 warrants issued to purchase common stock shares at a strike price of $0.75. As of December 31, 2019, the Company had a note due of $512,719.

Troubled Debt Restructuring

The debt extinguished for Related Party Convertible Note Payable – Short-Term, which closed on January 8, 2020, the Company exchanged in part $512,719 in debt for several common stock shares and warrants as described above. This debt extinguished met the criteria for troubled debt. The basic criteria are that the borrower is troubled, i.e., they are having financial difficulties, and a concession is granted by the creditor. Due to the Company being in default on several of its loans the debt is considered troubled debt. See Note 8: Notes Payable, for total gain or loss recorded in the period. The troubled debt restructuring for Notes Payable, had an immaterial effect on the Company’s basic or diluted earnings per share calculation for June 30, 2020 and 2019.

Convertible Note Payable – Short-Term

On March 31, 2020, we entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $112,750 in aggregate principal amount of a 12% convertible promissory note. On March 31, 2020, we issued the note to Auctus and issued 250,000 five-year common stock warrants at an exercise price of $0.16. On April 3, 2020, we received net proceeds of $100,000. The note matures on January 26, 2021 and accrues interest at a rate of 12% per year. We may not prepay the note, in whole or in part. After the 90th calendar day after the issuance date, and ending on the later of maturity date and the date of payment of the default amount, Auctus may convert the note, at any time, in whole or in part, provided such conversion does not provide Auctus with more than 4.99% of the outstanding common share stock. The conversion may be made converted into shares of the our common stock, at a conversion price equal to the lesser of: (i) the lowest Trading Price during the twenty-five (25) trading day period on the last trading prior to the issue date and (ii) the variable conversion price (55% multiplied by the market price, market price means the lowest trading price for the common stock during the twenty-five (25) trading day period ending on the latest complete trading day prior to the conversion date. Trading price is the lowest trade price on the trading market as reported. The note includes customary events of default provisions and a default interest rate of 24% per year. As of June 30, 2020, the note outstanding was $112,750, which consisted of unamortized balance of $57,354 of a beneficial conversion feature, unamortized original issue discount of $10,200, unamortized debt issuance costs of $11,034 and interest of $3,345 included in accrued expenses on the accompanying consolidated balance sheet.

On May 15, 2019, the Company entered into a securities purchase agreement with Eagle Equities, LLC, providing for the purchase by Eagle of a convertible redeemable note in the principal amount of $57,750. The note was fully funded on May 21, 2019, upon which the Company received $45,000 of net proceeds (net of a 10% original issue discount and other expenses). The note bears an interest rate of 8% is due and payable on May 15, 2020. The note may be converted by Eagle at any time after five months from issuance into shares of the Company common stock (as determined in the notes) calculated at the time of conversion. The conversion price of the notes will be equal to 60% of the average of the two lowest closing bid prices of the Company’s common stock shares as reported on OTC Markets exchange, for the 20 prior trading days including the day upon which the Company receives a notice of conversion. The notes may be prepaid in accordance with the terms set forth in the notes. The notes also contain certain representations, warranties, covenants and events of default including if the Company are delinquent in our periodic report filings with the SEC and increases in the amount of the principal and interest rates under the notes in the event of such defaults. In the event of default, at Eagle’s option and in its sole discretion, Eagle may consider the notes immediately due and payable. During 2020, Eagle provided a forbearance to the Company on the default after a payment was made. On May 15, 2019, the Company had recorded a $38,500 beneficial conversion feature, $5,250 original issue discount and $7,500 of debt issuance costs. As of December 31, 2019, the outstanding note was for $25,651, which consisted of unamortized balance of $14,438 of a beneficial conversion feature, unamortized original issue discount of $1,942, unamortized debt issuance costs of $2,774 and interest of $1,166 included in accrued expenses on the accompanying consolidated balance sheet. On May 14, 2020, the outstanding note was paid off.

On May 15, 2019, the Company entered into a securities purchase agreement with Adar Bays, LLC, providing for the purchase by Adar of a convertible redeemable note in the principal amount of $57,750. The note was fully funded on May 21, 2019, upon which the Company received $45,000 of net proceeds (net of a 10% original issue discount and other expenses). The note bears an interest rate of 8% and are due and payable on May 15, 2020. The note may be converted by Adar at any time after five months from issuance into shares of the Company common stock (as determined in the notes) calculated at the time of conversion. The conversion price of the notes will be equal to 60% of the average of the two lowest closing bid prices of the Company’s common stock shares as reported on OTC Markets exchange, for the 20 prior trading days including the day upon which the Company receives a notice of conversion. The notes may be prepaid in accordance with the terms set forth in the notes. The notes also contain certain representations, warranties, covenants and events of default including if the Company are delinquent in our periodic report filings with the SEC and increases in the amount of the principal and interest rates under the notes in the event of such defaults. In the event of default, at Adar’s option and in its sole discretion, Adar may consider the notes immediately due and payable. During 2020, Adar provided a forbearance to the Company on the default after a payment was made. On May 15, 2019, the Company had recorded a $38,500 beneficial conversion feature, $5,250 original issue discount and $7,500 of debt issuance costs. As of December 31, 2019, the note outstanding increased to $84,780 as a default penalty of $27,030 was added to the outstanding balance of the note, which consisted of unamortized balance of $14,438 of a beneficial conversion feature, unamortized original issue discount of $1,942, unamortized debt issuance costs of $2,774 and interest of $3,190 included in accrued expenses on the accompanying consolidated balance sheet. On May 22, 2020, the outstanding note was paid off.

The following table summarizes the Convertible notes payable:

	June 30, 2020	December 31, 2019
Shenghuo	$-	$513
Auctus	113	-
Eagle	-	26
Adar	-	85
Debt discount and issuance costs to be amortized	(23)	(9)
Debt discount related to beneficial conversion	(57)	(29)
Short-term convertible notes payable	$33	$586

10.  CONVERTIBLE DEBT

Senior Secured Promissory Note

Effective February 12, 2016, the Company entered into a securities purchase agreement with GPB Debt Holdings II LLC (“GPB”) for the issuance of a $1,437,500 senior secured convertible note for an aggregate purchase price of $1,029,000 (representing an original issue discount of $287,500 and debt issuance costs of $121,000). On May 28, 2016, the balance of the note was increased by $87,500 for a total principal balance of $1,525,000. On December 7, 2016, the Company entered into an exchange agreement with GPB and as a result the principal balance increased by a transfer $312,500 (see – “Senior Secured Promissory Note”) for a total principal balance of $1,837,500. In addition, GPB received warrants for 2,246 shares of the Company’s common stock. The Company allocated proceeds totaling $359,555 to the fair value of the warrants at issuance and recorded an additional discount on the debt. The warrant is exercisable at any time, pending availability of sufficient authorized but unissued shares of the Company’s common stock, at an exercise price per share equal to the conversion price of the convertible note, subject to certain customary adjustments and anti-dilution provisions contained in the warrant. The warrant has a five-year term. At December 31, 2019, the common stock purchase warrant exercise price had been adjusted to $0.04 and the number of common stock shares exchangeable for was 35,937,500.

As of June 30, 2020, and as a result of the January 15, 2020 exchange agreement, the common stock purchase warrant exercise price had been adjusted to $0.20 and the number of common stock shares exchangeable for was 7,185,000. This exchange is subject to the Company meeting repayment conditions. Those conditions involved in part the repayment of $450,000, $100,000 and $950,000 for the completion of each Auctus financing tranche. The Company has executed Tranche 1 and 2 and has paid GPB $550,000. In addition, the Company would need to begin repaying $50,000, in repayment of $1,500,000, each month, beginning on September 15, 2020 (if the Company is not in default it may request an additional four-month forbearance on that repayment).

The convertible note required monthly interest payments at a rate of 17% per year and was due on February 12, 2018. Subject to resale restrictions and the availability of sufficient authorized but unissued shares of the Company’s common stock, the note is convertible at a conversion price equal to 70% of the average closing price per share for the five trading days prior to issuance. In an event of default the note will accrue interest at a rate of 22%. Upon the occurrence of an event of default, the holder may require the Company to redeem the convertible note at 120% of the outstanding principal balance, but as of June 30, 2020 and December 31, 2019, had not done so. The note is secured by a lien on substantially all of the Company’s assets.

In connection with the transaction, on February 12, 2016, the Company and GPB entered into a four-year consulting agreement, pursuant to which the investor will provide management consulting services to the Company in exchange for a royalty payment, payable quarterly, equal to 3.85% of the Company’s revenues from the sale of products. As of June 30, 2020, and December 31, 2019, GPB had earned approximately $32,000 and $31,000 in royalties that are unpaid, respectively.
As of June 30, 2020, the balance due on the convertible debt was $1,828,062, consisting of principal of $1,479,093 and a prepayment penalty of $347,026 and compared to December 31, 2019, where the balance due on the convertible debt was $2,177,030 consisting of principal of $1,830,000 and a prepayment penalty of $347,030. Interest accrued on the note total $1,148,709 and $1,175,925 at June 30, 2020 and December 31, 2019, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

The Company used a placement agent in connection with the transaction. For its services, the placement agent received a cash placement fee equal to 4% of the aggregate gross proceeds from the transaction and a warrant to purchase shares of common stock equal to an aggregate of 6% of the total number of shares underlying the securities sold in the transaction, at an exercise price equal to, and terms otherwise identical to, the warrant issued to the investor. Finally, the Company agreed to reimburse the placement agent for its reasonable out-of-pocket expenses.

Troubled Debt Restructuring

The debt restructured for Convertible Debt, which closed on January 15, 2020, the Company restructured several re-payment plans as described above and in addition cancelled warrants and issued new warrants as part of the restructure. This debt restructure met the criteria for troubled debt. The basic criteria are that the borrower is troubled, i.e., they are having financial difficulties, and a concession is granted by the creditor. Due to the Company being in default on several of its loans the debt is considered troubled debt. See Note 8: Notes Payable, for total gain or loss recorded in the period. The troubled debt restructuring for Convertible Debt, based on the reduction in warrants outstanding would have an effect on the Company’s diluted earnings per share calculation for June 30, 2020, but not on the basic earnings per share calculation. The earnings per share value would have adjusted from 0.041 to 0.029 for the three months ended March 31, 2020. However, for the six months ended June 30, 2020 the basic and diluted earnings per share would have remained the same as the Company had a loss.

Secured Promissory Note.

Effective September 10, 2014, the Company sold a secured promissory note to an accredited investor, GHS Investments, LLC (“GHS”), with an initial principal amount of $1,275,000, for a purchase price of $570,000 (less an original issue discount of $560,000 and debt issuance costs of $145,000). The note is secured by the Company’s current and future accounts receivable and inventory and accrued interest at a rate of 18% per year. The note has subsequently been assigned to different credited investors and the terms of the note were amended extend the maturity until August 31, 2016. The balance of this note was reduced by a transfer of $306,863 as part of a debt restructuring that occurred on December 7, 2016 (see – “Senior Secured Promissory Note”). The holder may convert the outstanding balance into shares of common stock at a conversion price per share equal to 75% of the lowest daily volume average price of common stock during the five days prior to conversion. The balance due on the note was $91,596 and $148,223 at June 30, 2020 and December 31, 2019, respectively.

Other Convertible Debt in Default

GHS

Effective May 19, 2017, the Company entered into a securities purchase agreement with GHS for the purchase of a $66,000 convertible promissory note for the purchase of $60,000 in net proceeds (representing a 10% original issue discount of $6,000). The accrued interest rate of 8% per year until it matured in December 31, 2017. Beginning February 2018, the note is convertible, in whole or in part, at the holder’s option, into shares of the Company’s stock at a conversion price equal to 60% of the lowest trading price during the 25 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 20% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At June 30, 2020 and December 31, 2019, the balance due on this note was $83,094, including a default penalty of $37,926 and accrued interest of $19,956, and $83,094 including a default penalty of $37,926 and accrued interest of $16,641, respectively. GHS converted $12,700 of principal and accrued interest during the year ended December 31, 2019.

Effective May 17, 2018, the Company entered into a securities purchase agreement with GHS for the purchase of a convertible promissory note with a principal of $9,250 for a purchase price of $7,500 (representing an original issue discount of $750 and debt issuance costs of $1,000). The note accrued interest at a rate of 8% per year until its matured June 17, 2019. Beginning February 2018, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 70% of the lowest trading price during the 25 trading days prior to conversion (if the note cannot be converted due to Depository Trust Company freeze then rate decreases to 60%). Upon the occurrence of an event of default, the note will bear interest at a rate of 20% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At June 30, 2020 and December 31, 2019, the balance due on this note was $14,187, including a default penalty of $4,937. Interest accrued on the note totals $4,420 and $3,972 at June 30, 2020 and December 31, 2019, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

Effective June 22, 2018, the Company entered into a securities purchase agreement with GHS for the purchase of a $68,000 convertible promissory note for a purchase price of $60,000 (representing an original issue discount of $6,000 and debt issuance costs of $2,000). At issuance, the Company recorded a $29,143 beneficial conversion feature, which was fully amortized at December 31, 2019. The accrued interest at a rate of 10% per year until it matured on June 22, 2019. Beginning May 2019, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 70% of the lowest trading price during the 25 trading days prior to conversion (if the note cannot be converted due to Depository Trust Company freeze then rate decreases to 60%). Upon the occurrence of an event of default, the note will bear interest at a rate of 20% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At June 30, 2020 and December 31, 2019, the balance due on this note was $103,285, including a default penalty of $35,285. Interest accrued on the note totals $34,437 and $29,287 at June 30, 2020 and December 31, 2019, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet.

Auctus

On May 22, 2020, the Company entered into an exchange agreement with Auctus. Based on this agreement the Company exchanged three outstanding notes, in the amounts of $150,000, $89,250, and $65,000 for a total amount $328,422 of debt outstanding, as well as any accrued interest and default penalty, for: $160,000 in cash payments (payable in monthly payments of $20,000), converted a portion of the notes pursuant to original terms of the notes into 500,000 restricted common stock shares (shares were issued on June 3, 2020); and 700,000 warrants issued to purchase common stock shares at a strike price of $0.15. The fair value of the common stock shares was $250,000 (based on a $0.50 fair value for the Company’s stock) and of the warrants to purchase common stock shares was $196,818 (based on a $0.281 black scholes fair valuation). As of June 30, 2020, a balance of $140,000 remained to be paid for these exchanged loans.

Auctus notes exchanged in the May 22, 2020 transaction

Effective March 20, 2018, the Company entered into a securities purchase with Auctus Fund, LLC ("Auctus") for the issuance of a $150,000 convertible promissory note and warrants exercisable for 4,262 shares of the Company's common stock. At issuance, the Company recorded a $97,685 beneficial conversion feature, which was fully amortized at December 31, 2018. The warrants are exercisable at any time, at an exercise price equal to $0.04 per share, subject to certain customary adjustments and price-protection provisions contained in the warrant. The warrants have a five-year term. The note accrued interest at a rate of 12% per year until it matured in December 2018. Beginning December 2018, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 60% of the lowest trading price during the 20 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 24% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At June 30, 2020, the balance due on this note was $140,000. On May 22, 2020, the default penalty and outstanding interest was exchanged as described in the preceding paragraph. At December 31, 2019, the balance due on this total was $192,267, including a default penalty of $70,931, respectively. Interest accrued on the note totals $45,629 at December 31, 2019, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet. Auctus converted nil and $14,236 of principal and accrued interested during the six months and year ended June 30, 2020 and December 31, 2019, respectively. At June 30, 2020, the balance due on this note was $140,000.

Effective July 3, 2018, the Company entered into a securities purchase with Auctus for the issuance of a $89,250 convertible promissory note. At issuance, the Company recorded a $59,000 beneficial conversion feature, which was fully amortized at December 31, 2019. The note accrued interest at a rate of 12% per year until it matured in April 2019. Beginning April 2019, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 60% of the lowest trading price during the 20 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 24% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019, the balance due on this total was $90,641, including a default penalty of $56,852, respectively. Interest accrued on the note totals $16,436 at December 31, 2019, respectively, and is included in accrued expenses on the accompanying consolidated balance sheet. At June 30, 2020, the balance due on this note was nil.

Effective March 29, 2019, the Company entered into a securities purchase with Auctus for the issuance of a $65,000 convertible promissory note. At issuance, the Company recorded a $65,000 beneficial conversion feature, which was fully amortized at December 31, 2019. The note accrued interest at a rate of 12% until it matured in December 2019. Beginning December 2019, the note is convertible, in whole or in part, at the holder's option, into shares of the Company's stock at a conversion price equal to 50% of the lowest trading price during the 25 trading days prior to conversion. Upon the occurrence of an event of default, the note will bear interest at a rate of 24% per year and the holder of the note may require the Company to redeem or convert the note at 150% of the outstanding principal balance. At December 31, 2019, the balance due on this total was $106,210, including a default penalty of $41,210, respectively. Interest accrued on the note totaled $142 at December 31, 2019 and is included in accrued expenses on the accompanying consolidated balance sheet. At June 30, 2020, the balance due on this note was nil.

The following table summarizes the Convertible notes (including debt in default):

		June 30, 2020		December 31, 2019
GPB		$1,828		$2,177
GHS	$92		$149
	83		83
	14		14
	103	292	103	349
Auctus	$140		$192
	-		91
	-	140	106	389
Convertible notes (including debt in default)		$2,260		$2,915

The convertible notes payable in default was $432,000 of the $2,260,000 balance at June 30, 2020 and the total balance of $2,915,000 at December 31, 2019.

Troubled Debt Restructuring

The debt restructured for Convertible Debt in default from Auctus, which closed on May 22, 2020, the Company restructured several re-payment plans as described above and in addition cancelled warrants and issued new warrants as part of the restructure. This debt restructure met the criteria for troubled debt. The basic criteria are that the borrower is troubled, i.e., they are having financial difficulties, and a concession is granted by the creditor. Due to the Company being in default on several of its loans the debt is considered troubled debt. The troubled debt restructuring for Convertible Debt in default from Auctus, had an immaterial effect on the Company’s basic or diluted earnings per share calculation for June 30, 2020 and 2019.

11.  LONG-TERM DEBT

Long-term Debt – Related Parties

On July 24, 2019, Dr. Faupel and Mr. Cartwright agreed to an addendum to the debt restructuring exchange agreement and to modify the terms of the original exchange agreement. Under this modification Dr. Faupel and Mr. Cartwright agreed to extend the note to be due in full on the third anniversary of that agreement. The modification also included simple interest at a 6% rate, with the principal and accrued interest due in total at the date of maturity or September 4, 2021.

During the quarter ended September 30, 2018, the Company entered into an exchange agreement dated July 14, 2018, Dr Faupel, agreed to exchange outstanding amounts due to him for loans, interest, bonus, salary and vacation pay in the amount of $661,000 for a $207,000 promissory note dated September 4, 2018. As a result of the exchange agreement, the Company recorded a gain for extinguishment of debt of $199,000 and a capital contribution of $235,000 during the year ended December 31, 2018. The resulting difference of $20,000 was recorded to accrued interest. In the July 20, 2018 exchange agreement, Dr, Cartwright, agreed to exchange outstanding amounts due to him for loans, interest, bonus, salary and vacation pay in the amount of $1,621,000 for a $319,000 promissory note dated September 4, 2018. As a result of the exchange agreement, the Company recorded a gain for extinguishment of debt of $840,000 and a capital contribution of $432,000 during the year ended December 31, 2018. The resulting difference of $30,000 was recorded to accrued interest and elimination of debt.

Troubled Debt Restructuring

The debt extinguished for Mr. Cartwright and Mr. Faupel meet the criteria for troubled debt. The basic criteria are that the borrower is troubled, i.e., they are having financial difficulties, and a concession is granted by the creditor. Due to the Company being in default on several of its loans the debt is considered troubled debt. The troubled debt restructuring for Long-term Debt – Related Parties, had an immaterial effect on the Company’s basic or diluted earnings per share calculation for June 30, 2020 and 2019 as the gain was recorded in 2018.

The table below summarizes the detail of the exchange agreement:

For Dr. Faupel:
Salary	$134
Bonus	20
Vacation	95
Interest on compensation	67
Loans to Company	196
Interest on loans	149
Total outstanding prior to exchange	$661
Amount forgiven during the quarter ended September 30, 2018	(454)
Promissory note dated September 4, 2018	$207
Interest accrued through December 31, 2019	17
Balance outstanding at December 31, 2019	$224
Interest accrued through June 30, 2020	6
Balance outstanding at June 30, 2020	$230

For Dr. Cartwright:
Salary	$337
Bonus	675
Interest on compensation	59
Loans to Company	528
Interest on loans	22
Total outstanding prior to exchange	$1,621
Amount forgiven during the quarter ended September 30, 2018	(1,302)
Promissory note dated September 4, 2018	$319
Interest accrued through December 31, 2019	26
Balance outstanding at December 31, 2019	$345
Interest accrued through June 30, 2020	9
Balance outstanding at June 30, 2020	$354

Future debt obligations at June 30, 2020 for Long-term Debt – Related Parties are as follows (in thousands):

Year	Amount
2020	-
2021	-
2022	200
2023	200
2024	184
Totals	584

Long-term Convertible Notes Payable, net

On December 17, 2019, the Company entered into a securities purchase agreement and convertible note with Auctus. The convertible note issued to Auctus will be for a total of $2.4 million. The first tranche of $700,000 was received in December 2019 and matures December 17, 2021 and accrues interest at a rate of ten percent (10%). The note may not be prepaid in whole or in part except as otherwise explicitly allowed. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of the lessor of 24% or the maximum permitted by law (the “default interest”). The variable conversion prices shall equal the lesser of: (i) the lowest trading price on the issue date, and (ii) the variable conversion price. The variable conversion price shall mean 95% multiplied by the market price (the market price means the average of the five lowest trading prices during the period beginning on the issue date and ending on the maturity date), minus $0.04 per share, provided however that in no event shall the variable conversion price be less than $0.15. If an event of default under this note occurs and/or the note is not extinguished in its entirety prior to December 17, 2020 the $0.15 price shall no longer apply. In connection with the first tranche of $700,000, the Company issued to 7,500,000 warrants to purchase common stock at an exercise price of $0.20. The fair value of the warrants at the date of issuance was $745,972 and was $635,000 allocated to the warrant liability and a loss of $110,972 was recorded at the date of issuance for the amount of the fair value in excess of the net proceeds received of $635,000. The $700,000 proceeds were received net of debt issuance costs of $65,000 (net proceeds of $635,000, after administrative and legal expenses Company received $570,000). The Company used $65,000 of the proceeds to make a partial payment of the $89,250 convertible promissory note issued on July 3, 2018 to Auctus. On May 27, 2020, the second tranche of $400,000 was received. The last tranche of $1.3 million will be received within 60 days of the S-1 registration statement becoming effective. The conversion price of the notes will be at market value with a minimum conversion amount of $0.15. The last two tranches will have warrants attached. As of June 30, 2020, and December 31, 2019, $700,000 remained outstanding and accrued interest of $38,111 and $2,722, respectively. Further, as of June 30, 2020, and December 31, 2019, the Company had unamortized debt issuance costs of $47,396 and $64,000, respectively and an unamortized debt discount on warrants of $463,020, and $622,000, respectively and providing a net balance of $190,000 and $15,000, respectively.

On May 27, 2020, the Company received the second tranche in the amount of $400,000, from the December 17, 2019, securities purchase agreement and convertible note with Auctus. The net amount paid to the Company was $313,000 This second tranche is part of the convertible note issued to Auctus for a total of $2.4 million of which $700,000 has already been provided by Auctus. The notes maturity date is December 17, 2021 and an interest rate of ten percent (10%). The note may not be prepaid in whole or in part except as otherwise explicitly allowed. Any amount of principal or interest on the note which is not paid when due shall bear interest at the rate of the lessor of 24% or the maximum permitted by law (the “default interest”). The variable conversion prices shall equal the lesser of: (i) the lowest trading price on the issue date, and (ii) the variable conversion price. The variable conversion price shall mean 95% multiplied by the market price (the market price means the average of the five lowest trading prices during the period beginning on the issue date and ending on the maturity date), minus $0.04 per share, provided however that in no event shall the variable conversion price be less than $0.15. If an event of default under this note occurs and/or the note is not extinguished in its entirety prior to December 17, 2020 the $0.15 price shall no longer apply. The last tranche of $1.3 million will be received within 60 days of the S-1 registration statement becoming effective. The conversion price of the notes will be at market value with a minimum conversion amount of $0.15. In addition, as part of this transaction the Company was required to pay a 2.0% fee to a registered broker-dealer. As of June 30, 2020, $400,000 remained outstanding and accrued interest of $3,778. Further, as of June 30, 2020, the Company had unamortized debt issuance costs of $63,836, providing a net balance of $336,164.

In addition, the Company determined that the conversion option needed to be bifurcated from the debt arrangement and will be valued at fair value each reporting period. The initial value at the date of issuance deemed to be $0 due to the presence of the $0.15 floor price.

Future debt obligations at June 30, 2020 for Long-term Convertible Notes Payable, net are as follows (in thousands):

Year	Amount
2020	-
2021	1,100
2022	-
2023	-
2024	-
Totals	1,100

Long-term debt

On May 4, 2020, the Company received a loan from the Small Business Administration (SBA) pursuant to the Paycheck Protection Program (PPP) as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) in the amount of $50,184. The loan bears interest at a rate of 1.00%, and matures in 24 months, with the principal and interest payments being deferred until the date of forgiveness with interest accruing, then converting to monthly principal and interest payments, at the interest rate provided herein, for the remaining eighteen (18) months. Lender will apply each payment first to pay interest accrued to the day Lender received the payment, then to bring principal current, and will apply any remaining balance to reduce principal. Payments must be made on the same day as the date of this Note in the months they are due. Lender shall adjust payments at least annually as needed to amortize principal over the remaining term of the Note. Under the provisions of the PPP, the loan amounts will be forgiven as long as: the loan proceeds are used to cover payroll costs, and most mortgage interest, rent, and utility costs over a 24 week period after the loan is made; and employee and compensation levels are maintained. In addition, payroll costs are capped at $100,000 on an annualized basis for each employee. Not more than 40% of the forgiven amount may be for non-payroll costs. As of June 30, 2020, the outstanding balance was $50,226 including $41 in accrued interest.

12.  INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per share attributable to common stockholders, amounts are computed by dividing the net income (loss) plus preferred stock dividends and deemed dividends on preferred stock by the weighted average number of shares outstanding during the year.

Diluted net income (loss) per share attributable to common stockholders amounts are computed by dividing the net income (loss) plus preferred stock dividends, deemed dividends on preferred stock, after-tax interest on convertible debt and convertible dividends by the weighted average number of shares outstanding during the year, plus Series C and Series D convertible preferred stock, convertible debt, convertible preferred dividends and warrants convertible into common stock shares.

The following table sets forth pertinent data relating to the computation of basic and diluted net loss per share attributable to common shareholders.

In thousands	Six months ended June 30,
	2020	2019

Net loss	$(4,049)	$(2,878)
Basic weighted average number of shares outstanding	8,463	3,319
Net income loss per share (basic)	$(0.48)	$(0.87)
Diluted weighted average number of shares outstanding	8,463	3,319
Net income (loss) per share (diluted)	$(0.48)	$(0.87)

Dilutive equity instruments (number of equivalent units):
Stock options	-	-
Preferred stock	-	-
Convertible debt	31,228	38,786
Warrants	5,341	30,235
Total Dilutive instruments	36,569	69,021

13. SUBSEQUENT EVENTS

During July 2020, the Company received equity investments in the amount of $773,000. These investors will receive 773 Series E Preferred Stock (each Series E Preferred Stock share converts into 4,000 shares of the Company’s common stock shares). The Series E Preferred Stock will have cumulative dividends at the rate per share of 6% per annum. The stated value of the Series E Preferred Stock is $1,000.

During July and August 2020, GHS converted outstanding debt in the amount of $50,454 for 175,000 common stock shares.

On July 14, 2020, the Company granted stock options to employees and consultants. The new Stock Plan (the “Plan”) allows for the issuance of incentive stock options, nonqualified stock options, and stock purchase rights. The exercise price of options was determined by the Company’s board of directors, but incentive stock options were granted at an exercise price equal to the fair market value of the Company’s common stock as of the grant date. Options historically granted have generally become exercisable over four years and expire ten years from the date of grant.

Stock options granted have a 10-year life and expire 90 days after employment of consulting engagement terminates. Vesting schedule varies per grantee. Generally stock options granted vest as follows: 25% vest immediately, and the remaining stock options vest over 33 months, beginning three months after grant.

The following lists the stock options granted:

	Grant Date	Expiration Date	Vesting Period	Number of Stock Options Granted	Exercise Price	Black Scholes Valuation

Cartwright, Gene	07/14/2020	07/12/2030	Immediate	400,000	$0.49	$0.483
Faupel, Mark	07/14/2020	07/12/2030	Immediate	400,000	$0.49	$0.483
Imhoff, John	07/14/2020	07/12/2030	36 months	50,000	$0.49	$0.483
James, Michael	07/14/2020	07/12/2030	36 months	50,000	$0.49	$0.483
Clavijo, James	07/14/2020	07/12/2030	36 months	300,000	$0.49	$0.483
Battle, Lisa	07/14/2020	07/12/2030	36 months	178,000	$0.49	$0.483
Sufka, Melissa	07/14/2020	07/12/2030	36 months	178,000	$0.49	$0.483
Waterstreet, Alesandra	07/14/2020	07/12/2030	36 months	178,000	$0.49	$0.483
Sufka, Melissa	07/14/2020	07/12/2030	18 months	66,000	$0.49	$0.483
				1,800,000

During August 2020, the Company issued 106,560 common stock shares for the payment of Series D Preferred Stock dividends accrued.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

39,001,753 SHARES OF
COMMON STOCK

PROSPECTUS

                , 2020

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this registration statement. All of such expenses are estimates, other than the filing fees payable to the SEC.

Description	Amount to bePaid
Filing Fee - SEC	$1,610.72
Attorney’s fees and expenses	$100,000.00
Accountant’s fees and expenses	$11,000.00
Transfer agent’s and registrar fees and expenses	$0.00
Printing and engraving expenses	$2,000.00
Miscellaneous expenses	0.00
Total	$114,610.72*

*	Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our amended and restated bylaws provide that, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we shall, indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of ours, or any predecessor of us, or serves or served at any other enterprise as a director, officer or employee at the request of us or any predecessor to us.

Our amended and restated bylaws provide we shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of us, or is or was serving at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) and amounts paid in settlement (if such settlement is approved in advance by us, which approval shall not be unreasonably withheld) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in manner he reasonably believed to be in or not opposed to the best interests of us, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding any other provision of this Article VI, no person shall be indemnified hereunder for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person he is or was a director, officer, employee or agent of us, or is or was serving at the request of us, or by or in the right of us to procure a judgment in our favor by reason of the fact that he is a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise, shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law.

The indemnification rights provided in our amended and restated bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Our amended and restated bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this by-law is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our amended and restated bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On March 20, 2018, we entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $150,000 in aggregate principal amount of a 12% convertible promissory note. On March 20, 2018, we issued the note to Auctus. Pursuant to the purchase agreement, we also issued to Auctus a warrant exercisable to purchase an aggregate of 4,262 shares of the Company’s common stock. The warrant is exercisable at any time, at an exercise price per share equal to $1.82 (110% of the closing price of the common stock on the day prior to issuance), subject to certain customary adjustments and price-protection provisions contained in the warrant. The warrant has a five-year term. The note matures nine months from the date of issuance and accrues interest at a rate of 12% per year. We could have prepaid the note, in whole or in part, for 115% of outstanding principal and interest until 30 days from issuance, for 125% of outstanding principal and interest at any time from 31 to 60 days from issuance, and for 130% of outstanding principal and interest at any time from 61 days from issuance to 180 days from issuance. After nine months from the date of issuance, Auctus may convert the note, at any time, in whole or in part, into shares of the our common stock, at a conversion price equal to the lower of the price offered in the our next public offering or a 40% discount to the average of the two lowest trading prices of the common stock during the 20 trading days prior to the conversion, subject to certain customary adjustments and price-protection provisions contained in the note. The note includes customary events of default provisions and a default interest rate of 24% per year. Upon the occurrence of an event of default, Auctus may require us to redeem the note (or convert it into shares of common stock) at 150% of the outstanding principal balance plus accrued and unpaid interest. As of December 31, 2018, we had a net debt of $133,870 and accrued interest of $635.

On August 29, 2018, we issued a promissory note to an investor for $150,000 in aggregate principal amount of a 6% promissory note for an aggregate purchase price of $157,500 (representing a $7,500 original issue discount). Pursuant to the promissory note the entire unpaid principal balance on the promissory note together with all accrued and unpaid interest and loan origination fees, if any, at the choice of the investor, shall be due and payable in full from the funds received by us from a financing of at least $2,000,000, or at the option of the investor, to be included in our financing under the same terms as the new investors with the most favorable terms making a cash investment. If we do not complete a financing of at least $2,000,000 within 90 days of the execution of this promissory note, any unpaid amounts shall be due in full to the investor and shall accrue interest at 12% (instead of 6%) per annum from the date thereof (90 days after execution), if not paid in full. In addition, the investor will be granted 1,500,000 warrants under this promissory note. The warrants shall be issued and vest upon the financing of at least $2,000,000 and expire on the third anniversary of said financing. The warrant exercise price shall be set at the same price as for warrants granted to the investors with the most favorable terms as part of any $2,000,000 or more financing or $0.25, whichever is lower. The warrants shall have standard anti-dilution features to protect the holder from dilution due to down rounds of financing. As of December 31, 2018, we had not repaid the note and therefore the accrued interest rate increased to 12%.

On August 31, 2018, we entered into agreements with certain holders of the our Series C1 preferred stock, par value $0.001 per share (the “Series C1 Preferred Stock”), including John Imhoff, the chairman of our board of directors, and Mark Faupel, the Chief Operating Officer and a director of our company (the “Exchange Agreements”), pursuant to which those holders separately agreed to exchange each share of the Series C1 Preferred Stock held for one (1) share of our newly created Series C2 preferred stock, par value $0.001 per share (the “Series C2 Preferred Stock”). In total, for 3,262 shares of Series C1 Preferred Stock to be surrendered, we issued 3,262 shares of Series C2 Preferred Stock.

On September 19, 2018, we issued a promissory note to an investor for $50,000 in aggregate principal amount of a 6% promissory note for an aggregate purchase price of $52,500 (representing a $2,500 original issue discount). Pursuant to the promissory note the entire unpaid principal balance on the promissory note together with all accrued and unpaid interest and loan origination fees, if any, at the choice of the investor, shall be due and payable in full from the funds received from a financing of at least $2,000,000, or at the option of the investor, to be included in the our financing under the same terms as the new investors with the most favorable terms making a cash investment. If we do not complete a financing of at least $2,000,000 within 90 days of the execution of this promissory note, any unpaid amounts shall be due in full to the investor and shall accrue interest at 12% (instead of 6%) per annum from the date thereof (90 days after execution), if not paid in full. In addition, the investor will be granted 500,000 warrants under this promissory note. The warrants shall be issued and vest upon the financing of at least $2,000,000 and expire on the third anniversary of said financing. The warrant exercise price shall be set at the same price as for warrants granted to the investors with the most favorable terms as part of any $2,000,000 or more financing or $0.25, whichever is lower. The warrants shall have standard anti-dilution features to protect the holder from dilution due to down rounds of financing. As of December 31, 2018, we had not repaid the note and therefore the accrued interest rate increased to 12%.

On July 1, 2019, we entered into a loan agreement with Accilent Capital Management Inc/Rev Royalty Income and Growth Trust (“Accilent”), providing for the purchase by Rev of an unsecured promissory note in the principal amount of $49,389 (CAD$ 65,500). The note was fully funded on July 9, 2019 (net of a 8% original issue discount and other expenses). The note bears an interest rate of 16% and was due and payable on September 11, 2019. Following maturity, demand, default, or judgment and until actual payment in full, interest rate shall be paid at the rate of 19% per annum. We will issue warrants to purchase one common share for each warrant held in the aggregate amount of 215,000 warrants at an exercise price of $0.25 per warrant, or alternatively, the same price as for warrants granted to investors as part of our financing subject to adjustment and exercisable within 3 years from issuance (the “Initial Warrants”). In the event that the common shares of the Issuer were not listed on the TSX Venture Exchange pursuant to the “Transaction” on or prior to September 1, 2019, an additional 100,000 warrants will be issued at an exercise price equal to the lesser of $0.25 or the price of the next issuance of common shares of the Issuer (the “Revised Exercise Price”). Further, the exercise price of the Initial Warrants will adjust to the Revised Exercise Price has stated herein. As of December 31, 2019, $57,946 remained outstanding, which included a fee of $3,951 and accrued interest of $4,606.

On December 5, 2019, we entered into an exchange agreement with Aquarius. Pursuant to this agreement, we will exchange $145,544 of debt outstanding for: 291,088 common stock shares; 145,544 warrants to purchase common stock shares at a strike price of $0.25; and 145,544 warrants to purchase common stock shares at a strike price of $0.75.

On January 6, 2020, we entered into an exchange agreement with Jones Day. We will exchange $1,744,768 of debt outstanding for: $175,000, an unsecured promissory note in the amount of $550,000; due 13 months form the date of issuance, that may be called at any time prior to maturity upon a payment of $150,000; and an unsecured promissory note in the principal amount of $444,768, bearing an annualized interest rate of 6.0% and due in four equal annual installments beginning on the second anniversary of the date of issuance.

On January 16, 2020, we entered into an exchange agreement with GPB. This exchange agreement which has not been completed will call for the exchange of $3,360,811 of debt outstanding as of December 12, 2019 for: cash of $1,500,000; 1,860,811 common stock shares; 7,185,000 warrants to purchase common stock shares at a strike price of $0.20 for the 2016 warrants issued; 1,860,811 warrants to purchase common stock shares at a strike price of $0.25; 3,721,622 warrants to purchase common stock shares at a strike price of $0.75; and 2,791 series D preferred stock shares (each Series D preferred stock share converts into 3,000 shares of the Company’s common stock shares). If we are able to raise capital in excess of $4,000,000, the exchange amounts shall be adjusted. If the financing is between $4,000,000 and $4,900,000, for every $100,000 raised in excess of $4,000,000 we will pay an additional $50,000 to pay down debt. If between $5,000,000 and $6,000,000 is raised thru financings, we will pay an additional $1,000,000 to pay down debt. If the financing is in excess of $6,000,000 then we will pay the entire debt balance outstanding. In the event of alternative financings, we may elect to pay GPB a total of $1,500,000 in cash to GPB at which time GPB shall waive any security interest in our assets, and GPB shall exchange any remaining debt from the notes into the Series D unit offering. GPB shall have the right to convert the outstanding notes into equity, but not the obligation. A 9.99% blocker shall be in effect such that GPB agrees to restrict its holdings of our common stock shares to less than 9.99% of the total number of our outstanding common stock shares at any one point in time. All royalty payments owed to GPB pursuant thereto shall remain our obligations to GPB and shall remain in full force and effect. We shall have 8 months from the execution date of this exchange agreement, subject to early termination as forth below (in “forbearance agreement”). We shall be entitled to extend the forbearance agreement for four additional months for a $50,000 per month payment. If after the financing is completed and in the event of future financings or significant collaborations with a partner generating sales greater than $1,000,000, we agree to buy back $500,000 of the Series D preferred stock shares. The interest rate will revert to their original non default rates. Also, all existing warrants issued prior to exchange agreement will be canceled.

On March 31, 2020, we entered into a securities purchase agreement with Auctus Fund, LLC for the issuance and sale to Auctus of $112,750 in aggregate principal amount of a 12% convertible promissory note. On March 31, 2020, we issued the note to Auctus and issued 250,000 five-year common stock warrants at an exercise price of $0.16. On April 3, 2020, we received net proceeds of $100,000. The note matures on January 26, 2021 and accrues interest at a rate of 12% per year. We may not prepay the note, in whole or in part. After the 90th calendar day after the issuance date, and ending on the later of maturity date and the date of payment of the default amount, Auctus may convert the note, at any time, in whole or in part, provided such conversion does not provide Auctus with more than 4.99% of the outstanding common share stock. The conversion may be made converted into shares of the our common stock, at a conversion price equal to the lesser of: (i) the lowest Trading Price during the twenty-five (25) trading day period on the latest complete trading prior to the issue date and (ii) the variable conversion price (55% multiplied by the market price, market price means the lowest trading price for the common stock during the twenty-five (25) trading day period ending on the latest complete trading day prior to the conversion date. Trading price is the lowest trade price on the trading market as reported. The note includes customary events of default provisions and a default interest rate of 24% per year.

On June 23, 2020, we entered into an exchange agreement with Mr. Clavijo. Based on this agreement we exchanged outstanding payables, in the amount of $135,213 of debt outstanding for: $10,213 in cash; 500,000 restricted common stock shares; and 250,000 warrants issued to purchase common stock shares at a strike price of $0.50.

In June and July 2020, we sold an aggregate of 1,635.50 shares of Series E preferred stock to certain accredited investors pursuant to certain securities purchase agreements at a price of $1,000 per share. Each Series E preferred stock share converts into 4,000 shares of our common stock shares. The Series E preferred stock will have cumulative dividends at the rate per share of 8% per annum. The stated value of the Series E preferred stock is $1,000.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
3.1	Restated Certificate of Incorporation, as amended through November 3, 2016 (incorporated by reference to Exhibit 3.1 to the annual report on Form 10-K filed March 15, 2016)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed March 23, 2012)
3.3	Amended and Restated Certificate of Incorporation, (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K, filed November 15, 2018)
3.4
Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

3.5*	Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the amended registration statement on Form S-1/A (No. 333-22429) filed April 24, 1997)
4.2	Secured Promissory Note, dated September 10, 2014 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed September 10, 2014)
4.3	Amendment #1 to Secured Promissory Note, dated March 10, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 19, 2015)
4.4	Amendment #2 to Secured Promissory Note, dated May 4, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed May 7, 2015)
4.5	Amendment #3 to Secured Promissory Note, dated June 1, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed June 5, 2015)
4.6	Amendment #4 to Secured Promissory Note, dated June 16, 2015 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed June 30, 2015)
4.7	Amendment #5 to Secured Promissory Note, dated June 29, 2015 (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed June 30, 2015)
4.8	Amendment #6 to Secured Promissory Note, dated January 20, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed February 16, 2016)
4.9	Amendment #7 to Secured Promissory Note, dated February 11, 2016 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed February 16, 2016)
4.10	Amendment #8 to Secured Promissory Note, dated March 7, 2016 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed March 7, 2016)
4.11	Senior Secured Convertible Note, dated February 12, 2016 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed February 12, 2016)
4.12	Form of Exchange Note (GPB) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed December 7, 2016)
4.13	10% OID Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed December 30, 2016)
4.14	Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed February 16, 2017)
4.15	Form of Warrant (Standard Form) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 14, 2010)
4.16	Form of Warrant (InterScan) (incorporated by reference to Exhibit 4.13 to the annual report on Form 10-K for the year ended December 31, 2013, filed March 27, 2014)
4.17	Form of Warrant (November 2011 Private Placement) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K/A, filed November 28, 2011)
4.18	Form of Warrant (Series B-Tranche A) (incorporated by reference to Exhibit 10.2 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013)
4.19	Form of Warrant (Series B-Tranche B) (incorporated by reference to Exhibit 10.3 to amendment no. 1 to the current report on Form 8-K, filed May 23, 2013)
4.20	Form of Warrant (Regulation S) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K, filed September 8, 2014)

4.21	Form of Warrant (2014 Public Offering Placement Agent) (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed December 4, 2014)
4.22	Form of Warrant (2014 Public Offering Warrant Exchanges) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed June 30, 2015)
4.23	Form of Warrant (Series C) (incorporated by reference to Exhibit 4.3 to the current report on Form 8-K filed June 30, 2015)
4.24	Form of Warrant (Senior Secured Convertible Note) (incorporated by reference to Exhibit 10.5 to the current report on Form 8-K filed February 12, 2016)
4.25	Form of Warrant (Series B-Tranche B Exchanges; GPB Exchange) (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K filed June 14, 2016)
4.26	Common Stock Purchase Warrant (Convertible Promissory Note) (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K filed February 16, 2017)
4.27
Senior Secured Convertible Note, dated December 17, 2019, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

4.28
Common Stock Warrant, dated December 17, 2019, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

4.29	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
4.30	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
4.31	Form of 12% debenture (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
4.32	Form of Warrant (Exchange Agreements) (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
4.33	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
5.1*	Opinion of Ellenoff Grossman & Schole LLP
10.1	1995 Stock Plan and form of Stock Option Agreement (incorporated by reference to Exhibit 10.2 to the registration statement on Form S-1 (No. 333-22429) filed February 27, 1997)
10.2	2005 Amendment to 1995 Stock Plan (incorporated by reference to Appendix 1 to the proxy statement on Schedule 14A, filed May 10, 2005)
10.3	2010 Amendment to 1995 Stock Plan (incorporated by reference to Exhibit 10.3 to the registration statement on Form S-8 (File No. 333-178261), filed December 1, 2011)
10.4	2012 Amendment to 1995 Stock Plan (incorporated by reference to Annex 1 to the proxy statement on Schedule 14A, filed April 30, 2012)
10.5	Securities Purchase Agreement (Series C), dated June 29, 2015 (incorporated by reference to Exhibit 10.6 to the current report on Form 8-K filed June 30, 2015)
10.6	Registration Rights Agreement (Series C), dated June 29, 2015 (incorporated by reference to Exhibit 10.7 to the current report on Form 8-K filed June 30, 2015)
10.7	Form of Joinder Agreement (Series C) (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed July 13, 2015)
10.8	Interim Securities Purchase Agreement (Series C), dated September 3, 2015 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed September 3, 2015)
10.9	Securities Purchase Agreement (Senior Secured Convertible Note), dated February 11, 2016 (incorporated by reference to Exhibit 10.3 to the current report on Form 8-K filed February 12, 2016)
10.10	Security Agreement (Senior Secured Convertible Note), dated February 11, 2016 (incorporated by reference to Exhibit 10.4 to the current report on Form 8-K filed February 12, 2016)
10.11	Royalty Agreement, dated September 6, 2016, between the Company and Imhoff and Maloof (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed September 8, 2016)
10.12
Agreement between Shandong Yaohua Medical Instrument Corporation and Guided Therapeutics, Inc., Confidential, Final 22 January 2017 (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed January 26, 2017)

10.13	Guided Therapeutics-Shenghuo Medical Agreement, 22 Jan 2017 (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K filed January 26, 2017)
10.14	Securities Purchase Agreement, dated as of February 12, 2018, by and between Guided Therapeutics, Inc. and Adar Bays, LLC
10.15
Securities Purchase Agreement, dated as of February 22, 2018, by and between Guided Therapeutics, Inc. and Power Up (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.16
Lease Modification, dated as of February 23, 2018, by and between Guided Therapeutics, Inc. and TREA Infill Industrial Atlanta, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.17
Securities Purchase Agreement, dated as of March 12, 2018, by and between Guided Therapeutics, Inc. and Eagle Equities, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.18
Securities Purchase Agreement, dated as of May 17, 2018, by and between Guided Therapeutics, Inc. and GHS Investments, Inc (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.19
Securities Purchase Agreement, dated as of March 20, 2018, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.20
Securities Purchase Agreement, dated as of April 30, 2018, by and between Guided Therapeutics, Inc. and Power Up (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.21
Securities Purchase Agreement, dated as of June 7, 2018, by and between Guided Therapeutics, Inc. and Power Up (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.22
Securities Purchase Agreement, dated as of June 22, 2018, by and between Guided Therapeutics, Inc. and GHS Investments, Inc (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.23
Securities Purchase Agreement, dated as of July 3, 2018, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.24	Promissory Note, dated as of August 22, 2018, by and between Guided Therapeutics, Inc. and Mr. Case (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
10.25
Exchange Agreements, dated as of August 31, 2018, by and between Guided Therapeutics, Inc. and Series C1 Preferred Stockholders in exchange for Series C2 Preferred Stock. (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K filed September 6, 2018)

10.26
Promissory Note, dated as of September 19, 2018, by and between Guided Therapeutics, Inc. and Mr. Gould (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.27
Exchange Agreement, dated as of September 30, 2018, by and between Guided Therapeutics, Inc. and Dr. Faupel (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.28
Exchange Agreement, dated as of September 30, 2018, by and between Guided Therapeutics, Inc. and Dr. Cartwright (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.29
Equity Financing Agreement, dated as of March 1, 2018, by and between Guided Therapeutics, Inc. and GHS Investments, Inc (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.30
Purchase and Sale Agreement, dated as of February 14, 2019, by and between Guided Therapeutics, Inc. and Everest Business Funding (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.31
Promissory Note, dated as of February 15, 2019, by and between Guided Therapeutics, Inc. and Mr. Gould (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.32
Securities Purchase Agreement, dated as of March 29, 2019, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.33
Securities Purchase Agreement, dated as of May 15, 2019, by and between Guided Therapeutics, Inc. and Eagle Equities, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.34
Securities Purchase Agreement, dated as of May 15, 2019, by and between Guided Therapeutics, Inc. and Adar Bays, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.35
Loan Agreement, dated as of July 1, 2019, by and between Guided Therapeutics, Inc. and Accilent Capital Management Inc. / Rev Royalty Trust Income and Growth Trust (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.36
License Agreement Modification, dated as of July 24, 2019, by and between Guided Therapeutics, Inc. and Shandong Medical Instrument Corporation (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.37
Addendum to the Exchange Agreement, dated as of September 30, 2018, by and between Guided Therapeutics, Inc. and Dr. Faupel (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.38
Addendum to the Exchange Agreement, dated as of September 30, 2018, by and between Guided Therapeutics, Inc. and Dr. Cartwright (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.39
Exchange Agreement, dated as of December 5, 2019, by and between Guided Therapeutics, Inc. and Aquarius (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.40
Securities Purchase Agreement, dated as of December 17, 2019, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.41
Security Agreement, dated December 17, 2019, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.42
Registration Rights Agreement, dated December 17, 2019, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.43
Form of Securities Purchase Agreement between the Guided Therapeutics, Inc. and investors set forth therein (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.44	Form of Security Agreement between the Guided Therapeutics, Inc. and investors set forth therein (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
10.46	Securities Purchase Agreement (Series D), dated December 30, 2019 (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
10.47	Registration Rights Agreement (Series D), dated December 30, 2019 (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
10.48	Form of Joinder Agreement (Series D), dated December 30, 2019 (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
10.49
Form of Exchange Agreement, dated as of December 30, 2019, by and between Guided Therapeutics, Inc. and Investors (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.50	Exchange Agreement, dated as of December 30, 2019, by and between Guided Therapeutics, Inc. and K2 (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)
10.51
Exchange Agreement, dated as of December 30, 2019, by and between Guided Therapeutics, Inc. and Mr. Blumberg (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.52
Exchange Agreement, dated as of December 30, 2019, by and between Guided Therapeutics, Inc. and Dr. Imhoff (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.53
Exchange Agreement, dated as of January 6, 2020, by and between Guided Therapeutics, Inc. and Jones Day Law Firm (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.54
Finder’s Fee Agreement, dated as of January 6, 2020, by and between Guided Therapeutics, Inc. and Iron Stone Capital (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.55
Promissory Note, dated as of January 15, 2020, by and between Guided Therapeutics, Inc. and IRTH Communications, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.56
Exchange Agreement, dated as of January 16, 2020, by and between Guided Therapeutics, Inc. and GPB Debt Holdings II, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.57
Promotional Agreement, dated as of January 22, 2020, by and between Guided Therapeutics, Inc. and Blumberg & Bowles Consulting, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.58
Securities Purchase Agreement, dated as of March 31, 2020, by and between Guided Therapeutics, Inc. and Auctus Fund, LLC (incorporated by reference to Exhibit 3.4 to the annual report on Form 10-K, filed April 20, 2020)

10.59	2018 Stock Option Plan of the Registrant (incorporated by reference to Annex B of Definitive Proxy Statement filed October 11, 2018)
10.60	Form Securities Purchase Agreement for Series E Preferred Stock
10.61	Exchange Agreement, dated as of June 23, 2020, by and between Guided Therapeutics, Inc. and James Clavijo
21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 to the registration statement on Form S-1 (No. 333-169755) filed October 5, 2010)
23.1*	Consent of UHY LLP
23.2*	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney
101.1*	Interactive Data File

*Filed herewith
** To be filed by amendment

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on October 7, 2020.

GUIDED THERAPEUTICS, INC.

By:	/s/ Gene Cartwright
Name:	Gene Cartwright
Title:	President and Chief Executive Officer and Acting Chief Financial Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors Guided Therapeutics, Inc., a Delaware corporation, do hereby constitute and appoint Gene Cartwright and Mark Faupel, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gene S. Cartwright Gene S. Cartwright	President, Chief Executive Officer and Acting Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)	October 7, 2020

/s/ Mark Faupel Mark Faupel	Chief Operating Officer and Director	October 7, 2020

/s/ Michael C. James Michael C. James	Chairman of the Board and Director	October 7, 2020

/s/ John E. Imhoff John E. Imhoff	Director	October 7, 2020

/s/ Richard P. Blumberg Richard P. Blumberg	Director	October 7, 2020